                                                                    Exhibit 4.1

                           FOOD 4 LESS HOLDINGS, INC.
                                      AND
                         FOOD 4 LESS SUPERMARKETS, INC.

                                CREDIT AGREEMENT


                 This CREDIT AGREEMENT is dated as of June 14, 1995 and entered into by and among FOOD 4 LESS HOLDINGS, INC., a Delaware corporation ("NEW HOLDINGS"), FOOD 4 LESS SUPERMARKETS, INC., a Delaware corporation ("FOOD 4 LESS"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), BANQUE INDOSUEZ, BANQUE PARIBAS, BARCLAYS BANK PLC, and CREDIT LYONNAIS CAYMAN ISLAND BRANCH, as co-agents for Lenders (each individually referred to herein as a "CO-AGENT" and collectively as "CO-AGENTS"), BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION, THE CHASE MANHATTAN BANK, N.A., CAMPAGNIE FINANCIERE DE CIC ET DE L'UNION EUROPEENNE, CREDIT SUISSE, THE MITSUBISHI TRUST AND BANKING CORPORATION, NATWEST BANK N.A., UNION BANK, UNITED STATES NATIONAL BANK OF OREGON and WELLS FARGO BANK, N.A., as co-arrangers for Lenders (each individually referred to herein as a "CO-ARRANGER" and collectively as "CO-ARRANGERS"), and BANKERS TRUST COMPANY ("BANKERS"), as administrative agent for Lenders (in such capacity, "AGENT").


                                R E C I T A L S

                 WHEREAS, prior to the consummation of the transactions referred to herein, F4L Parent (capitalized terms used herein without definition shall have the meanings set forth in Section 1 below) has merged with and into Old Holdings with Old Holdings being the surviving corporation;

                 WHEREAS, in order to effect the reincorporation of Old Holdings as a Delaware corporation, Old Holdings has merged with and into New Holdings with New Holdings being the surviving corporation and, as a result of the Reincorporation Merger, New Holdings has succeeded to all of the rights and obligations of Old Holdings;

                 WHEREAS, pursuant to the Merger Agreement, Holdings and Food 4 Less will acquire all of the outstanding capital stock of Ralphs Supermarkets;





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                 WHEREAS, Holdings and Food 4 Less will effect the acquisition of all of the outstanding capital stock of Ralphs Supermarkets (a) by Holdings making a cash payment to the Sellers of approximately $100,000,000 and issuing the Seller Debentures and $18,500,000 initial accreted value of Holdings Discount Debentures to the Sellers in consideration for approximately 48% of the issued and outstanding capital stock of Ralphs Supermarkets, which capital stock will thereupon be contributed by Holdings to Food 4 Less, and (b) upon receipt of such capital stock, by merging Food 4 Less with and into Ralphs Supermarkets with Ralphs Supermarkets being the surviving corporation and the Sellers receiving a cash payment of approximately $275,900,000 in consideration for the remaining approximately 52% of the issued and outstanding capital stock of Ralphs Supermarkets;

                 WHEREAS, immediately upon consummation of the RSI Merger, Ralphs Grocery will be merged with and into Ralphs Supermarkets, with Ralphs Supermarkets being the surviving corporation, and immediately upon consummation of the RGC Merger, Ralphs Supermarkets' name will be changed to "Ralphs Grocery Company";

                 WHEREAS, to effect the Acquisition as herein described, (a) Holdings (i) is offering to purchase for cash all of the Holdings Discount Notes for an aggregate amount not to exceed $85,500,000 and (ii) is soliciting consents from holders of the Holdings Discount Notes to certain amendments to the Holdings Discount Note Indenture, (b) Food 4 Less (i) is offering to holders of the Old F4L Senior Notes and the Old F4L Senior Subordinated Notes to exchange such notes for New F4L Senior Notes and the New F4L Senior Subordinated Notes, respectively, and a cash payment, and (ii) is soliciting consents from holders of the Old F4L Senior Notes and the Old F4L Senior Subordinated Notes to certain amendments to the Old F4L Senior Note Indenture and the Old F4L Senior Subordinated Note Indenture, and (c) Food 4 Less (i) is offering to holders of the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes to exchange not less than a majority in aggregate principal amount of such notes for an equivalent aggregate principal amount of the New RGC Senior Subordinated Notes and a cash payment, (ii) is offering to purchase for cash at 101% of the principal amount thereof the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes in excess of the minimum required exchange amount and (iii) is soliciting consents from holders of the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes to certain amendments to the Old RGC 9% Subordinated Note Indenture and the Old RGC 10-1/4% Subordinated Note Indenture;

                 WHEREAS, as a result of the change of control of Ralphs Supermarkets effected by the Acquisition, Company will thereafter offer to purchase any then outstanding Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes for a purchase price of 101% of the principal amount thereof plus accrued interest;





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                 WHEREAS, in order to finance (a) the payment of the
approximately $375,900,000 cash purchase consideration to the Sellers and management stockholders and option holders in connection with the Acquisition,
(b) the refinancing of approximately $615,500,000 of existing indebtedness of Food 4 Less and Ralphs Grocery, (c) the payment of up to $22,800,000 pursuant to the provisions of the equity appreciation rights of Ralphs Supermarkets, (d) the purchase of not less than $19,000,000 and up to $30,000,000 in Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes in the Ralphs Grocery Offers described herein, (e) the repayment in full of the principal amount of the Holdings Discount Notes plus accrued interest and premiums thereon in an aggregate amount not to exceed $85,500,000, and (f) the payment of up to $173,000,000 in fees, expenses, premiums and other costs in connection with the Acquisition, (i) Holdings will receive not less than $140,000,000 in proceeds from the issuance of preferred stock in a private placement, (ii) Holdings will issue the Seller Debentures in an aggregate principal amount of $131,500,000 to the Sellers, (iii) Holdings will issue the Holdings Discount Debentures in an initial accreted value of not less than $100,000,000, (iv) the management of Ralphs Grocery will invest not less than $10,000,000 in cash contributions in Food 4 Less (in the form of a cancellation of their rights to receive certain cash payments upon consummation of the RSI Merger), (v) Lenders have agreed to make the Term Loans to Food 4 Less in an aggregate amount of up to $600,000,000 and Revolving Lenders have agreed to make up to $13,500,000 (less an amount equal to the aggregate accreted value of the Holdings Discount Notes outstanding as of the Closing Date) of Revolving Loans to Food 4 Less and (vi) Food 4 Less will receive not less than $450,000,000 in aggregate proceeds from the issuance of New F4L Senior Notes and New RGC Senior Subordinated Notes in the Public Offering;

                 WHEREAS, in addition to the Revolving Loans made to Food 4 Less on the Closing Date, Company has requested that Revolving Lenders provide a revolving credit facility which shall allow for the making of Revolving Loans and the issuance of Letters of Credit to meet the working capital requirements and general corporate purposes of Company and its Subsidiaries;

                 WHEREAS, Holdings has agreed to guaranty the Obligations of Company and to secure such guaranty by pledging to Agent on behalf of Lenders all of the capital stock of Company; and

                 WHEREAS, each of Company's Subsidiaries has agreed to guaranty the Obligations of Company, and Company has agreed to secure its Obligations as the borrower hereunder and each of Company's Subsidiaries has agreed to secure its guaranty by pledging (a) all of the capital stock of the Subsidiaries owned by it, (b) certain of its personal property and (c) certain of its interests in real property.





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

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Company, Lenders, Co-Agents, Co-Arrangers and Agent agree as follows:


SECTION 1.       DEFINITIONS

1.1      CERTAIN DEFINED TERMS.

                 The following terms used in this Agreement shall have the following meanings:

                 "ACQUISITION" means the consummation of the RSI Merger in accordance with the terms of the Merger Agreement, which shall result in Holdings owning all of the outstanding capital stock of Ralphs Supermarkets.

                 "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for U.S. Dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of that Reference Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 A.M. (New York City time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if any Reference Lender fails to provide Agent with its aforementioned quotation then the Adjusted Eurodollar Rate shall be determined based on the quotation(s) provided to Agent by the other Reference Lender(s).

                 "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

                 "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (ii) the ownership of more





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than 10% of the voting securities of that Person; provided that Bankers Trust
New York Corporation and each of its Affiliates (as defined above) shall not be considered to be an "Affiliate" of Holdings or any of its Subsidiaries.

                 "AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor administrative agent appointed pursuant to subsection 10.5A.

                 "AGREEMENT" means this Credit Agreement dated as of June 14, 1995, as it may be amended, supplemented or otherwise modified from time to time.

                 "ALPHA BETA" means Alpha Beta Company, a California corporation.

                 "AMOUNT OF UNFUNDED BENEFIT LIABILITY" means, with respect to any Pension Plan, (i) if set forth on the most recent actuarial valuation report with respect to such Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and (ii) otherwise, the excess of (a) the greater of the current liability (as defined in Section 412(l)(7) of the Internal Revenue Code) or the actuarial present value of the accrued benefits with respect to such Pension Plan over (b) the market value of the assets of such Pension Plan.

                 "APPLICABLE BASE RATE MARGIN" means, as of any date of determination, (i) 1.25% per annum in the event that (a) the Interest Coverage Ratio is equal to or greater than 2.00:1.00 and (b) the aggregate outstanding principal amount of Term Loans is less than $600,000,000; (ii) notwithstanding clause (i), 1.00% per annum in the event that (a) the Interest Coverage Ratio is equal to or greater than 2.50:1.00 and (b) the aggregate outstanding principal amount of Term Loans is less than $525,000,000; and (iii) 1.50% per annum in the event that neither of the foregoing clauses (i) or (ii) is applicable, including for the period from the Closing Date until a Margin Determination Certificate is delivered pursuant to subsection 6.1(xviii) establishing that either of clause (i) or clause (ii) is applicable.

                 "APPLICABLE EURODOLLAR MARGIN" means, as of any date of determination, (i) 2.50% per annum in the event that (a) the Interest Coverage Ratio is equal to or greater than 2.00:1.00 and (b) the aggregate outstanding principal amount of Term Loans is less than $600,000,000; (ii) notwithstanding clause (i), 2.25% per annum in the event that (a) the Interest Coverage Ratio is equal to or greater than 2.50:1.00 and (b) the aggregate outstanding principal amount of Term Loans is less than $525,000,000; and (iii) 2.75% per annum in the event that neither of the foregoing clauses (i) or (ii) is applicable, including for the period from the Closing Date until a Margin Determination Certificate is delivered pursuant to subsection 6.1(xviii) establishing that either of clause (i) or clause (ii) is applicable.





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                 "ASSET SALE" means (i) the sale, lease, assignment or other transfer (whether voluntary or involuntary) for value (collectively, a "transfer") by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (a) any of the stock of any of Company's Subsidiaries, (b) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (c) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries, excluding (1) any Cash Equivalents or inventory sold in the ordinary course of business, (2) any such transfer to the extent that the aggregate value of the stock or assets transferred in any single transaction or related series of transactions is equal to $50,000 or less, or $1,000,000 or less in the aggregate in any Fiscal Year for all such excluded transfers and all excluded occurrences described in clause (ii) below, and (3) any transfer in an arm's-length transaction by Company or a Subsidiary of Company to a Developer of a Development Site constituting a Development Investment permitted under subsection 7.3(vii), or (ii) the occurrence of any complete or partial loss, damage or destruction of any assets of Company or any of its Subsidiaries giving rise to insurance proceeds, excluding any such occurrence to the extent that the aggregate value of the assets lost, destroyed or damaged in any single occurrence or related series of occurrences is equal to $50,000 or less, or $1,000,000 or less in the aggregate in any Fiscal Year for all such excluded occurrences and all excluded transfers described in clause (i)(2) above.

                 "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit XXII annexed hereto.

                 "AUDITOR'S LETTER" means each of (i) a letter, substantially in the form of Exhibit XXIII-A annexed hereto, acknowledged and agreed to by Company and Arthur Andersen LLP and (ii) a letter, substantially in the form of
Exhibit XXIII-B annexed hereto, acknowledged and agreed to by Company and KPMG Peat Marwick LLP, each of which shall be delivered to Agent pursuant to subsection 4.1W, and "AUDITOR'S LETTERS" shall mean both of such letters, collectively.

                 "BANKERS" has the meaning assigned to that term in the introduction to this Agreement.

                 "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                 "BASE RATE" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is .50% per annum in excess of the Federal Funds Effective Rate.

                 "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.





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                 "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of California or is a day on which banking institutions located in the State of New York or in the State of California are authorized or required by law or other governmental action to close.

                 "CALA" means Cala Co., a Delaware corporation.

                 "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

                 "CASH" means money, currency or a credit balance in a Deposit Account.

                 "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) repurchase agreements with respect to, and which are fully secured by a security interest in, obligations of the type described in clause
(i) or clause (ii) above and are with any commercial bank described in clause
(iv) above.

                 "CASH PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.





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                 "CERTIFICATE RE NON-BANK STATUS" means a certificate in form and substance satisfactory to Agent delivered by a Lender to Agent pursuant to subsection 2.7B(iii) pursuant to which such Lender certifies that it is not (i) a "bank" as such term is defined in subsection 881(c)(3) of the Internal Revenue Code; (ii) a 10 percent shareholder of Company within the meaning of
Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Internal Revenue Code; or
(iii) a "controlled" foreign corporation related to Company within the meaning of Section 864(d)(4) of the Internal Revenue Code.

                 "CHANGE OF CONTROL" means any of (a) the failure at any time of Ronald W. Burkle (other than as a result of death or incapacity) to have economic ownership of, directly or indirectly (including through his ownership interest in the Yucaipa Investors), a percentage (calculated without regard to any dilution resulting from (i) the accretion on the Holdings Preferred Stock,
(ii) the exercise of warrants to purchase Holdings Voting Stock which are outstanding on the Closing Date; provided, however, that in the event any such warrant (of which Ronald W. Burkle has direct or indirect economic ownership on the Closing Date) is exercised, in addition to the percentage of Holdings Voting Stock otherwise required to be maintained under this clause (a), Ronald
W. Burkle shall continue to have economic ownership of, directly or indirectly (including through his ownership interest in the Yucaipa Investors), at least 50% of the number of shares of Holdings Voting Stock in which he had such economic interest under such warrant on the Closing Date, or (iii) the exercise of employee stock options) of issued and outstanding shares of Holdings Voting Stock, which percentage shall be at least 50% of the percentage of the issued and outstanding Holdings Voting Stock economically owned, directly or indirectly (including through his ownership interest in the Yucaipa Investors), by Ronald W. Burkle on the Closing Date, (b) the failure at any time of Yucaipa and the Yucaipa Investors collectively to beneficially own and control and to have economic ownership of, directly or indirectly, a percentage (calculated without regard to any dilution resulting from (i) the accretion on the Holdings Preferred Stock, (ii) the exercise of warrants to purchase Holdings Voting Stock which are outstanding on the Closing Date; provided, however, that in the event any such warrant (of which the Yucaipa Investors have direct or indirect economic ownership on the Closing Date) is exercised, in addition to the percentage of Holdings Voting Stock otherwise required to be maintained under this clause (b), Yucaipa and The Yucaipa Investors collectively shall continue to have economic ownership of, directly or indirectly, at least 50% of the number of shares of Holdings Voting Stock in which they had such economic interest under such warrant on the Closing Date, or (iii) the exercise of employee stock options) of issued and outstanding Holdings Voting Stock, which percentage shall be at least 50% of the percentage of the issued and outstanding Holdings Voting Stock beneficially owned and controlled or economically owned, directly or indirectly, by Yucaipa and the Yucaipa Investors collectively on the Closing Date, (c) the failure at any time of Ronald W. Burkle, directly or indirectly, to have the ability to elect a majority of the members of the Board of Directors of Holdings and of Company; provided that no Change in Control shall be deemed to have occurred under this clause (c) as a result of the death or





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incapacity of Ronald W. Burkle for a period of 60 days after such death or incapacity, (d) the failure at any time of Holdings to beneficially own and control 100% of the issued and outstanding shares of capital stock of Company or the failure at any time of Holdings to have the ability to elect all of the Board of Directors of Company, or (e) the occurrence of any "Change of Control" as defined in any of the Subordinated Debt Indentures or the Senior Debt Indentures. As used herein, the term "beneficially own" or "beneficial ownership" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "CHANGE OF CONTROL OFFER" means an offer by Company, following the Mergers, to holders of Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes who did not exchange or sell such notes pursuant to the Ralphs Grocery Offers to purchase such holders' Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes at 101% of the principal amount thereof, together with accrued interest thereon to the date of purchase.

                 "CHANGE OF CONTROL PURCHASE DATE" means the date, which shall be not later than 91 days after the Closing Date, on which Company purchases any or all of the then outstanding Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes pursuant to the Change of Control Offer.

                 "CLASS" means, with respect to Lenders, each class of Lenders under this Agreement, with there being two separate classes of Lenders, i.e.,
(i) Lenders having Tranche A Term Loan Exposure and/or Revolving Loan Exposure (taken together as a single class) and (ii) Lenders having Tranche B Term Loan Exposure, Lenders having Tranche C Term Loan Exposure and/or Lenders having Tranche D Term Loan Exposure (taken together as a single class).

                 "CLOSING DATE" means the date on or before June 30, 1995, on which the initial Loans are made.

                 "CO-AGENTS" has the meaning assigned to that term in the introduction to this Agreement.

                 "CO-ARRANGERS" has the meaning assigned to that term in the introduction to this Agreement.

                 "COLLATERAL" means all the real, personal and mixed property made subject to a Lien pursuant to the Collateral Documents.

                 "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Collateral Account Agreement.





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

                 "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by Company and Agent on the Closing Date, substantially in the form of Exhibit XXV annexed hereto, pursuant to which Company may pledge cash to Agent to secure the obligations of Company to reimburse Issuing Lenders for payments made under one or more Letters of Credit as provided in Section 8, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                 "COLLATERAL DOCUMENTS" means the Holdings Pledge Agreement, the Pledge Agreements, the Security Agreement, the Trademark Security Agreement, the Deposit Accounts Security Agreement, the Deeds of Trust, the F4L GM Security Agreement, the Collateral Account Agreement and all other instruments or documents delivered by Holdings, Company or any of Company's Subsidiaries in order to grant to Agent Liens on any of their respective property.

                 "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

                 "COMMITMENT FEE PERCENTAGE" means .50% per annum.

                 "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

                 "COMPANY" means, prior to the RSI Merger, Food 4 Less; upon consummation of the RSI Merger and prior to consummation of the RGC Merger, Ralphs Supermarkets; and, upon the consummation of the RGC Merger, Ralphs Grocery.

                 "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit X annexed hereto delivered to Agent and Lenders by Company pursuant to subsection 6.1(iv).

                 "CONSOLIDATED ADJUSTED EBITDA" means, for any period, without duplication, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Cash Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) Restructuring Charges and (vii) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

                 "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, an amount equal to (i) the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases





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

which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "property, plant or equipment" or comparable items reflected in the consolidated balance sheets of Company and its Subsidiaries plus (b) to the extent not covered by clause (i)(a) of this definition, the aggregate of all expenditures by Company and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets (other than current assets consisting of inventory or accounts receivable) of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Company minus (ii) the sum of (a) Consolidated Capital Expenditures (as defined in clause (i) above) constituting Development Investments permitted under subsection 7.3(vii), (b) the proceeds of Indebtedness permitted under subsections 7.1(iii) and 7.1(viii), (c) an amount equal to the proceeds received by Company or any of its Subsidiaries from a sale-leaseback transaction of a store or equipment permitted under subsection
7.10 so long as such transaction occurs within 180 days of the completion of such store or acquisition of such equipment and to the extent prior expenditures, up to an equivalent amount for the asset so sold and leased back, constituted Consolidated Capital Expenditures (as defined above) in such period or in any prior period, and (d) expenditures in an amount not to exceed the proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments received from third parties, so long as such expenditures were made for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received and so long as such expenditures are made not later than 18 months of the occurrence of the damage to or loss of the assets being replaced or repaired; provided that, solely for purposes of the calculations made under subsection 7.8 for the period commencing on the Closing Date and ending on January 28, 1996, the exclusions set forth in clauses (b) and (c) of clause (ii) above shall not be applicable in determining "Consolidated Capital Expenditures."

                 "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, total interest expense net of any interest income received in Cash by Company or any of its Subsidiaries (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, plus all dividends on capital stock of Company paid or payable in Cash and used by Holdings to pay interest on Indebtedness of Holdings, including without limitation the Holdings Discount Debentures, the Holdings Discount Notes and the Seller Debentures, but excluding, however, (i) any amounts referred to in subsection 2.3 payable to Agent and Lenders on or before the Closing Date, (ii) any interest expenses not payable in Cash (including amortization of discounts and amortization of debt issuance costs), and (iii) the fees, costs and expenses payable by Company relating to the issuance of or consent to modifications of Subordinated Indebtedness and/or Senior Indebtedness in connection with the Acquisition.

                 "CONSOLIDATED EXCESS CASH FLOW" means, for any Fiscal Year, an amount equal to (i) the sum (without duplication) of the amounts for such Fiscal Year of (a) Consolidated Net Income, (b) any after-tax gains attributable to returned surplus assets of any Pension Plan, (c) the amount of Net Cash Proceeds of Asset Sales received in such Fiscal Year that are not otherwise included in Consolidated Net Income and that are required to be used to prepay the Term Loans and/or permanently reduce the Revolving Loan Commitments pursuant to subsection 2.4B(iii)(a), but excluding amounts returned to Company pursuant to the last sentence of subsection 2.4B(iv)(b) which are not used by Company to prepay the Term Loans and/or permanently reduce the Revolving Loan Commitments, (d) the aggregate amount of Cash proceeds (net of underwriting discounts, similar placement fees and commissions and other reasonable costs and expenses associated therewith) from the issuance after the Closing Date of any debt or equity Securities of Holdings or any of its Subsidiaries that are required to be used to prepay the Loans pursuant to subsections 2.4B(iii)(b) or 2.4B(iii)(c), as the case may be, but excluding amounts returned to Company pursuant to the last sentence of subsection 2.4B(iv)(b) which are not used by Company to prepay the Terms Loans and/or permanently reduce the Revolving Loan Commitments, (e) consolidated depreciation and amortization expense for such Fiscal Year, (f) other non-cash charges reducing Consolidated Net Income, including the net decrease (if any) in deferred tax assets and the net increase (if any) in deferred tax liabilities of Company and its Subsidiaries, (g) (to the extent not included in Consolidated Net Income) any cash extraordinary gains, (h) an amount equal to the Net Cash Proceeds of Asset Sales excluded from mandatory prepayments required to be made under subsection 2.4B(iii)(a) pursuant to clauses (i), (ii) and (iv) of the first proviso thereof, and (i) all Cash proceeds received by Company or any of its Subsidiaries in payment or repayment of any Development Investment previously made by Company or such Subsidiary minus (ii) the sum (without duplication) of the amounts for such Fiscal Year of (a) Consolidated Capital Expenditures permitted under subsection 7.8 made during such Fiscal Year, (b) payments of principal made in respect of any outstanding Indebtedness of Company or any of its Subsidiaries to the extent such payments are permanent reductions in Funded Debt and not prohibited under subsection 7.5, (c) the net increase (if any) in deferred tax assets and the net decrease (if any) in deferred tax liabilities, (d) the amount of all Development Investments paid or payable in cash permitted under subsection 7.3(vii) made during such Fiscal Year and (e) other non-cash charges increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

                 "CONSOLIDATED FIXED CHARGES" means, without duplication, for any period, the sum of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) Consolidated Rental Payments, and (iii) scheduled principal payments attributable to Capital Leases of Company and its Subsidiaries, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

                 "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP after deductions for (a) the aggregate dividends paid by Company to Holdings with respect to capital stock of Company during such period or during any prior period to the extent that such dividends are or were used by Holdings to pay amounts recognized as expenses by Holdings during such period in conformity with GAAP and (b) to the extent not included in the immediately preceding clause (a), the aggregate dividends paid by Company to Holdings with respect to capital stock of Company during such period to the extent that such dividends are used by Holdings to pay interest on Indebtedness of Holdings, including without limitation the Holdings Discount Debentures, the Holdings Discount Notes and the Seller Debentures; provided that there shall be excluded
(i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

                 "CONSOLIDATED NET WORTH" means, as at any date of determination, without duplication, the sum of (i) the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP, (ii) the after tax impact (if any) of the cumulative amount of Restructuring Charges incurred or reflected subsequent to the Closing Date, (iii) the amount, not to exceed $50,000,000, for the write-off of goodwill taken by Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP and (iv) to the extent that the net value of the capital stock of Holdings held by any employee stock ownership plan of Company or any of its Subsidiaries as shown on the consolidated balance sheet of Company and its Subsidiaries is not included in clause (i) above, such net value; provided that for purposes of this definition, notwithstanding any adjustment made or required to be made after the Closing Date as a result of the receipt on the Closing Date of debt Securities of Holdings by Sellers and the other Persons receiving such debt Securities on such date, (a) the value assigned to the Seller Debentures, and to any capital contribution made by Holdings to Company on the Closing Date the amount of which is calculated with reference to the value of the Seller Debentures, will be $131,500,000 (as adjusted from time to time pursuant to any adjustments required to be made after the Closing Date other than as a result of the receipt on the Closing Date of debt Securities of Holdings by Sellers and the other Persons receiving such debt Securities on the such date) and (b) the value assigned to the Holdings Discount Debentures, and to any capital contribution made to Company by Holdings on the Closing Date the amount of which is calculated with reference to the value of the Holdings Discount Debentures, will be $100,000,000 (as adjusted from time to time pursuant to any adjustments required to be made after the Closing Date other than as a result of the receipt on the Closing Date of debt Securities of Holdings by Sellers and the other Persons receiving such debt Securities on such date).

                 "CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis during that period under all Operating Leases to which Company or any of its Subsidiaries is a party as lessee (net of sublease income).

                 "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                 "CONSULTING AGREEMENT" means that certain Consulting Agreement dated as of the Closing Date among Holdings, Company and Yucaipa, as such Consulting Agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements and Currency Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or

(Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

                 "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                 "COVERED REAL PROPERTY" has the meaning assigned to that term in subsection 6.11.

                 "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in currency values.

                 "DEED OF TRUST" means any deed of trust, mortgage, security agreement and fixture filing relating to any fee or leasehold interest of any Loan Party in real property, which shall be substantially in the form of
Exhibit XVI annexed hereto, in each case (i) with appropriate insertions and deletions based upon the nature of the real property interest (i.e., fee or leasehold) to be encumbered thereby and (ii) containing such schedules and including such additional provisions and other deviations from such Exhibit as are satisfactory to Agent and not inconsistent with the provisions of subsection 6.11 or as are necessary to conform such Exhibit to applicable local law, and which shall be dated the date of delivery thereof and made by such Loan Party as trustor or mortgagor, as the case may be, in favor of Agent, as beneficiary or mortgagee, delivered for the purpose of securing all Obligations hereunder, as the same may be amended, supplemented or otherwise modified from time to time.

                 "DEFERRED TRADE PAYABLES" means promissory notes (whether interest bearing or non-interest bearing) executed by Company or any of its Subsidiaries in favor of such entity's suppliers to finance the purchase price and delivery costs of inventory in connection with such entity's opening or acquisition of new stores or remodeling of existing stores.

                 "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                 "DEPOSIT ACCOUNTS SECURITY AGREEMENT" means each Deposit Accounts Security Agreement to be executed and delivered by Company and certain of Company's Subsidiaries on the Closing Date and to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.10, each substantially in the form of Exhibit XVIII annexed hereto, pursuant to which Company and such Subsidiaries shall grant to Agent a security interest in all of its Deposit Accounts maintained with commercial banks or other depository institutions located in California or in any other jurisdiction which permits the perfection of a security interest in Deposit Accounts by notifying the institution that maintains the Deposit Accounts of such security interest, as each such Deposit Accounts Security Agreement may hereafter be amended, supplemented or otherwise modified from time to time, and "DEPOSIT ACCOUNTS SECURITY AGREEMENTS" means all such Deposit Account Security Agreements, collectively.

                 "DEVELOPER" means any Person which owns, leases or otherwise controls or intends to acquire an interest in a Development Site.

                 "DEVELOPMENT INVESTMENT" means (a) a loan by Company or a Subsidiary of Company to a Developer, the proceeds of which are to be used to finance a Development Project of such Developer, (b) a cash contribution by Company or a Subsidiary of Company to the capital of a Developer, the proceeds of which are to be used to finance a Development Project of such Developer, or
(c) a contribution by Company or a Subsidiary of Company to the capital of a Developer of an interest of Company or such Subsidiary in a Development Site. The amount of any Development Investment shall be the amount of cash loaned or contributed to a Developer for the purpose specified above or the fair market value of the interest of a Development Site contributed to the capital of a Developer, which fair market value shall be determined, without regard to the proposed investment, at the time of such contribution in good faith by resolution of the Board of Directors of Company, in each case minus the amount of cash received by Company or any of its Subsidiaries in repayment of such Development Investment.

                 "DEVELOPMENT PROJECT" means a project for the development by or at the direction of a Developer of a Development Site, including the construction, remodeling, expansion or renovation of a store thereon, which store is to be leased to and operated by Company or one of its Subsidiaries.

                 "DEVELOPMENT SITE" means real property which is identified by Company or one of its Subsidiaries as the intended location for a store or a shopping center and related improvements to be constructed, remodeled, expanded or renovated by or at the direction of the Developer thereof, which in each case shall include a store intended to be leased to and operated by Company or one of its Subsidiaries.

                 "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

                 "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Agent; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of Company shall be an Eligible Assignee.

                 "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA (i) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, maintained or contributed to by the Loan Parties or any of their respective ERISA Affiliates or (ii) with respect to which any Loan Party retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

                 "ENVIRONMENTAL INDEMNITY" means the Environmental Indemnity executed and delivered by Company on the Closing Date substantially in the form of Exhibit XVII annexed hereto, as such Environmental Indemnity may hereafter be amended, supplemented or otherwise modified from time to time.

                 "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Company, any of its Subsidiaries, any of their respective Affiliates or any Facility.

                 "ENVIRONMENTAL LAWS" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the
Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the
Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                 "ERISA AFFILIATE", as applied to any Person, means (i) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and
(iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member.

                 "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any of the Loan Parties or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any of the Loan Parties or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any of the Loan Parties or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Loan Parties or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any of the Loan Parties or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or
(l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of the Loan Parties or any of their respective ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                 "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

                 "EVENT OF DEFAULT" means each of the events set forth in
Section 8.

                 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                 "EXCLUDED SITE" means, as of any date, provided that there shall not then exist a Potential Event of Default or an Event of Default, all of the following, excluding any fee interest in Real Property Assets on which Agent shall have been granted a Lien in accordance with the terms hereof: (a) any fee interest in undeveloped land acquired by Company or any of its Subsidiaries for the development of a grocery store, so long as less than a year has elapsed since the date such fee interest was first acquired by Company or any of its Subsidiaries (the "Acquisition Date"), (b) any fee interest in Real Property Assets owned by Company or any of its Subsidiaries consisting of a grocery store under construction, so long as less than a year has elapsed since the date such construction commenced, and
(c) any fee interest in a grocery store, the construction of which is complete, which fee interest was not previously a Covered Real Property, so long as not more than 180 days has elapsed since the date of completion of such construction; provided that the maximum length of time that a property may be characterized as an Excluded Site is two years from its Acquisition Date; provided further that if on any date there are more than five (5) properties that meet the foregoing definition of "Excluded Site", only the five (5) such properties with the earliest Acquisition Dates (and on which Agent shall not have been granted a Lien in accordance with the terms hereof) shall constitute "Excluded Sites". "EXCLUDED SITE" shall also include (I) any Real Property Asset located outside of California, so long as Agent has been notified by Company in writing of the nature and address of such Real Property Asset and of the amount of expenditures made or to be made to acquire or develop such Real Property Asset and Agent has not requested a Deed of Trust with respect thereto, and (II) until the date that is eighteen (18) months after the Closing Date, any store identified in Schedule 1.1B annexed hereto as a Planned Disposition and any store identified in Schedule 1.1C annexed hereto as a Required Disposition. There shall be no limitation on the number of Real Property Assets constituting Excluded Sites pursuant to the foregoing sentence.

                 "EXISTING LETTERS OF CREDIT" means the Letters of Credit listed on Schedule 1.1A annexed hereto.

                 "F4L GM SECURITY AGREEMENT" means the Security Agreement executed and delivered by Food 4 Less GM, Inc., a California corporation, substantially in the form of Exhibit XIX annexed hereto, pursuant to which Food 4 Less GM, Inc. grants a security interest in its general partnership interest in Golden Alliance to Agent, as such Security Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                 "F4L MERCHANDISING" means Food 4 Less Merchandising, Inc., a California corporation.

                 "F4L PARENT" means Food 4 Less, Inc., a Delaware corporation.

                 "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any of the Loan Parties or any of their respective predecessors or Affiliates.

                 "FALLEY'S" means Falley's, Inc., a Kansas corporation.

                 "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

                 "FISCAL PERIOD" means a fiscal period of Company and its Subsidiaries, consisting of a four-week period or five-week period, as the case may be.

                 "FISCAL QUARTER" means a fiscal quarter of Company and its Subsidiaries, consisting of, in the case of each of the first three Fiscal Quarters of each Fiscal Year, a 12-week period and, in the case of the fourth Fiscal Quarter of each Fiscal Year, a 16- or 17-week period.

                 "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries, consisting of a 52- or 53-week period, ending on the date which is the Sunday closest to January 31 of the following calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year commences.

                 "FOOD 4 LESS" has the meaning assigned to that term in the introduction to this Agreement.

                 "FOOD 4 LESS OFFERS" means the offers to exchange the Old F4L Senior Notes and the Old F4L Senior Subordinated Notes for an equivalent principal amount of the New F4L Senior Notes and the New F4L Senior Subordinated Notes, respectively, plus a cash payment, and the solicitation of consents with respect to the amendment of the Old F4L Senior Note Indenture and the Old F4L Senior Subordinated Note Indenture, as described in the Amended and Restated Prospectus and Solicitation Statement dated May 12, 1995 relating thereto, as supplemented by the Supplement to Prospectus dated May 31, 1995 relating thereto (the "FOOD 4 LESS PROSPECTUS").

                 "FUNDED DEBT", as applied to any Person, means all Indebtedness of that Person which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of the debtor to a date more than one year from (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

                 "FUNDING AND PAYMENT OFFICE" means the office of Agent and Swing Line Lender located at One Bankers Trust Plaza, New York, New York, or such other office as shall be designated by Agent in a written notice delivered to the other parties hereto.

                 "FUNDING DATE" means the date of the funding of a Loan.

                 "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                 "GOLDEN ALLIANCE" means Golden Alliance Distribution, a California general partnership, the general partners of which are Food 4 Less GM, Inc. and Grocers General Merchandise Company.

                 "GOLDEN ALLIANCE AGREEMENT" means that certain Joint Venture Agreement of Golden Alliance Distribution dated as of April 8, 1992 by and between Food 4 Less GM, Inc., a California corporation, and Grocers General Merchandise Company, a California corporation, as in effect on the date hereof and as amended from time to time to the extent permitted pursuant to subsection 7.15B.

                 "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

                 "GUARANTY" means the Guaranty Agreement executed and delivered by certain Subsidiaries of Company on the Closing Date and to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.10, substantially in the form of Exhibit XI annexed hereto, as such Guaranty Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                 "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

                 "HOLDINGS" means, prior to the Reincorporation Merger, Old Holdings; and upon the consummation of the Reincorporation Merger, New Holdings.

                 "HOLDINGS COMMON STOCK" means the Common Stock of Holdings, par value $0.01 per share, and the Non-Voting Common Stock of Holdings, par value $0.01 per share.

                 "HOLDINGS DISCOUNT DEBENTURE INDENTURE" means the indenture dated as of June 1, 1995 between Holdings and United States Trust Company of New York pursuant to which the Holdings Discount Debentures were issued, as such indenture may be amended from time to time to the extent permitted under subsection 7.15B.

                 "HOLDINGS DISCOUNT DEBENTURES" means the 13-5/8% Senior Discount Debentures due 2005 issued by Holdings with an initial accreted value of not less than $100,000,000 and an aggregate face amount at maturity of $193,363,570 principal amount, as such debentures may be amended from time to time to the extent permitted under subsection 7.15B.

                 "HOLDINGS DISCOUNT NOTE INDENTURE" means the indenture dated as of December 31, 1992 between Old Holdings and United States Trust Company of New York pursuant to which the Holdings Discount Notes were issued, as amended by the First Supplemental Indenture dated May 30, 1995 and on or prior to the date hereof as described in the Offer to Purchase and Solicitation Statement dated May 12, 1995, as supplemented by the Supplement to Offer to Purchase and Solicitation Statement dated May 31, 1995 relating to the Holdings Discount Notes (the "HOLDINGS OFFER TO PURCHASE"), and as such indenture may be further amended from time to time to the extent permitted under subsection 7.15B.

                 "HOLDINGS DISCOUNT NOTES" means the $103,600,000 aggregate face amount of 15.25% Senior Discount Notes due December 15, 2004, Series A and Series B, issued by Old Holdings and assumed by New Holdings as described in the Holdings Offer to Purchase, as such notes may be amended from time to time to the extent permitted under subsection 7.15B.

                 "HOLDINGS GUARANTY" means the Obligations of Holdings set forth in Section 9 hereof guaranteeing the Obligations of Company under the Loan Documents and under Interest Rate Agreements relating thereto.

                 "HOLDINGS OFFER" means the offer to purchase for cash all of the outstanding Holdings Discount Notes for an aggregate amount not to exceed $85,500,000 and the solicitation of consents with respect to the amendment of the Holdings Discount Note Indenture, as described in the Holdings Offer to Purchase.

                 "HOLDINGS PLEDGE AGREEMENT" means the Pledge Agreement executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XV annexed hereto, as such Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                 "HOLDINGS PREFERRED STOCK" means the Series A Preferred Stock of Holdings, par value $0.01 per share, and the Series B Preferred Stock of Holdings, par value $0.01 per share.

                 "HOLDINGS VOTING STOCK" means the Holdings Common Stock, the Holdings Preferred Stock and any additional class of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Holdings.

                 "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute Contingent Obligations and not Indebtedness.

                 "INDEMNIFICATION AGREEMENT" means that certain Indemnification Agreement, effective as of February 3, 1992, by and among Federated Department Stores, Inc., each of its subsidiaries, Allied Stores Corporation, each of its subsidiaries, Federated Stores, Inc., each of its holding companies and real estate subsidiaries, Ralphs Grocery and Ralphs Holding Company (now known as Ralphs Supermarkets), as such Indemnification Agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "INDEMNITEE" has the meaning assigned to that term in subsection 11.3.

                 "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Loan Parties as currently conducted that are material to the condition (financial or otherwise), business or operations of Company or any of its Subsidiaries.

                 "INTEREST COVERAGE RATIO" means, as at any date of determination, the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Cash Interest Expense for the four Fiscal Quarters ending as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter during which such date of determination occurs; except that, if the date of determination is the last day of a Fiscal Quarter, the four Fiscal Quarters tested shall include the preceding three Fiscal Quarters and the Fiscal Quarter then ending.

                 "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 1995, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

                 "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

                 "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates.

                 "INTEREST RATE EXCHANGERS" has the meaning assigned to that term in Section 9.

                 "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

                 "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

                 "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by the Loan Parties of, or of a beneficial interest in, any Securities of any other Person (other than a Person that, prior to such purchase or acquisition, was a Subsidiary of Holdings) or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any of the Loan Parties to any other Person (other than Company and any wholly-owned Subsidiary of Company that has executed and delivered a counterpart of the Guaranty), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                 "ISSUING LENDER" means, with respect to any Letter of Credit, the Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

                 "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

                 "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 11.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

                 "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company or any wholly-owned Subsidiary of Company pursuant to subsection 3.1 and the Existing Letters of Credit.

                 "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

                 "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                 "LOAN" or "LOANS" means one or more of the Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

                 "LOAN DOCUMENTS" means this Agreement, the Notes, the Guaranty, the Environmental Indemnity, the Collateral Documents and the Letters of Credit (and any applications for, or other documents or certificates executed by any Loan Party in favor of an Issuing Lender relating to, the Letters of Credit).

                 "LOAN PARTY" means each of Holdings, Ralphs Grocery, Ralphs Supermarkets, Crawford Stores, Inc., Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

                 "MARGIN DETERMINATION CERTIFICATE" means an Officers' Certificate of Company delivered with the financial statements required pursuant to subsections 6.1(ii) or 6.1(iii) setting forth in reasonable detail the Interest Coverage Ratio which is applicable as of the date on which such Officers' Certificate is delivered and the aggregate principal amount of outstanding Term Loans as of the date which corresponds to the date of determination of such Interest Coverage Ratio.

                 "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                 "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole, or (ii) the material impairment of the ability of any Loan Party to perform, or the impairment of the ability of Agent or Lenders to enforce, the Obligations or any of the Loan Documents.

                 "MERGERS" means, collectively, the RSI Merger, the RGC Merger, the Parent Merger and the Reincorporation Merger.

                 "MERGER AGREEMENT" means that certain Agreement and Plan of Merger dated as of September 14, 1994, as amended pursuant to the First Amendment dated as of January 12, 1995, the Second Amendment dated as of February 24, 1995, the Third Amendment dated as of April 26, 1995 and the Fourth Amendment dated as of June 14, 1995, by and among F4L Parent, Old Holdings, Food 4 Less, Ralphs Supermarkets and the Sellers, pursuant to which the RSI Merger shall occur, as such Agreement and Plan of Merger may be further amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "METROPOLITAN DEEDS OF TRUST" means three Deeds of Trust and Security Agreements with Assignment of Rents and Fixture Filings, each dated May 30, 1989, as amended, made by Ralphs Grocery as trustor to Commonwealth Land Title Insurance

Company as trustee, for the benefit of Metropolitan Life Insurance Company as beneficiary and secured party, which deeds of trust secure payment of the RGC Mortgage Notes.

                 "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in Section 3(37) of ERISA, (i) to which any of the Loan Parties or any of their respective ERISA Affiliates is contributing, or, at any time within the five calendar years immediately preceding the date hereof, has contributed, (ii) to which any of the Loan Parties or any of their respective ERISA Affiliates has, or, at any time within the five calendar years immediately preceding the date hereof, has had, an obligation to contribute or (iii) with respect to which any of the Loan Parties retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

                 "NET CASH PROCEEDS" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale and
(ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on, any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

                 "NEW F4L SENIOR NOTE INDENTURE" means the indenture dated as of June 1, 1995 among Food 4 Less, the subsidiary guarantors named therein and Norwest Bank Minnesota, National Association pursuant to which the New F4L Senior Notes were issued, as such indenture is amended on the date hereof as described in the Food 4 Less Prospectus and may be further amended from time to time to the extent permitted under subsection 7.15B.

                 "NEW F4L SENIOR NOTES" means up to $525,000,000 in aggregate principal amount of 10.45% Senior Notes due 2004 of the Company, as such notes may be amended from time to time to the extent permitted under subsection 7.15B.

                 "NEW F4L SENIOR SUBORDINATED NOTE INDENTURE" means the indenture dated as of June 1, 1995 among Food 4 Less, the subsidiary guarantors named therein and United States Trust Company of New York pursuant to which the New F4L Senior Subordinated Notes were issued, as such indenture is amended on the date hereof as described in the Food 4 Less Prospectus and may be further amended from time to time to the extent permitted under subsection 7.15B.

                 "NEW F4L SENIOR SUBORDINATED NOTES" means up to $145,000,000 in aggregate principal amount of 13.75% Senior Subordinated Notes due 2005 of the

Company, as such notes may be amended from time to time to the extent permitted under subsection 7.15B.

                 "NEW HOLDINGS" has the meaning assigned to that term in the introduction to this Agreement.

                 "NEW RGC SENIOR SUBORDINATED NOTES" means the up to $530,000,000 in aggregate principal amount of 11% Senior Subordinated Notes due 2005 of the Company, as such notes may be amended from time to time to the extent permitted under subsection 7.15B.

                 "NEW RGC SENIOR SUBORDINATED NOTE INDENTURE" means the indenture dated as of June 1, 1995 among Food 4 Less, the subsidiary guarantors named therein and United States Trust Company of New York pursuant to which the New RGC Senior Subordinated Notes are issued, as such indenture is amended on the date hereof as described in the Ralphs Prospectus and may be further amended from time to time to the extent permitted under subsection 7.15B.

                 "NON-RECOURSE INDEBTEDNESS" means, as applied to any Person, all Indebtedness of that Person secured by Liens on specified assets of that Person under the terms of which (i) no recourse may be had against that or any other Person for the payment of the principal of or interest or premium on such Indebtedness or for any claim based thereon and (ii) the enforcement of all obligations relating to such Indebtedness is limited to foreclosure or other actions with respect to such specified assets, in each case other than customary exceptions for fraud, waste or environmental indemnification.

                 "NOTES" means one or more of the Tranche A Term Notes, Tranche B Term Notes, Tranche C Term Notes, Tranche D Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

                 "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

                 "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

                 "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

                 "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

                 "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman or vice chairman of the board (if an officer) or its president or one of its executive or senior vice presidents and by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with; and provided further that any Officers' Certificate required pursuant to subsection 2.4B(iii) may be executed by any one of the officers referred to in this definition.

                 "OLD F4L SENIOR NOTE INDENTURE" means the indenture dated as of July 24, 1992 among Food 4 Less, the subsidiary guarantors named therein and Norwest Bank Minnesota, National Association, pursuant to which the Old F4L Senior Notes were issued, as amended by the First Supplemental Indenture dated July 24, 1992, the Second Supplemental Indenture dated as of May 30, 1995 and as amended and described in the Food 4 Less Prospectus and as such indenture may be further amended from time to time to the extent permitted under subsection 7.15B.

                 "OLD F4L SENIOR NOTES" means Company's $175,000,000 in aggregate principal amount of 10.45% Senior Notes due June 15, 2000.

                 "OLD F4L SENIOR SUBORDINATED NOTE INDENTURE" means the indenture dated as of June 15, 1991 among Food 4 Less, the subsidiary guarantors named therein and United States Trust Company of New York pursuant to which the Old F4L Senior Subordinated Notes were issued, as amended by the First Supplemental Indenture dated as of April 18, 1992, the Second Supplemental Indenture dated as of May 18, 1992, the Third Supplemental Indenture dated as of July 24, 1992, the Fourth Supplemental Indenture dated as of May 30, 1995 and as amended as described in the Food 4 Less Prospectus and as such indenture may be further amended from time to time to the extent permitted under subsection 7.15B.

                 "OLD F4L SENIOR SUBORDINATED NOTES" means Company's $145,000,000 in initial aggregate principal amount of 13.75% Senior Subordinated Notes due April 15, 2001.

                 "OLD HOLDINGS" means Food 4 Less Holdings, Inc., a California corporation, the rights and obligations of which were succeeded to by New Holdings as a result of the Reincorporation Merger.

                 "OLD RGC 9% SUBORDINATED NOTE INDENTURE" means the indenture dated as of March 30, 1993 between Ralphs Grocery and United States Trust Company of New York pursuant to which the Old RGC 9% Subordinated Notes were issued, as amended by the First Supplemental Indenture dated as of June 23, 1993, the Second Supplemental Indenture dated as of May 30, 1995 and as amended as described in the Ralphs Prospectus and as such indenture may be further amended from time to time to the extent permitted under subsection 7.15B.

                 "OLD RGC 9% SUBORDINATED NOTES" means the $150,000,000 in aggregate principal amount of 9% Senior Subordinated Notes due April 1, 2003 issued by Ralphs Grocery and assumed by Company upon consummation of the RGC Merger.

                 "OLD RGC 10-1/4% SUBORDINATED NOTE INDENTURE" means the indenture dated as of July 29, 1992 between Ralphs Grocery and United States Trust Company of New York pursuant to which the Old RGC 10-1/4% Subordinated Notes were issued, as amended by the First Supplemental Indenture dated as of May 30, 1995 and and as amended as described in the Ralphs Prospectus and as such indenture may be further amended from time to time to the extent permitted under subsection 7.15B.

                 "OLD RGC 10-1/4% SUBORDINATED NOTES" means the $300,000,000 in aggregate principal amount of 10-1/4% Senior Subordinated Notes due July 15, 2002 issued by Ralphs Grocery and assumed by Company upon consummation of the RGC Merger.

                 "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

                 "PARENT MERGER" means the merger of F4L Parent and Old Holdings with Old Holdings being the surviving corporation.

                 "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

                 "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

                 "PERMITTED ENCUMBRANCES" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

                 (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

                 (ii) statutory Liens of landlords and banks and rights of offset, and Liens of carriers, warehousemen, workmen, repairmen, mechanics and materialmen and of growers on inventory consisting of agricultural products and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                 (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, utility payments, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                 (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

                 (v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                 (vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                 (vii) any (a) interest or title of a lessor or sublessor (other than any Loan Party) under any lease permitted by subsection 7.9, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including without limitation ground leases or other prior leases of the demised premises, mortgages, mechanics liens, tax liens and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

                 (viii) Liens arising from filing UCC financing statements for precautionary purposes relating solely to true leases of personal property permitted by this Agreement under which Company or any of its Subsidiaries is a lessee;

                 (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                 (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                 (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

                 (xii) any other title exception with respect to Real Property Assets disclosed by the preliminary title report, title commitment report or other search of title provided to Agent in accordance with subsection 4.1N unless disapproved by Agent prior to the Closing Date.

                 "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

                 "PLANNED DISPOSITION" means the sale of any store identified in Schedule 1.1B annexed hereto or of all or any portion of the real property or personal property related to any such store.

                 "PLEDGE AGREEMENT" means each Pledge Agreement executed and delivered by Company and certain Subsidiaries of Company on the Closing Date and to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.10, each substantially in the form of Exhibit XII annexed hereto, as each such Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time, and "PLEDGE AGREEMENTS" means all such Pledge Agreements, collectively.

                 "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                 "PRIME RATE" means the rate that Bankers announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                 "PRO RATA SHARE" means, on any date of determination, (i) with respect to all payments, computations and other matters relating to a Type of Term Loan Commitment or a Type of Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of such Type of that Lender on such date by (y) the aggregate Term Loan Exposure of such Type of all Lenders on such date, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender on such date by (y) the aggregate Revolving Loan Exposure of all Lenders on such date, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of all Types of that Lender on such date plus the Revolving Loan Exposure of that Lender on such date by (y) the sum of the aggregate Term Loan Exposure of all Types of all Lenders on such date plus the aggregate Revolving Loan Exposure of all Lenders on such date, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 11.1. The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                 "PUBLIC OFFERING" means (i) the issuance of $350,000,000 aggregate principal amount of New F4L Senior Notes in a public offering registered under the Securities Act, as described in the Prospectus dated May 31, 1995 and (ii) the issuance of $100,000,000 aggregate principal amount of New RGC Senior Subordinated Notes in a public offering registered under the Securities Act, as described in the Prospectus dated May 31, 1995.

                 "RALPHS GROCERY" means, prior to the RGC Merger, Ralphs Grocery Company, a Delaware corporation, and a wholly-owned Subsidiary of Ralphs Supermarkets, and following the RGC Merger, Ralphs Supermarkets (which shall subsequently change its name to "Ralphs Grocery Company").

                 "RALPHS GROCERY OFFERS" means the offers (i) to exchange not less than $225,500,000 aggregate principal amount of the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes for an equivalent principal amount of the New RGC Senior Subordinated Notes plus a cash payment and (ii) to purchase for cash up to $224,500,000 aggregate principal amount of the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes at the principal amount thereof plus a premium and accrued interest thereon, and the solicitation of consents with respect to the amendment of the Old RGC 9% Subordinated Note Indenture and the Old RGC 10-1/4% Subordinated Note Indenture, as described in the Amended and Restated

Prospectus and Solicitation Statement dated May 12, 1995 relating thereto, as supplemented by the Supplement to Prospectus dated May 31, 1995 relating thereto (the "RALPHS PROSPECTUS").

                 "RALPHS SUPERMARKETS" means Ralphs Supermarkets, Inc., a Delaware corporation, which, following the consummation of the RSI Merger, shall be a wholly-owned Subsidiary of Holdings, and which, subsequent to the consummation of the RGC Merger, shall change its name to "Ralphs Grocery Company".

                 "REAL PROPERTY ASSETS" means interests in land, buildings, improvements and fixtures attached thereto or used in the operation thereof, in each case owned or leased (as lessee) by any Loan Party.

                 "REFERENCE LENDERS" means Bankers, The Mitsubishi Trust and Banking Corporation and NatWest Bank N.A.

                 "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(vi).

                 "REGISTER" has the meaning assigned to that term in subsection 2.1D(i).

                 "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "REIMBURSEMENT AGREEMENT" means that certain Reimbursement Agreement, dated as of January 31, 1992, between Ralphs Grocery and The Edward
J. DeBartolo Corporation, as such Reimbursement Agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

                 "REINCORPORATION MERGER" means the merger of Old Holdings and New Holdings with New Holdings being the surviving corporation.

                 "RELATED FINANCING DOCUMENTS" means, collectively, the Subordinated Debt Indentures, the Subordinated Indebtedness, the Senior Debt Indentures, the Senior Indebtedness and all other agreements or instruments delivered pursuant to or in connection with any of the foregoing including any purchase agreement or registration rights agreement.

                 "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                 "REPORTING DIVISION" means each of (a) Company and its Subsidiaries on a consolidated basis, (b) Cala and its Subsidiaries on a consolidated basis, (c) Falley's and its Subsidiaries on a consolidated basis and (d) Company and its Subsidiaries (other than the Subsidiaries included in the foregoing clauses (b) and (c)) on a consolidated basis.

                 "REQUIRED DISPOSITION" means any disposition of any store identified in Schedule 1.1C annexed hereto by Company or any of its Subsidiaries if such disposition is (i) required or made pursuant to any agreement with the Federal Trade Commission or the California Attorney General or (ii) required or made pursuant to any other state or federal antitrust law, in each case as approved by Agent and Requisite Lenders.

                 "REQUISITE LENDERS" means Lenders having or holding a majority of the sum of the aggregate Tranche A Term Loan Exposure of all Tranche A Term Lenders plus the aggregate Tranche B Term Loan Exposure of all Tranche B Term Lenders plus the aggregate Tranche C Term Loan Exposure of all Tranche C Term Lenders plus the aggregate Tranche D Term Loan Exposure of all Tranche D Term Lenders plus the aggregate Revolving Loan Exposure of all Revolving Lenders.

                 "REQUISITE CLASS LENDERS" means, at any time, (i) for the Class Lenders having Tranche A Term Loan Exposure and/or Revolving Loan Exposure, Lenders having or holding 66 and 2/3% of the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, and, (ii) for the Class Lenders having Tranche B Term Loan Exposure, Tranche C Term Loan Exposure and/or Tranche D Term Loan Exposure, Lenders having or holding 66 and 2/3% of the sum of the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Tranche C Term Loan Exposure of all Lenders plus the aggregate Tranche D Term Loan Exposure of all Lenders.

                 "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class,
(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

                 "RESTRUCTURING CHARGES" means, for any period subsequent to the Closing Date, (i) the amount of cash restructuring charges and integration costs incurred by Company and its Subsidiaries in connection with the restructuring and integration of Company's and its Subsidiaries' operations as a result of the Acquisition and related transactions, the divestitures of stores by and the consolidation of facilities of Company and its Subsidiaries and other similar restructurings or integrations; provided that the aggregate amount of such cash charges and costs included in Consolidated Adjusted EBITDA and Consolidated Net Worth for all periods shall not exceed $45,000,000, and
(ii) the amount of non-cash restructuring charges and integration costs reflected on the consolidated financial statements of Company and its Subsidiaries; provided that the aggregate amount of such non-cash charges and costs included in Consolidated Adjusted EBITDA and Consolidated Net Worth for all periods shall not exceed $55,000,000, in each case to the extent such restructuring charges and integration costs reduce the net income of Company and its Subsidiaries.

                 "REVOLVING LENDER" or "REVOLVING LENDERS" means the Lender or Lenders having a Revolving Loan Commitment or having Revolving Loans outstanding.

                 "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(v), to issue and/or purchase participations in Letters of Credit pursuant to Section 3 and, except for Swing Line Lender, to purchase participations in Swing Line Loans pursuant to subsection 2.1A(vi), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

                 "REVOLVING LOAN COMMITMENT TERMINATION DATE" means June 15,
2001.

                 "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

                 "REVOLVING LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(v).

                 "REVOLVING NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date to evidence the Revolving Loans of any Lender and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 11.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit VIII annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                 "RGC MERGER" means the merger of Ralphs Supermarkets and Ralphs Grocery with Ralphs Supermarkets being the surviving corporation.

                 "RGC MERGER CERTIFICATE" means that certain Certificate of Merger dated as of June 14, 1995 executed by Ralphs Supermarkets and Ralphs Grocery and filed with the Secretary of State of the State of Delaware on the Closing Date in order to consummate the RGC Merger, as in effect on the Closing Date, as such Certificate of Merger may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "RGC MORTGAGE NOTES" means three promissory notes, each dated May 30, 1989, made by Ralphs Grocery to Metropolitan Life Insurance Company, in the original principal amounts of $135,000,000, $45,000,000 and $25,000,000, as such promissory notes have been amended and modified prior to the date hereof.

                 "RSI MERGER" means the merger of Food 4 Less and Ralphs Supermarkets with Ralphs Supermarkets being the surviving corporation.

                 "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, however, that, solely for purposes of subsection 2.4B(iii)(b), notes issued by Company to evidence any of the Obligations or to evidence Indebtedness incurred after the Closing Date pursuant to subsection 7.1 shall not be deemed "Securities".

                 "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                 "SECURITY AGREEMENT" means each Security Agreement executed and delivered by Holdings, Company and certain Subsidiaries of Company on the Closing Date and to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.10, each substantially in the form of Exhibit XIII annexed hereto, as each such Security Agreement may hereafter be amended, supplemented or otherwise modified from time to time, and "SECURITY AGREEMENTS" means all such Security Agreements, collectively.

                 "SELLER DEBENTURES" means the $131,500,000 principal amount of 13-5/8% Senior Subordinated Pay-In-Kind Debentures due 2007 of Holdings issued on the Closing Date to the Sellers pursuant to the Seller Debenture Indenture, together with such 13-5/8% Senior Subordinated Pay-In-Kind Debentures due 2007 issued by Holdings subsequent to the Closing Date as payment in-kind interest payments in accordance with the Seller Debenture Indenture, as such debentures may be amended from time to time to the extent permitted under subsection 7.15B.

                 "SELLER DEBENTURE INDENTURE" means the indenture dated as of June 1, 1995 between Holdings and Norwest Bank Minnesota, National Association pursuant to which the Seller Debentures are issued, which is in substantially the form of Exhibit A attached to the Merger Agreement, as such Seller Debenture Indenture may be amended from time to time to the extent permitted under subsection 7.15B.

                 "SELLERS" means the selling stockholders of Ralphs Supermarkets, consisting of The Edward J. DeBartolo Corporation, Camdev Properties Inc., Bank of Montreal, Banque Paribas and Federated Department Stores, Inc.

                 "SENIOR DEBT INDENTURES" means any or all of the Old F4L Senior Note Indenture, the New F4L Senior Note Indenture, the Holdings Discount
Note Indenture and the Holdings Discount Debenture Indenture.

                 "SENIOR INDEBTEDNESS" means any or all of the Old F4L Senior Notes, the New F4L Senior Notes, the Holdings Discount Notes and the Holdings Discount Debentures.

                 "SHAREHOLDERS AGREEMENT" means that certain Stockholders Agreement of Holdings dated as of June 14, 1995 by and among each of the purchasers and investors listed therein, Yucaipa, certain Affiliates of Yucaipa, Holdings and Ralphs Grocery, as such Stockholders Agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person;
(ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
(B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                 "SPECIFIED OFFICERS" means, with respect to any Loan Party, such Loan Party's chairman of the board, vice chairman of the board, chief executive officer, president, executive vice presidents, senior vice presidents and, to the extent not included in any of the foregoing, all officers whose functional areas include finance, real estate, law, employee benefits or human resources (including without limitation the general counsel, chief financial officer, treasurer and controller), and all other officers of such Loan Party who have functions or duties that are equivalent or similar to those of any of the foregoing.

                 "STANDBY LETTER OF CREDIT" means any standby letter of credit issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting trade payables or any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

                 "SUBORDINATED DEBT INDENTURES" means, collectively, the Old F4L Senior Subordinated Note Indenture, the New F4L Senior Subordinated Note Indenture, the Old RGC 9% Subordinated Note Indenture, the Old RGC 10-1/4% Subordinated Note Indenture, the New RGC Senior Subordinated Note Indenture and the Seller Debenture Indenture.

                 "SUBORDINATED INDEBTEDNESS" means (i) the Old F4L Senior Subordinated Notes, the New F4L Senior Subordinated Notes, the New RGC Senior Subordinated Notes, the Seller Debentures, the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes and (ii) any other Indebtedness of Holdings or Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Agent and Requisite Lenders.

                 "SUBSCRIPTION AGREEMENT" means that certain Subscription Agreement dated as of June 14, 1995 among RGC Partners, L.P., Holdings, Company and the partnership investors signatory thereto, as such Subscription Agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                 "SWING LINE LENDER" means Bankers, or any Person serving as a successor Agent hereunder, in its capacity as Swing Line Lender hereunder and under the other Loan Documents.

                 "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(vi).

                 "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(vi).

                 "SWING LINE NOTE" means (i) the promissory note of Company issued pursuant to subsection 2.1E on the Closing Date to evidence the Swing Line Loans of Swing Line Lender and (ii) any promissory note issued by Company to any successor Agent and Swing Line Lender pursuant to the last sentence of subsection 10.6B, in each case substantially in the form of Exhibit IX annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

                 "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is organized or is deemed to be doing business on all or part of the net income, profits, gains or receipts of that Person (whether worldwide, or only insofar as such income, profits, gains or receipts are considered to arise in or to relate to a particular jurisdiction, or otherwise).

                 "TAX ELECTION AGREEMENT" means that certain Tax Election Agreement, effective as of February 3, 1992, by and among The Edward J. DeBartolo Corporation, Federated Department Stores, Inc., Federated Stores, Inc., and Ralphs Holding Company (now known as Ralphs Supermarkets, and following its name change after the RGC Merger, Ralphs Grocery), as such Tax Election Agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "TERM LOAN COMMITMENT" or "TERM LOAN COMMITMENTS" means the commitments of Lenders to make the Term Loans pursuant to subsection 2.1A in the aggregate.

                 "TERM LOAN EXPOSURE" means, with respect to a Lender of a Type of Term Loan as of any date of determination, (i) prior to the termination of all of a Lender's Commitment with respect to the Term Loans of such Type, that Lender's Term Loan Commitment of such Type (or any portion thereof that has not been terminated) plus the outstanding principal amount of the Term Loan of such Type of that Lender, and (ii) after the termination of all of a Lender's Commitment with respect to the Term Loans of such Type, the outstanding principal amount of the Term Loan of such Type of that Lender.

                 "TERM LOANS" means one or more of the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans or the Tranche D Term Loans.

                 "TERM NOTES" means (i) the promissory notes of Company evidencing the Term Loans of a Type of Term Loan issued pursuant to subsection 2.1E on the Closing Date, and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 11.1B(i) in connection with assignments of the Term Loan Commitments of such Type or of the Term Loans of such Type, in each case substantially in the form of Exhibit IV annexed hereto in the case of Tranche A Term Loans, Exhibit V annexed hereto in the case of Tranche B Term Loans, Exhibit VI annexed hereto in the case of Tranche C Term Loans and Exhibit VII annexed hereto in the case of Tranche D Term Loans, as they may be amended, supplemented or otherwise modified from time to time.

                 "TITLE INSURANCE POLICIES" means ALTA loan title insurance policies issued by a title insurance company reasonably satisfactory to Agent, in the amounts reasonably satisfactory to Agent with respect to any particular Real Property Assets subject to a Deed of Trust, assuring Agent that the applicable Deed of Trust creates a valid and enforceable first priority lien on the respective Real Property Asset subject to such Deed of Trust, free and clear of all defects and encumbrances except Permitted Encumbrances, which Title Insurance Policies shall be in form and substance reasonably satisfactory to Agent and shall include an endorsement for any matters that Agent may reasonably request and for future advances under this Agreement, the Notes and the other Loan Documents, and shall provide for affirmative insurance and such reinsurance as Agent may request, all of the foregoing in form and substance reasonably satisfactory to Agent.

                 "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

                 "TRADEMARK SECURITY AGREEMENT" means each Trademark Collateral Security Agreement and Conditional Assignment executed and delivered by Company and certain Subsidiaries of Company on the Closing Date and to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.10, each substantially in the form of Exhibit XIV annexed hereto, as each such Trademark Collateral Security Agreement and Conditional Assignment may hereafter be amended, supplemented or otherwise modified from time to time, and "TRADEMARK SECURITY AGREEMENTS" means all such Trademark Collateral Security Agreements and Conditional Assignments, collectively.

                 "TRANCHE A TERM LENDER" or "TRANCHE A TERM LENDERS" means the Lender or Lenders having a Tranche A Term Loan Commitment or having a Tranche A Term Loan outstanding.

                 "TRANCHE A TERM LOAN COMMITMENT" means the commitment of a Tranche A Term Lender to make a Tranche A Term Loan to Company pursuant to subsection 2.1A(i), and "TRANCHE A TERM LOAN COMMITMENTS" means such commitments of all Tranche A Term Lenders in the aggregate.

                 "TRANCHE A TERM LOANS" means the Loans made by Tranche A Term Lenders to Company pursuant to subsection 2.1A(i).

                 "TRANCHE B TERM LENDER" or "TRANCHE B TERM LENDERS" means the Lender or Lenders having a Tranche B Term Loan Commitment or having a Tranche B Term Loan outstanding.

                 "TRANCHE B TERM LOAN COMMITMENT" means the commitment of a Tranche B Term Lender to make a Tranche B Term Loan to Company pursuant to subsection 2.1A(ii), and "TRANCHE B TERM LOAN COMMITMENTS" means such commitments of all Tranche B Term Lenders in the aggregate.

                 "TRANCHE B TERM LOANS" means the Loans made by Tranche B Term Lenders to Company pursuant to subsection 2.1A(ii).

                 "TRANCHE C TERM LENDER" or "TRANCHE C TERM LENDERS" means the Lender or Lenders having a Tranche C Term Loan Commitment or having a Tranche C Term Loan outstanding.

                 "TRANCHE C TERM LOAN COMMITMENT" means the commitment of a Tranche C Term Lender to make a Tranche C Term Loan to Company pursuant to subsection 2.1A(iii), and "TRANCHE C TERM LOAN COMMITMENTS" means such commitments of all Tranche C Term Lenders in the aggregate.

                 "TRANCHE C TERM LOANS" means the Loans made by Tranche C Term Lenders to Company pursuant to subsection 2.1A(iii).

                 "TRANCHE D TERM LENDER" or "TRANCHE D TERM LENDERS" means the Lender or Lenders having a Tranche D Term Loan Commitment or having a Tranche D Term Loan outstanding.

                 "TRANCHE D TERM LOAN COMMITMENT" means the commitment of a Tranche D Term Lender to make a Tranche D Term Loan to Company pursuant to subsection 2.1A(iv), and "TRANCHE D TERM LOAN COMMITMENTS" means such commitments of all Tranche D Term Lenders in the aggregate.

                 "TRANCHE D TERM LOANS" means the Loans made by Tranche D Term Lenders to Company pursuant to subsection 2.1A(iv).

                 "TRANSACTION DOCUMENTS" means any or all of the Loan Documents, the Related Financing Documents, the Merger Agreement, the RGC Merger Certificate, the Tax Election Agreement, the Indemnification Agreement, the Shareholders Agreement, the Consulting Agreement, the Reimbursement Agreement and any guaranties relating to any of the foregoing, and all other agreements or instruments delivered pursuant to or in connection with any of the foregoing, including any purchase agreement or registration rights agreement.

                 "TRANSFER AND ASSUMPTION AGREEMENT" means that certain Transfer and Assumption Agreement, dated as of June 23, 1989, between Company (as successor to Food 4 Less) and New Holdings (as successor to Old Holdings), as it may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15A.

                 "TYPE" means a Term Loan, a Revolving Loan or a Swingline Loan (each of which is a "Type" of Loan) and with respect to a Term Loan, a Tranche A Term Loan, a Tranche B Term Loan, a Tranche C Term Loan or a Tranche D Term Loan (each of which is a "Type" of Term Loan).

                 "YUCAIPA" means The Yucaipa Companies, a California general partnership, or any successor thereto (i) which is an Affiliate of Ronald W. Burkle, (ii) which has been established for the sole purpose of changing the form of The Yucaipa Companies from that of a partnership to that of a limited liability company or such other form acceptable to Agent in its sole discretion and (iii) the form and structure of which has been approved by Agent in its sole discretion.

                 "YUCAIPA INVESTORS" means Ronald W. Burkle; F4L Equity Partners, L.P.; FFL Partners; Yucaipa Capital Fund L.P.; Yucaipa/F4L Partners; The Yucaipa Companies and any other entity formed after the Closing Date which is an Affiliate of Ronald W. Burkle; provided, however, that, in the event that F4L Equity Partners, L.P. is dissolved in accordance with the terms of its governing partnership documents following the Closing Date, the shares of Holdings Voting Stock which would have been distributable to Angeles Development, BV if F4L Equity Partners, L.P. had been dissolved on the Closing Date (which shares shall not exceed 20% of the total number of shares of Holdings Voting Stock owned by F4L Equity Partners, L.P. on the Closing Date) shall be deemed not to have been owned (economically or beneficially) by the Yucaipa Investors on the Closing Date for purposes of this Agreement.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

                 For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and (iii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall (i) utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3, or (ii) if any amendments to the provisions set forth in Sections 1, 6 or 7 are made pursuant to negotiations conducted by operation of the following sentence, accounting principles and policies in effect at the time of the effectiveness of such amendments. Notwithstanding the foregoing, if any changes in accounting principles from those used in the preparation of the financial statements referred to in subsection 5.3 hereafter occasioned by the promulgation of rules, regulations, pronouncements or opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Sections 1, 6 and 7 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Holdings' and Company's financial condition shall be the same after such changes as if such changes had not been made. During the period of such negotiations, but in no event for a period longer than 60 days, Company shall not be required to deliver the additional financial statements required pursuant to subsection 6.1(v). After the parties agree on amendments to the provisions of Sections 1, 6 and 7 necessitated by such changes, Company shall not be required to deliver the additional financial statements required pursuant to subsection 6.1(v) with respect to such changes.

1.3      OTHER DEFINITIONAL PROVISIONS.

                 References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.


SECTION 2.       AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1      COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

         A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii), 2.1A(iii), 2.1A(iv) and 2.1A(v), as applicable, and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(vi).

                 (i) Tranche A Term Loans. Each Tranche A Term Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in the first sentence of subsection 2.5A. The amount of each Tranche A Term Lender's Tranche A Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche A Term Loan Commitments is $275,000,000; provided that the Tranche A Term Loan Commitments of Tranche A Term Lenders shall be adjusted to give effect to any assignments of the Tranche A Term Loan Commitments pursuant to subsection 11.1B. Each Tranche A Term Lender's Tranche A Term Loan Commitment shall expire immediately and without further action on the earlier of (x) the date on which the Merger Agreement is terminated in accordance with Article XI thereof and (y) June 30, 1995 if the initial Term Loans are not made on or before that date.
         Company may make only one borrowing on the Closing Date under the Tranche A Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

                 (ii) Tranche B Term Loans. Each Tranche B Term Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro

         Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Tranche B Term Lender's Tranche B Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche B Term Loan Commitments is $108,333,333; provided that the Tranche B Term Loan Commitments of Tranche B Term Lenders shall be adjusted to give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 11.1B. Each Tranche B Term Lender's Tranche B Term Loan Commitment shall expire immediately and without further action on the earlier of (x) the date on which the Merger Agreement is terminated in accordance with Article XI thereof and (y) June 30, 1995 if the initial Term Loans are not made on or before that date. Company may make only one borrowing on the Closing Date under the Tranche B Term Loan Commitments. Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

                 (iii) Tranche C Term Loans. Each Tranche C Term Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche C Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Tranche C Term Lender's Tranche C Term Loan Commitment is set forth opposite its name on Schedule
         2.1 annexed hereto and the aggregate amount of the Tranche C Term Loan Commitments is $108,333,333; provided that the Tranche C Term Loan Commitments of Tranche C Term Lenders shall be adjusted to give effect to any assignments of the Tranche C Term Loan Commitments pursuant to subsection 11.1B. Each Tranche C Term Lender's Tranche C Term Loan Commitment shall expire immediately and without further action on the earlier of (x) the date on which the Merger Agreement is terminated in accordance with Article XI thereof and (y) June 30, 1995 if the initial Term Loans are not made on or before that date. Company may make only one borrowing on the Closing Date under the Tranche C Term Loan Commitments. Amounts borrowed under this subsection 2.1A(iii) and subsequently repaid or prepaid may not be reborrowed.

                 (iv) Tranche D Term Loans. Each Tranche D Term Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche D Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Tranche D Term Lender's Tranche D Term Loan Commitment is set forth opposite its name on Schedule
         2.1 annexed hereto and the aggregate amount of the Tranche D Term Loan Commitments is $108,333,334; provided that the Tranche D Term Loan Commitments of Tranche D Term Lenders shall be adjusted to give effect to any assignments of the Tranche D Term Loan Commitments pursuant to subsection 11.1B. Each Tranche D Term Lender's

         Tranche D Term Loan Commitment shall expire immediately and without further action on the earlier of (x) the date on which the Merger Agreement is terminated in accordance with Article XI thereof and (y) June 30, 1995 if the initial Term Loans are not made on or before that date. Company may make only one borrowing on the Closing Date under the Tranche D Term Loan Commitments. Amounts borrowed under this subsection 2.1A(iv) and subsequently repaid or prepaid may not be reborrowed.

                 (v) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $325,000,000; provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 11.1B; and provided further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii). Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Revolving Lender's Revolving Loan Commitment shall expire immediately and without further action on the earlier of
         (x) the date on which the Merger Agreement is terminated in accordance with Article XI thereof and (y) June 30, 1995 if the initial Term
         Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(v) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                 Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations in the amounts and during the periods indicated:

                          (a) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect; and

                          (b)     for 30 consecutive days during the
                 twelve-month period immediately following the Closing Date and thereafter during each twelve-month period that immediately follows the Company's most recent compliance with this subparagraph (b), the sum of (1) the aggregate outstanding principal amount of all Revolving Loans plus (2) the aggregate outstanding principal amount of all Swing Line Loans shall not exceed $75,000,000.

                 (vi) Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $30,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B(ii) or 2.4B(iii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on the earlier of (x) the date on which the Merger Agreement is terminated in accordance with Article XI thereof and (y) June 30, 1995 if the Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(vi) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                 Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the following limitations in the amounts and during the periods indicated:

                          (a) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect; and

                          (b)     for 30 consecutive days during the
                 twelve-month period immediately following the Closing Date and thereafter during each twelve-month period that immediately follows the Company's most recent compliance with this subparagraph (b), the sum of (1) the aggregate outstanding principal amount of all Revolving Loans plus (2) the aggregate outstanding principal amount of all Swing Line Loans shall not exceed $75,000,000.

                 With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender (i) may, at any time in its sole and absolute discretion, and (ii) shall, at least once every seven days, deliver to Agent (with a copy to Company), no later than 1:00 P.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given which Swing Line Lender requests Revolving Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note of Swing Line Lender. Company hereby authorizes Agent and Swing Line Lender to charge Company's accounts with Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by subsection 11.5.

                 Immediately upon the funding of each Swing Line Loan by Swing Line Lender, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated without giving effect to clauses (d) and (e) of the definition of Revolving Loan Exposure) of the unpaid amount together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to evidence such participation each Revolving Lender agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

                 Anything contained herein to the contrary notwithstanding, (i) each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Revolving Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the satisfaction of one of the following: (X) Swing Line Lender believed in good faith that all conditions under
         Section 4 to the making of the applicable Swing Line Loans to be refunded, were satisfied at the time such Swing Line Loans were made,
         (Y) such Revolving Lender had actual knowledge, by receipt of any notices required to be delivered to Revolving Lenders pursuant to subsection 6.1(ix) or otherwise, that any such condition had not been satisfied and such Revolving Lender failed to notify Swing Line Lender and Agent in writing that it had no obligation to make Revolving Loans until such condition was satisfied (any such notice to be effective as of the date of receipt thereof by Swing Line Lender and Agent), or (Z) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 11.6; and (ii) Swing

         Line Lender shall not be obligated to make any Swing Line Loans if it has elected not to do so after the occurrence and during the continuation of a Potential Event of Default or Event of Default.

         B. BORROWING MECHANICS. Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(vi) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) that are made as (i) Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount or (ii) Base Rate Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or whenever Company desires that Revolving Lenders make Revolving Loans Company shall deliver to Agent a Notice of Borrowing no later than 1:00 P.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Agent a Notice of Borrowing no later than 1:00 P.M. (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day),
(ii) the amount and Type of Loans requested, (iii) in the case of Swing Line Loans, that such Loans shall be Base Rate Loans, (iv) whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Agent on or before the applicable Funding Date.

                 Notwithstanding anything contained herein to the contrary, during the period commencing on (and including) the Closing Date and ending on the earlier of (i) the three-month anniversary of the date on which the first Eurodollar Rate Loan is made under this Agreement and (ii) the date Agent sends notice to Company indicating that Lenders' primary syndication has been concluded, (a) Company may only request Base Rate Loans and Eurodollar Rate Loans with an Interest Period of one month and (b) the last day of the Interest Period applicable to any Eurodollar Rate Loan shall be the one-month anniversary, the two-month anniversary or the three-month anniversary of the date on which the first Eurodollar Rate Loan is made under this Agreement.

                 Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

                 Company shall notify Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing as modified pursuant to the notice provided for in the first clause of this sentence (it being understood that the making of such Loans by Lenders shall not in any way be construed as a waiver by Lenders of any matter set forth in such notice).

                 Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

         C. DISBURSEMENT OF FUNDS. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the Commitments for the particular Type of Loans requested, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(vi) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office.

                 Unless Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Agent the amount of such Lender's Loan requested on such Funding Date, Agent may assume that such Lender has made such amount available to Agent on such Funding Date and Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the customary rate set by Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the rate payable under this Agreement for Base Rate Loans of the applicable type of Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

         D.      THE REGISTER.

                 (i) Agent shall maintain, at its address referred to in subsection 11.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (ii) Agent shall record in the Register the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment, the Tranche C Term Loan Commitment, the Tranche D Term Loan Commitment and the Revolving Loan Commitment and the Term Loans and Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Term Loans or Revolving Loans of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of the applicable Loans.

                 (iii) Each Lender shall record on its internal records (including, without limitation, the Notes held by such Lender) the amount of the Term Loans and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of the applicable Loans; andprovided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern, absent manifest error.

                 (iv) Company, Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided in subsection 11.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

                 (v) Company hereby designates Bankers to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent Bankers serves in such capacity, Bankers and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 11.3.

         E.      NOTES.  Company shall execute and deliver on the Closing Date
(i) to each Tranche A Term Lender (or to Agent for that Lender) a Tranche A Term Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender's Tranche A Term Loan Commitment, in the principal amount of that Lender's Tranche A Term Loan and that Lender's Tranche A Term Loan Commitment and with other appropriate insertions, (ii) to each Tranche B Term Lender (or Agent for that Lender) a Tranche B Term Note substantially in the form of
Exhibit V annexed hereto to evidence that Lender's Tranche B Term Loan, in the principal amount of that Lender's Tranche B Term Loan and with other appropriate insertions, (iii) to each Tranche C Term Lender (or to Agent for that Lender) a Tranche C Term Note substantially in the form of Exhibit VI annexed hereto to evidence that Lender's Tranche C Term Loan, in the principal amount of that Lender's Tranche C Term Loan and with other appropriate insertions, (iv) to each Tranche D Term Lender (or to Agent for that Lender) a Tranche D Term Note substantially in the form of Exhibit VII annexed hereto to evidence that

Lender's Tranche D Term Loan, in the principal amount of that Lender's Tranche D Term Loan and with other appropriate insertions, (v) to each Revolving Lender (or to Agent for that Lender) a Revolving Note substantially in the form of
Exhibit VIII annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions, and (vi) to Swing Line Lender a Swing Line Note substantially in the form of Exhibit IX annexed hereto to evidence Swing Line Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions.

2.2      INTEREST ON THE LOANS.

         A.      RATE OF INTEREST.  Subject to the provisions of subsections
2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate, as the case may be. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

                 (i) Subject to the provisions of subsections 2.2E and 2.7, the Tranche A Term Loans and the Revolving Loans shall bear interest through maturity as follows:

                          (A) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin; or

                          (B) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Eurodollar Margin.

                 Upon delivery of the Margin Determination Certificate by Company to Agent pursuant to subsection 6.1(xviii), the Applicable Base Rate Margin and the Applicable Eurodollar Margin shall automatically be adjusted in accordance with such Margin Determination Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Agent of such Margin Determination Certificate; provided that if a Margin Determination Certificate is not delivered at the time required pursuant to subsection 6.1(xviii), clause (iii) of the definitions of

"Applicable Base Rate Margin" and "Applicable Eurodollar Rate Margin", as the case may be, shall be applicable from such time until delivery of a succeeding Margin Determination Certificate; provided further that if a Margin Determination Certificate erroneously indicates an applicable margin more favorable to Company than should be afforded by the actual calculation of the Interest Coverage Ratio, Company shall promptly pay additional interest and letter of credit fees to correct for such error.

                 (ii) Subject to the provisions of subsections 2.2E and 2.7, the Tranche B Term Loans shall bear interest through maturity as follows:

                          (A) if a Base Rate Loan, then at the sum of the Base Rate plus 2.00% per annum; or

                          (B) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus 3.25% per annum.

                 (iii) Subject to the provisions of subsections 2.2E and 2.7, the Tranche C Term Loans shall bear interest through maturity as follows:

                          (A) if a Base Rate Loan, then at the sum of the Base Rate plus 2.50% per annum; or

                          (B) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus 3.75% per annum.

                 (iv) Subject to the provisions of subsections 2.2E and 2.7, the Tranche D Term Loans shall bear interest through maturity as follows:

                          (A) if a Base Rate Loan, then at the sum of the Base Rate plus 2.75% per annum; or

                          (B) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus 4.00% per annum.

                  (v) Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Applicable Base Rate Margin minus the Commitment Fee Percentage.

         B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided that:

                 (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

                 (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                 (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                 (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

                 (v) no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond June 15, 2001, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond June 15, 2002, no Interest Period with respect to any portion of the Tranche C Term Loans shall extend beyond June 15, 2003, no Interest Period with respect to any portion of the Tranche D Term Loans shall extend beyond February 15, 2004 and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

                 (vi) no Interest Period with respect to any portion of any Type of Term Loan shall extend beyond a date on which Company is required to make a scheduled payment of principal of Term Loans of such Type unless the sum of (a) the aggregate principal amount of Term Loans of such Type that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans of such Type that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on Term Loans of such Type on such date;

                 (vii) there shall be no more than 20 Interest Periods outstanding at any time (it being understood that Interest Periods for different Types of Loans, whether or not such Interest Periods are for the same period and end on the same day, constitute separate Interest Periods); and

                 (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

         C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

         D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or
(ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; provided further that during the period commencing on (and including) the Closing Date and ending on the earlier of (i) the three-month anniversary of the date on which the first Eurodollar Rate Loan is made under this Agreement and (ii) the date Agent sends a notice to Company indicating that Lenders' primary syndication has been concluded, (a) no Loan may be made or continued as or converted into a Eurodollar Rate Loan having an Interest Period of longer than one month and (b) the last day of the Interest Period applicable to any Eurodollar Rate Loan shall be the one-month anniversary, the two-month anniversary or the three-month anniversary of the date on which the first Eurodollar Rate Loan is made under this Agreement; and provided still further that no Loan may be made as or converted into a Base Rate Loan during the period from December 24 of any year to and including January 7 of the immediately succeeding year for the purpose of investing in securities bearing interest at a rate determined by reference to any other basis for the purpose of arbitrage or speculation.

                 Company shall deliver a Notice of Conversion/Continuation to Agent no later than 1:00 P.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate
Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and Type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date.

                 Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

                 Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

         E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.

Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

         F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the Interest Payment Date with respect to which such interest payment is being made or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3      FEES.

         A. COMMITMENT FEES. Company agrees to pay to Agent, for distribution to each Revolving Lender in proportion to that Revolving Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the aggregate principal amount of Revolving Loans outstanding (but not any Swing Line Loans outstanding) multiplied by the Commitment Fee Percentage, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 1995, and on the Revolving Loan Commitment Termination Date.

         B. OTHER FEES. Company agrees to pay to Agent such other fees in the amounts and at the times as have been separately agreed upon by letter agreement between Company and Agent. After receipt of such other fees from Company, Agent agrees to pay to each Lender such portion of such other fees in the amounts and at the times as have been separately agreed upon in writing between Agent and such Lender.

2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

         A.      SCHEDULED PAYMENTS OF TERM LOANS.

                 (i) Scheduled Payments of Tranche A Term Loans. Company shall make principal payments on the Tranche A Term Loans in equal quarterly installments on March 15, June 15, September 15 and December 15 of each year commencing on September 15, 1996, such quarterly installments to comprise the aggregate amounts set forth opposite the corresponding Payment Period as follows:

                                                                            Scheduled Repayment
             Payment Period                                               of Tranche A Term Loans
             --------------                                               -----------------------
             Closing Date  - September 14, 1996                                 $          0
             September 15, 1996 - June 15, 1997                                   33,000,000
             September 15, 1997 - June 15, 1998                                   55,000,000
             September 15, 1998 - June 15, 1999                                   58,666,667
             September 15, 1999 - June 15, 2000                                   62,333,333
             September 15, 2000 - June 15, 2001                                   66,000,000
                                                                                ------------
                                                                                $275,000,000

        ; provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided still further that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than June 15, 2001, and the final installment payable by Company in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche A Term Loans.

                (ii) Scheduled Payments of Tranche B Term Loans. Company shall make principal payments on the Tranche B Term Loans in equal quarterly installments on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 1995, such quarterly installments to comprise the aggregate amounts set forth opposite the corresponding Payment Period as follows:

                                                                            Scheduled Repayment
             Payment Period                                               of Tranche B Term Loans
             --------------                                               -----------------------
             Closing Date - September 14, 1996                                  $  1,083,333
             September 15, 1996 - June 15, 1997                                    1,083,333
             September 15, 1997 - June 15, 1998                                    1,083,333
             September 15, 1998 - June 15, 1999                                    1,083,333
             September 15, 1999 - June 15, 2000                                    1,083,333
             September 15, 2000 - June 15, 2001                                    1,083,333
             September 15, 2001 - June 15, 2002                                  101,833,335
                                                                                ------------
                                                                                $108,333,333

        ; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided still further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than June 15, 2002, and the final installment payable by Company in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche B Term Loans.

                (iii) Scheduled Payments of Tranche C Term Loans. Company shall make principal payments on the Tranche C Term Loans in equal quarterly installments on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 1995, such quarterly installments to comprise the aggregate amounts set forth opposite the corresponding Payment Period as follows:

                                                                            Scheduled Repayment
             Payment Period                                               of Tranche C Term Loans
             --------------                                               -----------------------
             Closing Date - September 14, 1996                                  $  1,083,333
             September 15, 1996 - June 15, 1997                                    1,083,333
             September 15, 1997 - June 15, 1998                                    1,083,333
             September 15, 1998 - June 15, 1999                                    1,083,333
             September 15, 1999 - June 15, 2000                                    1,083,333
             September 15, 2000 - June 15, 2001                                    1,083,333
             September 15, 2001 - June 15, 2002                                    1,083,333
             September 15, 2002 - June 15, 2003                                  100,750,002
                                                                                ------------
                                                                                $108,333,333

        ; provided that the scheduled installments of principal of the Tranche C Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided still further that the Tranche C Term Loans and all other amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than June 15, 2003, and the final installment payable by Company in respect of the Tranche C Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche C Term Loans.

                (iv) Scheduled Payments of Tranche D Term Loans. Company shall make principal payments on the Tranche D Term Loans in equal quarterly installments on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 1995, and on February 15, 2004, such quarterly installments to comprise the aggregate amounts set forth opposite the corresponding Payment Period as follows:

                                                                            Scheduled Repayment
             Payment Period                                               of Tranche D Term Loans
             --------------                                               -----------------------
             Closing Date - September 14, 1996                                  $  1,083,333
             September 15, 1996 - June 15, 1997                                    1,083,333
             September 15, 1997 - June 15, 1998                                    1,083,333
             September 15, 1998 - June 15, 1999                                    1,083,333
             September 15, 1999 - June 15, 2000                                    1,083,333
             September 15, 2000 - June 15, 2001                                    1,083,333
             September 15, 2001 - June 15, 2002                                    1,083,333
             September 15, 2002 - June 15, 2003                                    1,083,333
             September 15, 2003 - February 15, 2004                               99,666,670
                                                                                ------------
                                                                                $108,333,334


        ; provided that the scheduled installments of principal of the Tranche D Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided still further that the Tranche D Term Loans and all other amounts owed hereunder with respect to the Tranche D Term Loans shall be paid in full no later than February 15, 2004, and the final installment payable by Company in respect of the Tranche D Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche D Term Loans.

        B.      PREPAYMENTS AND REDUCTIONS IN COMMITMENTS.

                (i) Voluntary Prepayments. Company may, upon written or telephonic notice to Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount for Eurodollar Rate Loans or an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount for Base Rate Loans; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

                (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. Company's notice to Agent shall designate the date (which shall be a Business
        Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately by its Pro Rata Share of such reduction.





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

                (iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments.

                         (a) Prepayments and Reductions from Asset Sales. No later than the third Business Day following the date of receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale in an aggregate cumulative amount equal to or exceeding $500,000 (and as to which no prepayment of the Loans shall have been made pursuant to this subsection 2.4B(iii)(a)),
                (1) Company shall prepay the Term Loans in an amount equal to the Net Cash Proceeds of such Asset Sale and (2) to the extent the Net Cash Proceeds of such Asset Sale exceed the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess; provided, however, that, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, the following Net Cash Proceeds of Asset Sale received by Company and its Subsidiaries from and after the date hereof need not be applied to the mandatory prepayment of the Loans pursuant to this subsection 2.4B(iii)(a): (i) Net Cash Proceeds from the sale of any store (other than Net Cash Proceeds from Required Dispositions or Planned Dispositions) to the extent that such Net Cash Proceeds are reinvested in new stores or the construction or remodeling of stores within 270 days of such sale; (ii) Net Cash Proceeds from the sale of a store (other than Net Cash Proceeds from Required Dispositions or Planned Dispositions) to the extent that such Net Cash Proceeds do not exceed the Consolidated Capital Expenditures made to acquire or build a replacement store in the general vicinity of the store sold within 270 days preceding the date of such sale, and, so long as, in the case of clauses (i) and (ii) above, the aggregate amount of such Net Cash Proceeds so excluded from the mandatory prepayment provisions does not exceed in any Fiscal Year the greater of (x) $15,000,000 and (y) the Net Cash Proceeds, up to a maximum aggregate amount of $25,000,000, received by Company or any Subsidiary of Company with respect to the sale of the first five stores in such Fiscal Year with respect to which Company has not prepaid the Loans, pursuant to clause (i) and (ii) above, within three Business Days of receipt of proceeds thereof; (iii) Net Cash Proceeds from the sale and concurrent lease-back of any store opened or acquired after the Closing Date or any equipment acquired after the Closing Date, in each case within 180 days of the completion of such store or the acquisition of such equipment, in each case to the extent and only to the extent of Consolidated Capital Expenditures made with respect to such store or such equipment;
                (iv) Net Cash Proceeds from the sale of worn-out or obsolete equipment, to the extent that such Net Cash Proceeds are reinvested in the same or similar equipment within 90 days of such sale; and (v) Net Cash Proceeds from the occurrence of any loss, damage or destruction of any stores or any other facilities of Company or any of its Subsidiaries (including any assets located therein) giving rise to insurance proceeds, to the extent that (a) such Net Cash Proceeds are reinvested to repair or rebuild the assets so lost, damaged or destroyed within the earlier of (1) 270 days of receipt of such Net Cash Proceeds and (2) 18 months of the occurrence of such loss, damage or destruction or (b) such Net Cash Proceeds do not exceed the expenditures made by Company or any of its Subsidiaries within the earlier of (1) 270 days of receipt of such Net Cash Proceeds and (2) 18 months of the occurrence of such loss, damage or destruction, to repair or rebuild the applicable assets so lost, damaged or destroyed; provided that the Net Cash Proceeds of Asset Sale which are not being applied to the payment of the Term Loans pursuant to clauses (i) through (v) above shall be applied first to the Swing Line Loans then outstanding and second to the Revolving Loans then outstanding, but the Revolving Loan Commitments shall not be reduced by the amount of such Net Cash Proceeds; provided still further that Company shall, within three Business Days of the receipt by Company or any of its Subsidiaries of any Net Cash Proceeds of Asset Sale referred to in clauses (i) through (v) above, deliver to Agent an Officers' Certificate setting forth (A) the amount of such Net Cash Proceeds and the amount of the mandatory prepayment to be made, if any, pursuant to this subsection 2.4B(iii)(a) and setting forth in reasonable detail the calculations from which such amounts were derived, (B) with respect to the receipt of Net Cash Proceeds of Asset Sale referred to in clauses (i), (iv) and (v) above, in reasonable detail, the intended application of such Net Cash Proceeds of Asset Sale and the estimated costs of the reinvestment referred to in such clauses, and (C) with respect to the receipt of Net Cash Proceeds of Asset Sales referred to in clauses (ii), (iii) and (v) above, in reasonable detail the Consolidated Capital Expenditures made by Company which accounts for the exclusion of any such Net Cash Proceeds of Asset Sale from the mandatory prepayment requirements of this subsection 2.4B(iii)(a), which Officers' Certificate, in the case of clauses (i) and (iv) and with respect to matters described in clause (B) above, clause (v), may be amended at any time and from time to time by Company during the 270-day or 90-day period, as applicable, following receipt of such Net Cash Proceeds of Asset Sale. In the event that any portion of any Net Cash Proceeds of Asset Sale received by Company or any of its Subsidiaries which are excluded from the mandatory prepayment requirement of this subsection 2.4B(iii)(a) by operation of clauses (i), (iv) and (v) above are not expended for the purposes specified in the Officers' Certificate, as amended, delivered by Company in connection therewith within the time periods specified in such clauses, Company shall, immediately upon the expiration of the applicable time period, make a mandatory prepayment of the Loans as specified in the first sentence of this subsection 2.4B(iii)(a) in an amount equal to such unexpended portion, but only to the extent such amount has not been previously applied as a mandatory prepayment under subsection 2.4B(iii)(e). In the event that Company shall, at any time after receipt of Cash Proceeds of any Asset Sale requiring a prepayment or a reduction of the Revolving Loan Commitments pursuant to this subsection 2.4B(iii)(a), determine that the prepayments and/or reductions of the Revolving Loan Commitments previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this subsection 2.4B(iii)(a), Company shall promptly make an additional prepayment of the Term Loans, Swing Line Loans or Revolving Loans, as the case may be (and, if applicable, the Revolving Loan Commitments shall be permanently reduced), in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to Agent an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit.
                If, following the receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale, Company is required to apply or cause to be applied any portion of such Cash Proceeds to prepay any Indebtedness evidenced by any of the Related Financing Documents pursuant to the applicable Related Financing Document, then, notwithstanding anything contained in this subsection 2.4B(iii)(a), Company shall prepay the Loans and/or reduce the Revolving Loan Commitments in the order set forth in this subsection 2.4B(iii)(a) so as to eliminate any obligation to prepay such Indebtedness. Any mandatory prepayments pursuant to this subsection 2.4B(iii)(a) shall be applied as specified in subsection 2.4B(iv).

                         (b) Prepayments and Reductions Due to Issuance of Debt Securities. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of the cash proceeds (net of underwriting discounts, similar placement fees and commissions and other reasonable costs and expenses associated therewith) from the issuance of any debt Securities of Holdings or any such Subsidiary, (1) Company shall prepay the Term Loans in an amount equal to such net cash proceeds and (2) to the extent the amount of such net cash proceeds exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

                         (c) Prepayments and Reductions Due to Issuance of Equity Securities. No later than the first Business Day following the date of receipt by Holdings of the cash proceeds (net of underwriting discounts, similar placement fees and commissions and other reasonable costs associated therewith) from the issuance of any equity Securities of Holdings or the receipt of any equity contribution by Holdings or Company (other than issuances of equity to management employees pursuant to agreements or stock option plans permitted under subsection 7.12) (without duplication), (1) Company shall prepay the Term Loans in an amount equal to 50% of such net cash proceeds (such amount being the "EQUITY REPAYMENT AMOUNT") and (2) to the extent the Equity Repayment Amount exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans to the full extent thereof, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess; provided, however, that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, for purposes of this subsection 2.4B(iii)(c), up to 50% of the Equity Repayment Amount (but in an aggregate amount for the term of this Agreement not to exceed $25,000,000) may be applied within 60 days of such date of receipt to redeem, retire or repurchase all or any portion of any Indebtedness (other than the Loans) of any of Holdings or Company, as set forth in an Officers' Certificate of Company delivered to Agent on the date of receipt by Holdings of such cash proceeds. On the sixtieth day after receipt of such cash proceeds, (i) Company shall prepay the Term Loans in an amount equal to the portion of such Equity Repayment Amount that has not been used to redeem, retire or repurchase such other Indebtedness as set forth in an Officers' Certificate of Company delivered to Agent on such sixtieth day and (ii) to the extent such portion of such Equity Repayment Amount exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

                         (d) Prepayments and Reductions Due to Reversion of Surplus Assets of Pension Plans. On the date of return to Holdings or any of its Subsidiaries of any surplus assets of any pension plan of Holdings or any of its Subsidiaries, (1) Company shall prepay the Term Loans in an amount (the "NET REVERSION AMOUNT") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof, and (2) to the extent the Net Reversion Amount exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans to the full extent thereof, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

                         (e) Prepayments and Reductions Due to Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, within 100 days after the last day of such Fiscal Year (1) Company shall prepay the Term Loans in an amount equal to 75% of such Consolidated Excess Cash Flow (such amount being the "CASH FLOW REPAYMENT AMOUNT") and (2) to the extent the Cash Flow Repayment Amount exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans to the full extent thereof, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess; provided, however, that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, for purposes of this subsection 2.4B(iii)(e), up to 50% of the Cash Flow Repayment Amount (but in an aggregate amount for the term of this Agreement not to exceed $25,000,000) may be applied within 60 days of the date of such required prepayment to redeem, retire or repurchase all or any portion of any Indebtedness (other than the Loans) of Company, as set forth in an Officers' Certificate of Company delivered to Agent on the date of such required prepayment. On the sixtieth day after the date the initial prepayment of the Cash Flow Repayment Amount is required, (i) Company shall prepay the Term Loans in an amount equal to the portion of such Cash Flow Repayment Amount that has not been used to redeem, retire or repurchase such other Indebtedness as set forth in an Officers' Certificate of Company delivered to Agent on such sixtieth day and (ii) to the extent such portion of such Cash Flow Repayment Amount exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans to the full extent thereof, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

                         (f) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Company shall immediately prepay first the Swing

                Line Loans and second the Revolving Loans to the extent necessary (1) so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect and (2) to give effect to the limitations set forth in clause (b) of the second paragraph of subsection 2.1A(v) and clause (b) of the second paragraph of subsection 2.1A(vi). Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv) and shall not reduce the amount of the Revolving Loan Commitments then in effect.

        (iv)    Application of Prepayments.

                         (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Subject to the last sentence of this subsection 2.4B(iv)(a), any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied to Term Loans, Revolving Loans or Swing Line Loans as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied (x) to the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans and the Tranche D Loans on a pro rata basis and (y) to reduce the unpaid scheduled installments of principal of the Term Loans set forth in subsections 2.4A(i), 2.4A(ii), 2.4A(iii) and 2.4A(iv) on a pro rata basis.

                         (b) Application of Mandatory Prepayments of Term Loans by Order of Maturity. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied
                (x) to the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans and the Tranche D Term Loans on a pro rata basis and (y) to reduce the unpaid scheduled installments of principal of the Term Loans set forth in subsections 2.4A(i), 2.4A(ii), 2.4A(iii) and 2.4A(iv) on a pro rata basis; provided that, in the case of Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans, upon receipt of any mandatory prepayments pursuant to subsection 2.4B(iii) with respect to which Company has given Agent written notification prior to such receipt that Company has elected to give the Tranche B Term Lenders, the Tranche C Term Lenders and the Tranche D Term Lenders the right to waive such Lenders' right to receive such prepayment (the "WAIVABLE MANDATORY PREPAYMENT"), Agent shall notify the Tranche B Term Lenders, the Tranche C Term Lenders and the Tranche D Term Lenders of such receipt





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

                and the amount of the prepayment to be applied to each such Lender's Term Loans; provided, still further that Company shall use its reasonable efforts to notify the Tranche B Term Lenders, the Tranche C Term Lenders and the Tranche D Term Lenders of such Waivable Mandatory Prepayment three (3) Business Days prior to the payment to Agent of such Waivable Mandatory Prepayments (it being understood that Company shall have no liabilities for failing to so notify such Lenders). In the event any such Tranche B Term Lender, Tranche C Term Lender or Tranche D Term Lender desires to waive such Lender's right to receive any such Waivable Mandatory Prepayment, such Lender shall so advise Agent no later than the close of business on the date of such notice from Agent. In the event that any such Lender waives such Lender's right to any such Waivable Mandatory Prepayment, Agent shall apply 50% of the amount so waived by such Lender to prepay the Tranche A Term Loans and to reduce unpaid scheduled installments of principal of the Tranche A Term Loans set forth in subsection 2.4A(i) on a pro rata basis. Agent shall return the remainder of the amount so waived by such Lender to Company.

                         (c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans, Tranche D Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D. To the extent that Company is required to make a mandatory prepayment of the Loans which is required to be applied to Eurodollar Rate Loans (following the operation of the immediately preceding sentence) on a date other than the last day of an Interest Period applicable to a Eurodollar Rate Loan, Agent shall hold the amount of such prepayment in an interest bearing account in the Agent's sole dominion and control. On the last day of the Interest Period relating to the next-maturing Eurodollar Rate Loan, Agent shall apply the amounts held by it in such account to the prepayment of such maturing Eurodollar Rate Loan and Agent shall notify Company of the application of such amounts. Upon the direction of Company, Agent may apply any earnings on amounts held in such account to the payment of accrued interest on such Eurodollar Rate Loan or shall release such earnings to Company.

        C.      GENERAL PROVISIONS REGARDING PAYMENTS.

                (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder, under the Notes and under the other Loan Documents shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Agent not later than 1:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment to be made to Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

                (ii) Application of Payments to Principal and Interest. Except as otherwise provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

                (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Agent and the commitment fees of such Lender when received by Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

                (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be; provided, however, that if the day on which payment relating to a Eurodollar Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in that month, then the due date thereof shall be the next preceding Business Day.

                (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5     USE OF PROCEEDS.

        A. TERM LOANS. The proceeds of the Term Loans made on the Closing Date, together with other funds available to Company, shall be applied by Company (i) to pay Company's share of the $375,900,000 cash component of the purchase price for the stock of Ralphs Supermarkets (including cash payments for cancellation of management stock options), (ii) to refinance the existing bank indebtedness of Ralphs Grocery of approximately $243,000,000 and the existing bank indebtedness of Food 4 Less, Alpha Beta, Cala Foods, Inc., Falley's and F4L Merchandising of approximately $178,000,000, (iii) to purchase not less than $19,000,000 and up to $30,000,000 aggregate principal amount of the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes,
(iv) to repay in full the amounts outstanding under the RGC Mortgage Notes, together with accrued interest and fees relating thereto, in an aggregate amount not exceeding $194,500,000, (v) to pay up to $22,800,000 pursuant to documents governing the Ralphs Grocery equity appreciation rights, (vi) to pay the entire principal amount of the Holdings Discount Notes plus accrued interest and premiums thereon in an aggregate amount not to exceed $85,500,000, and (vii) to pay up to $152,000,000 of fees, expenses, premiums and other costs associated with the Acquisition, the making of the Loans hereunder and the related transactions described herein.

        B. REVOLVING LOANS; SWING LINE LOANS. Up to $13,500,000 (less an amount equal to the aggregate accreted value of the Holdings Discount Notes outstanding as of the Closing Date) of the proceeds of Revolving Loans made to Company on the Closing Date may be applied by Company for the purposes specified in subsection 2.5A. Up to $10,100,000 of the proceeds of the Revolving Loans made on the Change of Control Purchase Date may be applied by Company to purchase then outstanding Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes pursuant to the Change of Control Offer and to pay premiums and accrued interest on the Securities so purchased. The proceeds of any other Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and general corporate purposes.

        C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.





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

2.6     SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

                Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

        A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (by telefacsimile or by telephone confirmed in writing) to Company and each Lender.

        B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that, by reason of circumstances affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

        C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), in each case that becomes effective (other than any change in such law, treaty or governmental rule, regulation or order which was promulgated prior to the date hereof and which becomes effective in accordance with its terms after the date hereof) after the date of this Agreement, or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by





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telephone confirmed in writing) to Company and Agent of such determination
(which notice Agent shall promptly transmit to each other Lender).  Thereafter
(a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

        D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender will sustain or has sustained: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan,
(iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

        E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

        F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

        G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, unless waived in accordance with the provisions of subsection 11.6,
(i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7     INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

        A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective (other than any change in such law, treaty or governmental rule, regulation or order which was promulgated prior to the date hereof and which becomes effective in accordance with its terms after the date hereof) after the date hereof, or the compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank, the National Association of Insurance Commissioners ("NAIC") or other governmental or quasi-governmental authority (whether or not having the force of law):

                (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

                (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

                (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that a Lender shall not be entitled to avail itself of the benefit of this subsection 2.7A to the extent that any such increased cost or reduction in amounts was incurred more than one year prior to the time it gives notice to Company (as provided in the next sentence) of the relevant circumstance, unless such circumstance arose or became applicable retrospectively, in which case such Lender shall not be limited to such one year period so long as such Lender has given such notice to Company no later than one year from the time such circumstance became applicable to such Lender. Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        B.      WITHHOLDING OF TAXES.

                (i) Payments to Be Free and Clear. Except as provided specifically to the contrary in paragraphs (ii) and (iii) below, all sums payable by Company or any other Loan Party to Agent or any Lender under this Agreement or the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

                (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Agent or any Lender under any of the Loan Documents:

                         (a) Company shall notify Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                         (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Agent or such Lender, as the case may be) on behalf of and in the name of Agent or such Lender;

                         (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent or such Lender, as the case may be, receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made; and

                         (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

        provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect





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

        at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

                (iii)    Evidence of Exemption from U.S. Withholding Tax.

                         (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                         (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall (1) deliver to Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any





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

                other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                         (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of subsection 2.7B(iii)(a); provided that if such Lender shall have satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change after the date of such satisfaction in any applicable law, treaty or governmental rule, regulation or order, or any change after the date of such satisfaction in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

        C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or, after the date hereof, any change therein or in the interpretation or administration thereof by any governmental authority, central bank, the NAIC or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, the NAIC or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that a Lender shall not be entitled to avail itself of the benefit of this subsection 2.7C to the extent that any such reduction in return was incurred more than one year prior to the time it gives notice to Company (as provided in the next sentence) of the relevant circumstance, unless such circumstance arose or became applicable retrospectively, in which case such Lender shall not be limited to such one year period so long as such Lender has given such notice to Company no later than one year from the time such circumstance became applicable to such Lender. Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8     OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE; REPLACEMENT OF
        LENDER.

                A. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause
(i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Agent) shall be conclusive absent manifest error.





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

                B. If Company receives a notice pursuant to subsection 2.7A, 2.7C or 3.6, so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender's Loans, Commitments and other Obligations and to assume all obligations of the Lender to be replaced, (ii) at such time the Lender to be replaced is not an Issuing Lender with respect to any Letters of Credit outstanding and
(iii) such Lender to be replaced is unwilling to withdraw the notice delivered to Company, upon 30 days prior written notice to such Lender and Agent, Company may require the Lender giving such notice to assign all of its Loans, Commitments and other Obligations to such other Lender or Eligible Assignee pursuant to the provisions of subsection 11.1B; provided that, prior to or concurrently with such replacement (i) Company has paid to the Lender giving such notice all amounts under subsections 2.6D, 2.7A, 2.7C and 3.6 through such date of replacement, (ii) Company or the applicable assignee has paid to Agent the processing and recordation fee required to be paid by subsection 11.1B(i) and (iii) all of the requirements for such assignment contained in subsection 11.1B, including, without limitation, the consent of Agent (if required) and the receipt by Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled.


SECTION 3.      LETTERS OF CREDIT

3.1     ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS
        THEREIN.

        A. LETTERS OF CREDIT. In addition to Company requesting that Revolving Lenders make Revolving Loans pursuant to subsection 2.1A(v) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(vi), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit for the account of Company or any wholly-owned Subsidiary of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit; provided, that if any such Letter of Credit is issued for the account of any such Subsidiary, Company shall execute jointly with such Subsidiary all letter of credit documentation (including, without limitation, letter of credit application) as may be required by the applicable Issuing Lender. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

                (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

                (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $150,000,000;

                (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; provided, further that such Issuing Lender shall deliver a written notice to Agent setting forth the last day on which such Issuing Lender may give notice that it will not extend such Standby Letter of Credit (the "NOTIFICATION DATE" with respect to such Standby Letter of Credit) at least ten Business Days prior to such Notification Date; and provided, further that, such Issuing Lender shall give notice that it will not extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing on such Notification Date, unless such Event of Default has been waived in accordance with the provisions of subsection 11.6;

                (iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

                (v) any Letter of Credit denominated in a currency other than Dollars.

        B.      MECHANICS OF ISSUANCE.

                (i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to the proposed Issuing Lender (with a copy to Agent if Agent is not the proposed Issuing Lender) a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 1:00 P.M. (New York City time) at least five Business Days (or such shorter period as may be agreed to by the Issuing Lender in any particular instance) in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the Revolving Lender requested to issue the Letter of Credit, (b) the proposed date of issuance (which shall be a Business Day), (c) the face amount of the Letter of Credit,
        (d) the expiration date of the Letter of Credit,

        (e) the name and address of the beneficiary, (f) if such Letter of Credit is proposed to be issued for the account of a wholly-owned Subsidiary of Company, the name of such Subsidiary, and (g) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

                         Company shall notify the applicable Issuing Lender (and Agent, if Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

                (ii) Determination of Issuing Lender. Upon receipt by a proposed Issuing Lender of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, (a) in the event Agent is the proposed Issuing Lender, (1) if Agent elects to issue such Letter of Credit, Agent shall promptly so notify Company and Agent shall be the Issuing Lender with respect thereto and (2) if Agent, in its sole discretion, elects not to issue such Letter of Credit, Agent shall promptly so notify Company, whereupon Company may request any Co-Arranger to issue such Letter of Credit by delivering to such Co-Arranger a copy of the applicable Notice of Issuance of Letter of Credit and any Co-Arranger so requested to issue such Letter of Credit shall promptly notify Company and Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Co-Arranger which so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto; provided that in the event that all Co- Arrangers shall have declined to issue such Letter of Credit, notwithstanding the prior election of Agent not to issue such Letter of Credit, Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect to such Letter of Credit, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Agent, when aggregated with Agent's





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

        outstanding Revolving Loans and Swing Line Loans, may exceed Agent's Revolving Loan Commitment then in effect; and (b) in the event any other Revolving Lender is the proposed Issuing Lender, such Revolving Lender shall promptly notify Company and Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and (1) if such Revolving Lender so elects to issue such Letter of Credit, it shall be the Issuing Lender with respect thereto and (2) if such Revolving Lender fails to so promptly notify Company and Agent or declines to issue such Letter of Credit, Company may request Agent or another Revolving Lender to be the Issuing Lender with respect to such Letter of Credit in accordance with the provisions of this subsection 3.1B.

                (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 11.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

                (iv) Notification to Revolving Lenders. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify Agent and each other Revolving Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice, Agent shall notify each Revolving Lender of the amount of such Revolving Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

                (v) Reports to Revolving Lenders. Within 15 days after the end of each month, in the case of Commercial Letters of Credit, and of each calendar quarter, in the case of Standby Letters of Credit, ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such month or calendar quarter, as the case may be, each Issuing Lender shall deliver to each other Revolving Lender and Agent a report setting forth the average for such month or calendar quarter, as the case may be, of the daily maximum amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such month or calendar quarter, as the case may be.

        C. REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal to such Revolving Lender's Pro Rata Share (calculated without giving effect to clauses (b) and (c) of the definition of Revolving Loan Exposure) of the maximum amount which is or at any time may become available to be drawn thereunder. Upon satisfaction of the conditions set forth in subsection 4.1, the Existing Letters of Credit shall, effective as of the Closing Date, become Letters of Credit under this Agreement to the same extent as if initially issued hereunder and each Revolving Lender shall be deemed to have





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

irrevocably purchased from the Issuing Lender(s) of such Existing Letters of Credit a participation in such Letters of Credit and drawings thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. All such Existing Letters of Credit which become Letters of Credit under this Agreement shall be fully secured by the Collateral commencing on the Closing Date to the same extent as if initially issued hereunder on such date.

3.2     LETTER OF CREDIT FEES.

                Company agrees to pay the following amounts with respect to Letters of Credit:

                (i) with respect to each Standby Letter of Credit, (a) to the applicable Issuing Lender, a fronting fee equal to 0.25% per annum of the daily maximum amount available to be drawn under such Standby Letter of Credit, but in any event not less than $500 per year per Standby Letter of Credit and (b) to Agent, a letter of credit fee equal to (x) the Applicable Eurodollar Margin minus the Commitment Fee Percentage multiplied by (y) the daily maximum amount available to be drawn under such Standby Letter of Credit, in each case payable in arrears on and to (but excluding) each March 15, June 15, September 15 and December 15 of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

                (ii) with respect to each Commercial Letter of Credit, (a) to the applicable Issuing Lender, a fronting fee equal to 0.25% per annum of the daily maximum amount available to be drawn under such Commercial Letter of Credit, but in any event not less than $500 per year per Commercial Letter of Credit and (b) to Agent, a letter of credit fee equal to (x) the Applicable Eurodollar Margin minus the sum of (A) 1.0% per annum and (B) the Commitment Fee Percentage multiplied by (y) the daily maximum amount available to be drawn under such Commercial Letter of Credit, in each case payable in arrears on and to (but excluding) each March 15, June 15, September 15 and December 15 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

                (iii) to the applicable Issuing Lender, with respect to the issuance, amendment, assignment or transfer of each Letter of Credit and each drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, assignment, transfer or drawing, as the case may be.





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

Promptly upon receipt by Agent of any amount described in clause (i)(b) or
(ii)(b) of this subsection 3.2, Agent shall distribute to each Revolving Lender such Revolving Lender's Pro Rata Share of such amount. With respect to Existing Letters of Credit, the fees described in clauses (i) and (ii) above shall accrue from and including the Closing Date.

3.3     DRAWINGS AND REIMBURSEMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT.

        A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

        B. REIMBURSEMENT BY COMPANY OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such drawing (whether or not Company is the account party under such Letter of Credit); provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Agent and such Issuing Lender prior to 12:00 Noon (New York City time) on the date of such drawing that Company intends to reimburse such Issuing Lender for the amount of such drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing (it being understood, however, that such deemed Notice of Borrowing shall not be deemed to be a representation of Company that the representations and warranties contained in the Loan Documents are true, correct and complete in all material respects on and as of the date of such deemed Notice of Borrowing) to Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Agent to reimburse such Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against





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

any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

        C. PAYMENT BY REVOLVING LENDERS OF UNREIMBURSED DRAWINGS UNDER LETTERS OF CREDIT.

                (i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Revolving Lender of the unreimbursed amount of such drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 1:00 P.M. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Lender fails to make available to such Issuing Lender on such business day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from any Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

                (ii) Distribution to Revolving Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Revolving Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on





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

        the appropriate signature page hereof or at such other address as such Revolving Lender may request.

        D.      INTEREST ON AMOUNTS DRAWN UNDER LETTERS OF CREDIT.

                (i) Payment of Interest by Company. Company agrees to pay to each Issuing Lender, with respect to drawings made under any Letters of Credit issued by it (whether or not Company is the account party thereunder), interest on the amount paid by such Issuing Lender in respect of each such drawing from the date of such drawing to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

                (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Revolving Lender, out of the interest received by such Issuing Lender in respect of the period from the date of such drawing to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been made under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such drawing, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Revolving Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such drawing so reimbursed by other Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Revolving Lenders to and including the date on which such portion of such drawing is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the





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

        appropriate signature page hereof or at such other address as such Revolving Lender may request.

3.4     OBLIGATIONS ABSOLUTE.

                The obligation of Company to reimburse each Issuing Lender for drawings made under the Letters of Credit issued by it (whether or not Company is the account party thereunder) and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                (i) any lack of validity or enforceability of any Letter of Credit;

                (ii) the existence of any claim, set-off, defense or other right which Company, any Subsidiary that is an account party thereunder or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company or any Subsidiary that is an account party under a Letter of Credit, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured) other than the defense of payment in accordance with the terms of this Agreement;

                (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (iv) payment to the beneficiary of such Letter of Credit by the applicable Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries;

                (vi) any breach of this Agreement or any other Loan Document by any party thereto (other than a breach by the applicable Issuing Lender relating to the Letter of Credit in question);





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

                (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5     INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES.

        A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

        B. NATURE OF ISSUING LENDERS' DUTIES. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for:
(i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise





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

of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

                In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

                Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability directly attributable to the gross negligence or willful misconduct of such Issuing Lender or to the wrongful dishonor by any Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it, in each case, as determined by a final judgment of a court of competent jurisdiction.

3.6     INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

                In the event that any Issuing Lender or any Revolving Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof (other than any change in such law, treaty or governmental rule, regulation or order which was promulgated prior to the date hereof and which becomes effective in accordance with its terms after the date hereof), or the compliance by any Issuing Lender or any Revolving Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                (i) subjects such Issuing Lender or such Revolving Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall income of such Issuing Lender or Revolving Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this
        Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

                (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Revolving Lender; or

                (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or such Revolving Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or such Revolving Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or such Revolving Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to such Issuing Lender or such Revolving Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or such Revolving Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that a Lender shall not be entitled to avail itself of the benefit of this subsection 3.6 to the extent that any such increased cost or reduction in amounts was incurred more than one year prior to the time it gives notice to Company (as provided in the next sentence) of the relevant circumstance, unless such circumstance arose or became applicable retrospectively, in which case such Lender shall not be limited to such one year period so long as such Lender has given such notice to Company no later than one year from the time such circumstance became applicable to such Lender. Such Issuing Lender or such Revolving Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or such Revolving Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


SECTION 4.      CONDITIONS TO LOANS AND LETTERS OF CREDIT

                The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1     CONDITIONS TO TERM LOANS AND INITIAL REVOLVING LOANS AND SWING LINE
        LOANS.

                The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the

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conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

        A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall deliver or cause to be delivered to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to each Loan Party, each, unless otherwise noted, dated the Closing Date:

                (i) Certified copies of its Certificate or Articles of Incorporation (other than the certified copy of Alpha Beta's Articles of Incorporation), together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which it is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Closing Date;

                (ii) Copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

                (iii) Resolutions of its Board of Directors (a) approving and authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party, and (b) approving and authorizing the execution, delivery and performance of the other Transaction Documents to which it is a party and, to the extent applicable, approving and authorizing the Acquisition, the Mergers, the Public Offering, the exchanges, purchases and consents pursuant to the Holdings Offer, the Food 4 Less Offers, the Ralphs Grocery Offers and all transactions related thereto, in each case certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

                (iv) Signature and incumbency certificates of its officers executing each of the Loan Documents to which it is a party;

                (v) Executed originals of this Agreement, the Notes (duly executed in accordance with subsection 2.1E, drawn to the order of each Lender and Swing

        Line Lender and with appropriate insertions) and the other Loan Documents, including, without limitation, the Guaranty executed by each of Company's active Subsidiaries, the Pledge Agreement executed by Company and each of Company's active Subsidiaries, Deeds of Trust executed by each of Company, Alpha Beta, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Foods, Inc., Falley's and Food 4 Less of California, Inc., the Environmental Indemnity executed by Company, the Security Agreement executed by Holdings, Company and each of its active Subsidiaries, the Trademark Security Agreement executed by Company and each of its active Subsidiaries, the Holdings Pledge Agreement executed by Holdings, the Collateral Account Agreement executed by Company, the F4L GM Security Agreement executed by Food 4 Less GM, Inc. and the Deposit Accounts Security Agreement executed by Holdings, Company and each of its active Subsidiaries; and

                (vi)     Such other documents as Agent may reasonably request.

        B. NEW EQUITY. Holdings shall have received contributions of not less than $10,000,000 from individuals comprising management of Ralphs Grocery (such contributions to be made in the form of a cancellation of such individuals' rights to receive certain cash payments upon consummation of the RSI Merger), plus not less than $140,000,000 in cash proceeds from the issuance of preferred stock in a private placement. The terms and conditions of such preferred stock, including the type and amount of dividend payments and any redemption provisions, shall be satisfactory to Agent; provided that such preferred stock shall not be subject to any mandatory redemption and no payments of cash dividends shall be required thereon. Holdings shall have delivered to Agent an Officers' Certificate in form and substance reasonably satisfactory to Agent setting forth in reasonable detail (i) the percentage of issued and outstanding shares of Holdings Voting Stock beneficially owned, directly or indirectly (including through his ownership interest in the Yucaipa Investors) by Ronald W. Burkle on the Closing Date and (ii) the percentage of the issued and outstanding Holdings Voting Stock beneficially owned and controlled, directly or indirectly, by Yucaipa and the Yucaipa Investors collectively on the Closing Date.

        C. SELLER DEBENTURES AND HOLDINGS DISCOUNT DEBENTURES. Holdings shall have issued $131,500,000 in aggregate principal amount of the Seller Debentures to the Sellers pursuant to the requirements contained in the Merger Agreement. The Seller Debenture Indenture shall be substantially in the form of Exhibit A to the Merger Agreement with such amendments and modifications which are required or approved by Agent and Requisite Lenders, and a fully executed or conformed copy of the Seller Debenture Indenture shall have been delivered to Agent. Holdings shall have issued the Holdings Discount Debentures in an initial accreted value of not less than $100,000,000, (i) $59,000,000 of which shall have been issued in consideration for not less than $59,000,000 in cash, (ii) $18,500,000 of which shall have been issued to the Sellers as partial consideration for issued and outstanding capital stock of Ralphs Supermarkets,





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

and (iii) $22,500,000 of which shall have been issued to certain shareholders of Holdings (or their Affiliates) in satisfaction of fees otherwise payable by Company and Holdings in connection with the Mergers and the Acquisition. The terms and conditions of the Holdings Discount Debentures shall be as described in the documents distributed in connection with the Holdings Offer and shall be in form and substance satisfactory to Agent and Requisite Lenders. Holdings shall have delivered to Agent a fully executed or conformed copy of the Holdings Discount Debenture Indenture.

        D. RALPHS GROCERY OFFERS. Pursuant to the Ralphs Grocery Offers, Food 4 Less shall have (i) issued New RGC Senior Subordinated Notes in an aggregate principal amount not less than $420,000,000, and shall have exchanged such New RGC Senior Subordinated Notes and a cash payment in an amount not exceeding $20 for each $1,000 of principal amount thereof for a like aggregate principal amount of Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes and (ii) purchased for cash not less than $19,000,000 and up to $30,000,000 of the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes at the principal amount thereof plus accrued interest thereon and a premium thereon, the amount of which premium, to the extent it exceeds 1% of such principal amount, is approved by Agent and Requisite Lenders. The terms and conditions of the New RGC Senior Subordinated Notes, including, without limitation, with respect to the interest rates, covenants, defaults, remedies and subordination provisions shall be as described in the documents distributed in connection with the Ralphs Grocery Offers and shall be in form and substance satisfactory to Agent and Requisite Lenders. Company shall have delivered to Agent a fully executed or conformed copy of the New RGC Senior Subordinated Note Indenture and resolutions of the Board of Directors of Ralphs Grocery approving and authorizing the RGC Merger and the exchanges, purchases and consents pursuant to the Ralphs Grocery Offers and all transactions related thereto, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment.

        E. OLD RALPHS GROCERY DEBT SECURITIES. Company shall have obtained all such consents and amendments to the Old RGC 9% Subordinated Note Indenture and the Old RGC 10-1/4% Subordinated Note Indenture as may be required to permit the Mergers, the borrowings of the Loans and the other transactions described herein. The terms and conditions of such consents and amendments shall be as described in the Ralphs Grocery Offers and shall be in form and substance satisfactory to Agent and Requisite Lenders. Company shall otherwise be in compliance with its obligations under the Old RGC 9% Subordinated Note Indenture and the Old RGC 10-1/4% Subordinated Note Indenture. Company shall have delivered to Agent a fully executed or conformed copy of each of the Old RGC 9% Subordinated Note Indenture and the Old RGC 10-1/4% Subordinated Note Indenture, in each case as so amended.

        F. FOOD 4 LESS OFFERS. Pursuant to the Food 4 Less Offers, not less than 80% of the Old F4L Senior Notes and Old F4L Senior Subordinated Notes shall have been tendered for exchange for an equivalent principal amount of New F4L Senior Notes and New F4L Senior Subordinated Notes, respectively, and a cash payment in an amount not exceeding $5 for each $1,000 of principal amount of such New F4L Senior Notes and $20 for each $1,000 of principal amount of such New F4L Senior Subordinated Notes. The terms and conditions of the New F4L Senior Notes and New F4L Senior Subordinated Notes, including, without limitation, with respect to the interest rates, covenants, defaults, remedies and, with respect to the New F4L Senior Subordinated Notes, subordination provisions, shall be as described in the documents distributed in connection with the Food 4 Less Offers and shall be in form and substance satisfactory to Agent and Requisite Lenders. Company shall have delivered to Agent a fully executed or conformed copy of each of the New F4L Senior Note Indenture and the New F4L Senior Subordinated Note Indenture.

        G. HOLDINGS OFFER AND COMPANY SOLICITATIONS. Pursuant to the Holdings Offer, not less than 91% of the Holdings Discount Notes shall have been purchased for cash. Old Holdings and Company shall have obtained all such consents and amendments to the Holdings Discount Note Indenture and the Old F4L Senior Note Indenture and the Old F4L Senior Subordinated Note Indenture as may be required to permit the RSI Merger, the borrowings of the Loans and the other transactions described herein. The terms and conditions of such consents and amendments shall be as described in the Holdings Offer and the Food 4 Less Offers, respectively, and shall be in form and substance satisfactory to Agent and Requisite Lenders. Holdings and Company shall otherwise be in compliance with their respective obligations under the Holdings Discount Note Indenture and the Old F4L Senior Note Indenture and the Old F4L Senior Subordinated Note Indenture. Company shall have delivered to Agent a fully executed or conformed copy of each of the Holdings Discount Note Indenture, the Old F4L Senior Note Indenture and the Old F4L Senior Subordinated Note Indenture, in each case as so amended.

        H. RGC MORTGAGE NOTES; EVIDENCE OF REMAINING INDEBTEDNESS. Ralphs Grocery shall have repaid in full the amounts outstanding under the RGC Mortgage Notes and shall have obtained all required terminations and releases of the RGC Mortgage Notes and the Metropolitan Deeds of Trust with the result that Company has no obligations thereunder (other than obligations which are contingent and unliquidated and not due and owing on the Closing Date and which pursuant to the provisions of such documents survive the termination of such documents, the repayment of obligations thereunder, the termination of the commitments thereunder and the expiration or cancellation of all letters of credit issued thereunder) and all liens securing the indebtedness evidenced by the RGC Mortgage Notes have been released, and all such terminations and releases shall be in form and substance satisfactory to Agent. Company shall have delivered to Agent a fully executed or conformed copy of each of the RGC Mortgage Notes and the Metropolitan Deeds of Trust, together with such terminations and releases. Agent shall have received an Officers' Certificate of Company certifying that as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, the Indebtedness of the Loan Parties (other than the Indebtedness under the Loan Documents and the Related Financing Documents) consists of (i) approximately $21,800,000 of outstanding principal amount of existing Funded Debt described in Schedule 7.1 annexed hereto and
(ii) obligations under existing Capital Leases of all Loan Parties as of the Closing Date (which shall be described in Schedule 7.1 annexed hereto) and reflected as capital lease obligations on the consolidated balance sheets of Company prepared in accordance with GAAP, which obligations do not exceed $145,100,000.

        I. PUBLIC OFFERING. Company shall have issued (i) $350,000,000 in aggregate principal amount of New F4L Senior Notes in connection with the Public Offering and (ii) $100,000,000 in aggregate principal amount of New RGC Senior Subordinated Notes in connection with the Public Offering. The terms and conditions of the New F4L Senior Notes issued in connection with the Public Offering shall be identical in all respects to the New F4L Senior Notes issued in connection with the Food 4 Less Offers and shall be in form and substance satisfactory to Agent and Requisite Lenders. The terms and conditions of the New RGC Senior Subordinated Notes issued in connection with the Public Offering shall be identical in all respects to the New RGC Senior Subordinated Notes issued in connection with the Ralphs Grocery Offers and shall be in form and substance satisfactory to Agent and Requisite Lenders.

        J. DISCHARGE OF BANK INDEBTEDNESS; EXISTING LETTERS OF CREDIT. All existing bank indebtedness of Ralphs Grocery in the approximate aggregate principal amount of $243,000,000 and of Food 4 Less and certain of its Subsidiaries in the approximate aggregate principal amount of $178,000,000 shall have been repaid in full, all commitments thereunder shall have been terminated and all liens securing all such indebtedness shall have been released. Ralphs Grocery and Food 4 Less, as the case may be, shall have furnished to Agent copies of all Existing Letters of Credit and all amendments to such Existing Letters of Credit. Company shall have paid to the lenders with respect to such Existing Letters of Credit all fees and other amounts owing with respect thereto to but excluding the Closing Date.

        K. MERGERS. The Certificate of Ownership and Merger executed by F4L Parent and Old Holdings filed with the Secretary of State of the States of California and Delaware prior to the Closing Date in order to consummate the Parent Merger (the "PARENT MERGER CERTIFICATE") and the Certificate of Ownership and Merger executed by Old Holdings and New Holdings filed with the Secretary of State of the States of California and Delaware on the Closing Date in order to consummate the Reincorporation Merger (the "REINCORPORATION MERGER CERTIFICATE") shall be in form and substance satisfactory to Agent and shall be in full force and effect and shall not have been modified or waived in any material respect without the consent of Agent. Company shall have delivered to Agent a fully executed or conformed copy of the Parent Merger Certificate and the Reincorporation Merger Certificate. Company shall have provided evidence in form and substance satisfactory to Agent that each of the

Parent Merger and the Reincorporation Merger has been consummated and has become effective in all respects in accordance with the Parent Merger Certificate and the Reincorporation Merger Certificate, respectively. The Merger Agreement shall be in full force and effect and shall not have been modified or waived in any material respect without the consent of Agent and Requisite Lenders. Company shall have delivered to Agent a fully executed or conformed copy of the Merger Agreement. In consideration for the cash payment to the Sellers of $100,000,000 and the issuance of the Seller Debentures and $18,500,000 initial accreted value of Holdings Discount Debentures, Holdings shall have received approximately 48% of the outstanding capital stock of Ralphs Supermarkets and Holdings shall have contributed such stock to Food 4 Less. The remaining approximately 52% of the outstanding capital stock of Ralphs Supermarkets shall have been cancelled in the RSI Merger in exchange for cash consideration of $275,900,000. The RSI Merger shall have occurred as contemplated by the Merger Agreement and no conditions to the consummation of the RSI Merger contained in the Merger Agreement shall have been amended or waived in any material respect without the prior consent of Agent and Requisite Lenders. Ralphs Grocery shall have executed and delivered a counterpart of this Agreement and the other Loan Documents to which it is a party. All shares of the capital stock of Company shall be owned by Holdings. Company shall have delivered to Agent resolutions of the Board of Directors of Ralphs Supermarkets approving and authorizing the Acquisition and the Mergers and all transactions related thereto, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment. The RGC Merger Certificate shall be in form and substance satisfactory to Agent and shall be in full force and effect and shall not have been modified or waived in any material respect without the consent of Agent. Company shall have delivered to Agent a fully executed or conformed copy of the RGC Merger Certificate. Company shall have provided evidence in form and substance satisfactory to Agent that (i) each of the RSI Merger and the RGC Merger has been consummated and has become effective in all respects in accordance with the Merger Agreement and the RGC Merger Certificate, respectively, and (ii) the name change of Company to "Ralphs Grocery Company" has become effective.

        L. SHAREHOLDERS AGREEMENT; CERTAIN OTHER DOCUMENTS. Agent shall have received a fully executed copy of the Shareholders Agreement and such Shareholders Agreement shall be in full force and effect and shall be in form and substance satisfactory to Agent and shall not have been modified or waived in any respect without the consent of Agent. The share ownership of Company and its Subsidiaries shall be as set forth on Schedule 5.1 annexed hereto. Agent shall have received (i) a fully executed, complete and correct copy of
(a) the Consulting Agreement, (b) each agreement between Holdings and any shareholder of Holdings, in its capacity as a shareholder of Holdings, that is not a party to the Shareholders Agreement, (c) the warrant issued by Holdings described in subsection 7.12(ix), (d) the Transfer and Assumption Agreement described in subsection 7.12(x), (e) the certificate of designations with respect to the Holdings Preferred Stock, (f) the Indemnification Agreement, (g) the Reimbursement Agreement,

(h) the Tax Election Agreement, (i) the Golden Alliance Agreement, (j) each guarantee entered into by any Subsidiary on or prior to the Closing Date pursuant to subsection 7.4(vi), and (k) the Subscription Agreement, and each such document shall be in form and substance satisfactory to Agent, and (ii) an Officers' Certificate from Company, in form and substance satisfactory to Agent, certifying to the effect that each such document (which shall be attached thereto) is correct and complete and is in full force and effect and certifying as to such matters with respect to each of the Related Financing Documents.

        M. SECURITY INTERESTS. To the extent not otherwise satisfied pursuant to subsection 4.1N, each Loan Party shall have taken or caused to be taken (and Agent shall have received satisfactory evidence thereof) such actions (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) in such a manner so that Agent has a valid and perfected first priority security interest as of such date in the entire Collateral (subject to Permitted Encumbrances and Liens set forth in Schedule 7.2 annexed hereto on specific property described in such Schedule and except to the extent any such security interest cannot be granted under applicable laws). Such actions shall include, without limitation, (i) delivery to Agent of certificates (which certificates shall be properly endorsed in blank for transfer or accompanied by irrevocable undated stock powers duly endorsed in blank, all in form and substance satisfactory to Agent) representing the capital stock pledged pursuant to the Holdings Pledge Agreement and the Pledge Agreements, and delivery to Agent of all other instruments (duly endorsed where appropriate) evidencing the Collateral, (ii) delivery to Agent of Uniform Commercial Code financing statements as to the Collateral for all jurisdictions as may be necessary or desirable to perfect the security interests granted to Agent in the Collateral, (iii) delivery to Agent of the Trademark Security Agreement together with the cover sheet required for filing with the United States Patent and Trademark Office and (iv) delivery to Agent of such other documents and instruments that Agent deems necessary or advisable to establish, preserve and perfect the first priority Liens granted to Agent on behalf of Lenders under the Collateral Documents.

        N. DELIVERY OF DEEDS OF TRUST; TITLE INSURANCE POLICIES; APPRAISALS. Schedule 4.1N annexed hereto shall set forth all Real Property Assets of Company or any of its Subsidiaries as of the Closing Date after giving effect to the Mergers. Agent shall have received from Company and each of its Subsidiaries having Real Property Assets (i) fully executed counterparts of Deeds of Trust, which Deeds of Trust shall cover the fee interest and/or leasehold interest of Company or such Subsidiary in each Real Property Asset designated as a "MORTGAGED PROPERTY" on Schedule 4.1N annexed hereto (each a "MORTGAGED PROPERTY" and collectively the "MORTGAGED PROPERTIES"), together with evidence (which may be in the form of recording instructions accepted by title insurers, which instructions may authorize the title insurer to remove from the counterpart of the Deed of Trust being recorded any exhibit pages rejected by the county recorder which, if not removed, would prevent the recordation of such Deed of Trust counterpart) that counterparts of the Deeds of Trust have been or promptly will be recorded in all places to the extent necessary or desirable, in the reasonable judgment of Agent, so as to effectively create a valid and enforceable first priority lien (subject only to Permitted Encumbrances, and subject, where applicable, to the effect, if any, on lien priority of the absence of a recorded memorandum of lease) on each Mortgaged Property in favor of Agent (or such other trustee as may be required or desired under local law) for the benefit of Lenders; (ii) a preliminary title report, title commitment or lot book guaranty obtained by Company or such Subsidiary in respect of each Mortgaged Property; (iii) an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in the state in which each Mortgaged Property is located with respect to the enforceability of the Deeds of Trust recorded in such state and such other matters as Agent may request, in form and substance satisfactory to Agent; (iv) in the case of each real property leasehold interest of Company or such Subsidiary constituting Mortgaged Property, such estoppel letters, consents and waivers from the landlords on such real property as may be required by Agent, which letters, consents, waivers and agreements shall be in form and substance reasonably satisfactory to Agent; (v) Title Insurance Policies with respect to the Mortgaged Properties designated in Part I of Schedule 4.1N annexed hereto, in amounts not less than the respective amounts designated on such Schedule 4.1N with respect to any particular Mortgaged Property; (vi) information sufficient for Agent to determine whether
(1) any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (any Real Property Asset located within such an area being a "FLOOD HAZARD PROPERTY") and
(2) the community in which each Flood Hazard Property is located is participating in the National Flood Insurance Program; (vii) if any Mortgaged Properties are Flood Hazard Properties, Company's or such Subsidiary's written acknowledgment of receipt of written notification from Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; (viii) appraisals of the Real Property Assets so designated on Schedule 4.1N annexed hereto performed by certified real estate appraisers approved by Agent, which appraisals shall be in form, scope and substance satisfactory to Agent; and (ix) the evidence of insurance with respect to the Mortgaged Properties required to be provided to Agent pursuant to the Deeds of Trust, including flood insurance with respect to each Mortgaged Property that is a Flood Hazard Property located in a community which is participating in the National Flood Insurance Program.

        O. OPINIONS OF LOAN PARTIES' COUNSEL. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Latham & Watkins, counsel for the Loan Parties, in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit XX-A annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request, (ii) originally executed copies of one or more favorable written opinions of Jan Charles Gray, Esq., General Counsel of Ralphs Supermarkets and Ralphs Grocery, in form and substance satisfactory to Agent and its counsel, dated the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit XX-B annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request, (iii) originally executed copies of one or more favorable written opinions of Irwin, Clutter & Severson, counsel for Falley's, in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit XX-C annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request and (iv) evidence satisfactory to Agent that Company has requested such counsel to deliver such opinions to Lenders.

        P. OPINIONS FROM RELATED FINANCING TRANSACTIONS. Company shall have delivered to Agent copies of all legal opinions issued by counsel to any Loan Party or issued to any Loan Party relating to any transactions occurring on or about the Closing Date pursuant to any of the Transaction Documents, each of which opinions shall be accompanied by a written authorization from counsel issuing such opinion stating that Agent and Lenders may rely on such opinions as though such opinions were addressed to Agent and Lenders.

        Q. OPINIONS OF AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers, counsel to Agent, dated as of the Closing Date, substantially in the form of Exhibit XXI annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request.

        R. ENVIRONMENTAL REPORTS. (i) Agent shall have received reports and other information in form, scope and substance satisfactory to Agent and
(ii) Lenders shall have received summaries of certain of such reports in form, scope and substance satisfactory to Requisite Lenders, in each case concerning the Hazardous Materials liabilities of Old Holdings and Ralphs Supermarkets and their respective Subsidiaries.

        S. NO MATERIAL ADVERSE CHANGE. Other than with respect to such information as is disclosed in filings on Form 10-K for the period ending January 29, 1995, in the case of Food 4 Less, and on Form 10-K the period ending January 29, 1995, in the case of Ralphs Grocery, and other than changes which will occur as a result of the transactions consummated pursuant to the Transaction Documents, since June 25, 1994, in the case of Food 4 Less and its Subsidiaries, and January 30, 1994, in the case of Ralphs Grocery and its Subsidiaries, there shall have occurred no material adverse change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of any of (x) Food 4 Less and its Subsidiaries, taken as a whole, (y) Ralphs Grocery and its Subsidiaries, taken as a whole, or (z) Food 4 Less and Ralphs Grocery and their respective Subsidiaries, taken as a whole.

        T. NO DISRUPTION OF FINANCIAL AND CAPITAL MARKETS. There shall have been no material adverse change after April 26, 1995 to the syndication markets for credit facilities similar in nature to the credit facilities provided herein and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by Agent in its sole discretion.

        U. FINANCIAL STATEMENTS. Agent shall have received on behalf of Lenders (a) the unaudited financial statements for Food 4 Less and its Subsidiaries and Ralphs Grocery and its Subsidiaries for the most recently ended Fiscal Period (or the equivalent period, in the case of Ralphs Grocery and its Subsidiaries) and (b) a pro forma balance sheet as of the Closing Date for Company and its Subsidiaries after giving effect to the Mergers. Agent and Lenders shall have had an opportunity to review such unaudited financial statements with the independent certified public accountants for Food 4 Less with the cost of such review being for the account of Food 4 Less.

        V. SOLVENCY ASSURANCES. Agent and Lenders shall have received a solvency opinion from Houlihan, Lokey, Howard and Zukin in form and substance satisfactory to Agent and a certificate from the chief financial officer of Ralphs Supermarkets substantially in the form of Exhibit XXIV annexed hereto, in each case supporting the conclusions that, after giving effect to the Mergers and related transactions, Company will not be insolvent or will not be rendered insolvent by the indebtedness incurred in connection with such transactions, or be left with unreasonably small capital with which to engage in its businesses or have incurred debts beyond its ability to pay such debts as they mature.

        W. AUDITOR'S LETTERS. Agent shall have received executed copies of each of the Auditor's Letters.

        X. FEES. Company shall have paid to Agent, for distribution (as appropriate) to Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

        Y.      REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS.
Each of Holdings and Company shall have delivered to Agent an Officers' Certificate, in form and substance satisfactory to Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date (both immediately before and immediately after giving effect to the Mergers) to the same extent as though made on and as of that date and that each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agent and Requisite Lenders.

        Z. GOVERNMENTAL AUTHORIZATIONS. Company shall have delivered to Agent copies of all agreements entered into with the California Attorney General's office and all other Governmental Authorizations required for the consummation of the Acquisition, in each case in form and substance satisfactory to Agent, and to the extent any stores of Ralphs Grocery or Food 4 Less or their Subsidiaries are required to be divested under the terms of any such agreement or Governmental Authorizations, Agent shall have approved of such divestitures. All such agreements with the California Attorney General's office shall be final and binding and shall be in full force and effect without modification or amendment. Any waiting period applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the Acquisition and the related transactions or to modify or amend such transactions in any material manner (including, without limitation, any actions requiring any material divestiture of assets other than as previously approved by Agent) or, if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

        AA.     CONSENTS.  Company shall have delivered to Agent such other consents, waivers, amendments or approvals as any of Ralphs Supermarkets, Old Holdings or any of their respective Subsidiaries is required to obtain in connection with any material agreement in order to enter into and carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Acquisition and the Mergers, including, without limitation, a consent from each lender to any of the foregoing Persons as may be required, in each case in form and substance satisfactory to Agent.

        BB.     TRANSACTION COSTS.  The transaction costs (including, without limitation, fees payable to Lenders and Agent, fees, commissions, premiums and consent fees payable in relation to the Merger Agreement and the Related Financing Documents) incurred by Holdings and its Subsidiaries in connection with the Acquisition shall not exceed $173,000,000.

        CC.     INSURANCE CERTIFICATES.  Agent shall have received insurance certificates (or other satisfactory evidence of endorsements) in form and substance satisfactory to Agent naming Agent as loss payee or additional insured under all insurance policies of each Loan Party, in each case in form and substance satisfactory to Agent.

        DD.     COMPLETION OF PROCEEDINGS.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and by the other Transaction Documents and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

        Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loans to be made on the Closing Date, such Lender approves of and consents to each of the matters set forth in this subsection 4.1 which must be approved by, or which must be satisfactory to, Requisite Lenders; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, Requisite Lenders, Agent or Company shall have delivered a copy of such agreement or document to such Lender on or prior to the Closing Date.

        Each of the parties hereto acknowledges that (i) certain of the conditions contained in this subsection 4.1 relating to the execution and delivery of certain documents by Ralphs Supermarkets, Ralphs Grocery and/or Crawford Stores, Inc., relating to the RSI Merger and the RGC Merger, and relating to repayment of certain Indebtedness and payment of certain other amounts, to the extent that the satisfaction of such conditions is described in the Amended and Restated Prospectus and Solicitation Statement dated May 12, 1995 relating to the Ralphs Grocery Offers, as supplemented by the Supplement to Prospectus dated May 31, 1995 relating thereto, as occurring immediately after the consummation of the Acquisition (such sequence of events being necessary due to the fact that the satisfaction of such conditions requires the use of proceeds from the initial Loans or requires the acquisition by Holdings and Food 4 Less of all of the capital stock of Ralphs Supermarkets), are conditions which shall be satisfied by Loan Parties immediately after the Acquisition (and in any event on the Closing Date) and the failure of Loan Parties to satisfy each such condition immediately after the Acquisition (and in any event on the Closing Date) shall be an Event of Default and (ii) each such condition, to the extent so satisfied, shall be deemed to have been satisfied concurrently with the funding of the initial Loans hereunder.

4.2     CONDITIONS TO ALL LOANS.

                The obligations of each Lender to make Loans on each Funding Date (other than any Funding Date relating to any Refunded Swing Line Loans) are subject to the following further conditions precedent:

                A. Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent.

                B.       As of that Funding Date:

                (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to





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

        an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

                (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

                (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

                (v) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

                (vi) There shall not be pending or, to the knowledge of any of the Loan Parties, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Loan Parties or any property of any of the Loan Parties that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Agent or of Requisite Lenders, could reasonably be expected to have a Material Adverse Effect or, prior to the RSI Merger, a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Ralphs Supermarkets and its Subsidiaries, taken as a whole; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.





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

4.3     CONDITIONS TO LETTERS OF CREDIT.

                The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

        A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

        B. On or before the date of issuance of such Letter of Credit, Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

        C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.


SECTION 5.      REPRESENTATIONS AND WARRANTIES

                In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, each of Holdings and Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that, prior to and after giving effect to the Mergers, the following statements are true, correct and complete:

5.1     ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
        SUBSIDIARIES.

        A. ORGANIZATION AND POWERS. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the other Transaction Documents to which it is a party and to carry out the transactions contemplated thereby.

        B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its present business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have, either individually or in the aggregate for all such jurisdictions, a Material Adverse Effect.

        C. CONDUCT OF BUSINESS. Each Loan Party is engaged only in the businesses permitted to be engaged in pursuant to subsection 7.14.

        D. SUBSIDIARIES. All of the Subsidiaries of Holdings as of the Closing Date, both before and after giving effect to the Mergers, are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvii). Notwithstanding anything to the contrary set forth in Schedule 5.1 annexed hereto, Golden Alliance is not and will not become a Subsidiary of Company and the financial results of the operations of Golden Alliance are not and will not be included in the consolidated financial reports of Company and its Subsidiaries. The capital stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or to have such corporate power and authority has not had and will not have, either individually or in the aggregate for all such failures, a Material Adverse Effect. Other than listing Subsidiaries of Company which may have been sold, merged, dissolved, transferred or otherwise disposed of after the Closing Date in accordance with the terms of this Agreement, Schedule 5.1 annexed hereto correctly sets forth for Holdings and each of its Subsidiaries (i) the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein, (ii) the jurisdiction of incorporation of Holdings and each such Subsidiary, (iii) the number of issued and outstanding shares of capital stock of Holdings in each such Subsidiary, and (iv) whether any such Subsidiary is inactive. The aggregate assets and the annual revenues of all Subsidiaries identified as inactive on Schedule 5.1 does not and will not exceed $5,000,000 and $5,000,000, respectively.

5.2     AUTHORIZATION OF BORROWING, ETC.

        A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of each Loan Document and each other Transaction Document have been duly authorized





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by all necessary corporate action on the part of each Loan Party which is a party to such Loan Document or other Transaction Document.

        B. NO CONFLICT. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Transaction Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents and the other Transaction Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any of the Loan Parties, the Certificate or Articles of Incorporation or Bylaws of any of the Loan Parties, or any material order, judgment or decree of any court or other agency of government binding on any of the Loan Parties, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of any of the Loan Parties which could reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any of the Loan Parties (other than any Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any of the Loan Parties, except for such approvals or consents which will be obtained on or before the Closing Date (or, in the case of any Loan Document executed and delivered after the Closing Date, on or before such date of execution and delivery) and disclosed in writing to Lenders or such approvals or consents the failure to obtain could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.

        C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Transaction Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents and the other Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for (i) filings and recordings required in connection with the perfection of the security interests granted pursuant to the Loan Documents, (ii) such registrations, consents, approvals, notices or other actions which have been obtained on or before the Closing Date and are described on Schedule 5.2C annexed hereto and (iii) notices or other actions required to be taken after the Closing Date relating to operating licenses, which notices or other actions will be given or taken as required in due course (or, in the case of any Loan Document or other Transaction Document executed and delivered after the Closing Date, on or before such date of execution and delivery).

        D. BINDING OBLIGATION. Each of the Loan Documents to which any Loan Party is a party and each of the other Transaction Documents to which any Loan Party is a party has been duly executed and delivered by each Loan Party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by bankruptcy,





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insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

        E. VALID ISSUANCE OF HOLDINGS COMMON STOCK, HOLDINGS PREFERRED STOCK AND NEW INDEBTEDNESS OF HOLDINGS AND COMPANY.

                (i) (A) Holdings Common Stock. As of the Closing Date, the number of shares of issued and outstanding Common Stock of Holdings and the number of shares of issued and outstanding Non-Voting Common Stock of Holdings are as set forth in Schedule 5.1 annexed hereto. Such shares of Holdings Common Stock have been duly and validly issued, fully paid and nonassessable. Any issuance and sale of Holdings Common Stock, upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

                         (B)     Holdings Preferred Stock.  As of the Closing
Date the number of shares of issued and outstanding Series A Holdings Preferred Stock and the number of shares of issued and outstanding Series B Holdings Preferred Stock are as set forth in Schedule 5.1 annexed hereto. Such shares of Holdings Preferred Stock have been duly and validly issued, fully paid and nonassessable. Any issuance and sale of Holdings Preferred Stock, upon such issuance and sale, will either (a) have been registered and qualified under applicable federal and state securities laws or (b) be exempt therefrom.

                         (C)     Pre-emptive Rights.  Except as set forth in
Schedule 5.2E, no stockholder of Holdings has or will have any preemptive rights to subscribe for any additional equity Securities of Holdings.

                (ii) New Indebtedness of Holdings and Company. Holdings has the corporate power and authority to issue the Seller Debentures and the Holdings Discount Debentures and Company has the corporate power and authority to issue the New RGC Senior Subordinated Notes, the New F4L Senior Notes and the New F4L Senior Subordinated Notes. The Seller Debentures, the Holdings Discount Debentures, the New RGC Senior Subordinated Notes, the New F4L Senior Notes and the New F4L Senior Subordinated Notes, when issued and paid for, will be the legally valid and binding obligations of Holdings or Company, as the case may be, enforceable against Holdings or Company, as the case may be, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights or by equitable principles relating to enforceability. Each of Holdings and Company represents and warrants and each other party hereto acknowledges and agrees that the Loans and all other monetary Obligations hereunder are (i) a refunding or refinancing of the Indebtedness under the "Credit Agreement", as defined in the Old F4L Senior Subordinated Note Indenture and (ii) a refinancing or replacement of the "1992 Credit Agreement", as defined in the Old RGC





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

9% Subordinated Note Indenture and the Old RGC 10-1/4% Subordinated Note Indenture. The subordination provisions of the Seller Debentures, the New RGC Senior Subordinated Notes, the Old RGC 9% Subordinated Notes, the Old RGC 10-1/4% Subordinated Notes, the Old F4L Senior Subordinated Notes and the New F4L Senior Subordinated Notes, are and will be enforceable against the holders thereof and the Loans and all other monetary Obligations hereunder are and will be within the definition of "SENIOR INDEBTEDNESS" included in such provisions. The Seller Debentures, the Holdings Discount Debentures, the New RGC Senior Subordinated Notes, the New F4L Senior Notes and the New F4L Senior Subordinated Notes, when issued and sold, will either (i) have been registered or qualified under applicable federal and state securities laws or (ii) be exempt therefrom.

5.3     FINANCIAL CONDITION.

                Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheets of Food 4 Less and its Subsidiaries as at January 29, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows of Food 4 Less and its Subsidiaries for the fiscal year then ended, and (ii) the audited consolidated balance sheets of Ralphs Grocery and its Subsidiaries as at January 29, 1995 and the related consolidated statements of operations, cash flows and stockholder's equity of Ralphs Grocery and its Subsidiaries for the Fiscal Year then ended. All such statements were prepared in conformity with GAAP and fairly present the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.
As of the Closing Date, none of the Loan Parties has (and will not following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole, other than
(i) the incurrence of the Obligations and obligations under the other Transaction Documents and (ii) contingent obligations or liabilities for taxes, long-term leases or forward or long-term commitments disclosed on Schedule 5.3 annexed hereto. Prior to the RSI Merger, Ralphs Supermarkets engaged in no business activity other than owning the capital stock of Ralphs Grocery and had no liabilities for the applicable periods not included on the balance sheets of Ralphs Grocery and its Subsidiaries referred to above.





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5.4     NO MATERIAL ADVERSE CHANGE.

                As of the Closing Date, since January 29, 1995, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Ralphs Grocery and its Subsidiaries, taken as a whole; as of the Closing Date, since January 29, 1995, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Food 4 Less and its Subsidiaries, taken as a whole; and since September 17, 1994 (on a pro forma basis after giving effect to the Mergers), no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5     TITLE TO PROPERTIES; LIENS.

                Each Loan Party has (i) good, sufficient and legal title, subject only to Permitted Encumbrances and, with respect to Real Property Assets acquired after the Closing Date by such Loan Party from a Person other than a Loan Party, such defects in title as existed prior to such acquisition, to (in the case of fee interests in real property), (ii) valid leasehold interests, subject only to Permitted Encumbrances and, with respect to Real Property Assets acquired after the Closing Date by such Loan Party from a Person other than a Loan Party, such defects in title as existed prior to such acquisition, in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of its properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

5.6     LITIGATION; ADVERSE FACTS.

                There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any of the Loan Parties) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of any Loan Party, threatened against or affecting any of the Loan Parties or any property of any of the Loan Parties that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Loan Party is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other





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governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7     PAYMENT OF TAXES.

                Except to the extent permitted by subsection 6.3, all material tax returns and reports of the Loan Parties required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon the Loan Parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Loan Party knows of any material proposed tax assessment against any of the Loan Parties which is not being actively contested by the relevant Loan Party in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8     PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

                A. No Loan Party is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                B. No Loan Party is a party to or is otherwise subject to any agreements or instruments the performance of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.9     GOVERNMENTAL REGULATION.

                No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness for borrowed money or which may otherwise render all or any portion of the Obligations unenforceable.

5.10    SECURITIES ACTIVITIES.

                A. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.





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

                B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Holdings only or of the Loan Parties on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Holdings or any other Loan Party and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11    EMPLOYEE BENEFIT PLANS.

                A. Each of the Loan Parties and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan.

                B. No ERISA Events have occurred or are reasonably expected to occur which individually or in the aggregate resulted in or might reasonably be expected to result in a liability of any of the Loan Parties or any of their respective ERISA Affiliates (unless no Loan Parties shall be jointly and severally liable therefor) in excess of $3,000,000 during the term of this Agreement.

                C. Except as disclosed on Schedule 5.11 annexed hereto and except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of any of the Loan Parties or any of their respective ERISA Affiliates (unless no Loan Parties shall be jointly and severally liable therefor). There are no material liabilities of any Loan Party under any of the plans listed on Schedule 5.11 annexed hereto that are not reflected in the consolidated financial statements of Company.

                D. As of the most recent valuation date for any Pension Plan, the Amount of Unfunded Benefit Liabilities, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation (1) any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities and (2) any Pension Plan for which neither Company nor any other Loan Party would have any liability if the Pension Plan then terminated), does not exceed $6,000,000.

5.12    CERTAIN FEES.

                Except as disclosed on Schedule 5.12 annexed hereto, no material broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each of Holdings and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been





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incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13    ENVIRONMENTAL PROTECTION.

                A.       Except as set forth in Schedule 5.13 annexed hereto:

                (i) the operations of the Loan Parties (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

                (ii) each of the Loan Parties has obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and each of the Loan Parties is in compliance with all material terms and conditions of such Governmental Authorizations;

                (iii) no Loan Party has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials except as would not reasonably be expected to have a Material Adverse Effect or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable state laws regarding any matter which could reasonably be expected to result in a Material Adverse Effect, and, to the best of Holdings' and Company's knowledge, none of the operations of any of the Loan Parties is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

                (iv) none of the operations of any of the Loan Parties is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

                (v) none of the Loan Parties or, to the best knowledge of Holdings or Company, any predecessor of the Loan Parties has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility except as would not reasonably be expected to have a Material Adverse Effect, and none of Loan Parties' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent other than in compliance in all material respects with all applicable Environmental Laws;





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                (vi)     no Hazardous Materials exist on, under or about any
        Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and no Loan Party has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

                (vii) none of the Loan Parties or, to the best knowledge of Holdings or Company, any of their respective predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

                (viii) no unpermitted underground storage tanks or surface impoundments are on or at any Facility; and

                (ix) no material Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

                B. None of the Loan Parties or any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims which could reasonably be expected to result in a liability to Company or any of its Subsidiaries, after giving effect to indemnification payable to Company or any Subsidiary with respect to the LaHabra Complex (Alpha Beta Store No. 1900), in excess of $12,000,000 individually or in the aggregate.

                C. None of the Loan Parties has any contingent liability in connection with any Release of any Hazardous Materials by the Loan Parties which could reasonably be expected to result in a liability to Company or any of its Subsidiaries, after giving effect to indemnification payable to Company or any Subsidiary with respect to the LaHabra Complex (Alpha Beta Store No.
1900), in excess of $12,000,000 individually or in the aggregate.

                D. Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred with respect to the Loan Parties relating to any Environmental Laws or any Release of Hazardous Materials at any Facility or any other location, including, without limitation, any matter disclosed on Schedule 5.13 annexed hereto, which, individually, or in the aggregate, has had a Material Adverse Effect.

5.14    EMPLOYEE MATTERS.

                There is no strike or work stoppage in existence or threatened involving any of the Loan Parties that could reasonably be expected to have a Material Adverse Effect.





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5.15    SOLVENCY.

                Each of the Loan Parties is and, upon the incurrence of any Obligations by Company on any date on which this representation is made, will be, Solvent.

5.16    DISCLOSURE.

                No representation or warranty of the Loan Parties contained in any Loan Document, or in any other document, certificate or written statement furnished to Lenders by or at the direction of any Loan Party for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company, as the case may be, to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.17    INTELLECTUAL PROPERTY.

                A. All Intellectual Property as of the Closing Date is identified on Schedule 5.17 annexed hereto. Company and its Subsidiaries own, or are licensed (to the extent required to be so licensed) to use, the Intellectual Property and all such Intellectual Property is fully protected and duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, and the Loan Parties own all of the right, title and interest in and to such Intellectual Property under the applicable laws of the United States free and clear of any Lien (other than Liens permitted under this Agreement), in each case except where the failure to do or have the foregoing could not reasonably be expected to result in a Material Adverse Effect.

                B. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by Company or any of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to





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any liabilities on the part of Company or any of its Subsidiaries that are material to Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not in any material manner or to any material extent impair the ownership of (or the license to use, as the case may be) any of such Intellectual Property by Company or any of its Subsidiaries.

5.18    REPRESENTATIONS AND WARRANTIES INCORPORATED FROM MERGER AGREEMENT.

                A. Company has delivered to Agent a complete and correct copy of the Merger Agreement and of all exhibits and schedules delivered in connection with the Merger Agreement.

                B. Each of the representations and warranties contained in the Merger Agreement (other than those made by the Sellers) is true and correct in all material respects as of the date hereof, except for those specifically relating to another time or times which were or will be true and correct in all material respects at such time or times, subject to the qualifications set forth in the schedules to the Merger Agreement, and will be true and correct in all material respects as of the Closing Date, except for those specifically relating to another time or times which were or will be true and correct in all material respects at such time or times, and such representations and warranties are hereby incorporated herein by this reference with the same effect as though set forth in their entirety herein, subject to the qualifications set forth in the schedules to the Merger Agreement.

                C. Notwithstanding anything in the Merger Agreement to the contrary, the representations and warranties incorporated in this Agreement by subsection 5.18B shall, solely for purposes of this Agreement, survive the execution and delivery of this Agreement, the making of the Loans and the issuance of Letters of Credit hereunder and the execution and delivery of the Notes.

5.19    PERMITS.

        Except as disclosed in Schedule 5.19 annexed hereto, each of the Loan Parties, prior to and after giving effect to the Acquisition and the Mergers, has such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances that are material to the condition (financial or otherwise), business or operations of any Loan Party ("PERMITS") and is (and will be immediately after the consummation of the Acquisition and the Mergers) in compliance in all material respects with all applicable laws as are necessary to own, lease or operate its properties and to conduct its businesses in the manner as presently conducted and to be conducted immediately after the consummation of the Acquisition and the Mergers, and all such Permits are valid and in full force and effect and will be valid and in full force and effect immediately upon consummation of the Acquisition and the Mergers. Each of the Loan Parties, prior to and after giving effect to the Acquisition and the Mergers, is and will be in





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compliance in all material respects with its obligations under such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits, except for any such revocation or termination which could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

5.20    TRANSACTION DOCUMENTS.

                Company has delivered to Lenders complete and correct copies of the Transaction Documents, in each case as in effect as of the Closing Date, and of all exhibits and schedules thereto.

5.21    MERGERS.

                Upon the filing of the Certificates of the Mergers with the Secretary of State of the State of Delaware, the Mergers shall become effective and (i) as a result of the Parent Merger, Old Holdings, as the surviving corporation of the Parent Merger, by operation of law (with no further action required), will succeed to all of the rights, assets, properties, obligations and liabilities of F4L Parent as of the effective date of the Parent Merger, which date shall be the date of filing of the applicable Certificate of Merger,
(ii) as a result of the Reincorporation Merger, New Holdings, as the surviving corporation of the Reincorporation Merger, by operation of law (with no further action required), will succeed to all of the rights, assets, properties, obligations and liabilities of Old Holdings as of the effective date of the Reincorporation Merger, which date shall be the date of filing of the applicable Certificate of Merger, (iii) as a result of the RSI Merger, Ralphs Supermarkets, as the surviving corporation of the RSI Merger, by operation of law (with no further action required), will succeed to all of the rights, assets, properties, obligations and liabilities of Food 4 Less as of the effective date of the RSI Merger, which date shall be the date of filing of the applicable Certificate of Merger, and (iv) as a result of the RGC Merger, Ralphs Supermarkets, as the surviving corporation of the RGC Merger, by operation of law (with no further action required), will succeed to all of the rights, assets, properties, obligations and liabilities of Ralphs Grocery as of the effective date of the RGC Merger, which date shall be the date of filing of the applicable Certificate of Merger.

SECTION 6.      AFFIRMATIVE COVENANTS

                Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.





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6.1     FINANCIAL STATEMENTS AND OTHER REPORTS.

                Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Agent and Lenders:

                (i) Fiscal Period Financials: as soon as practicable and in any event within 30 days (or, in the case of the last Fiscal Period in any Fiscal Quarter (other than the last Fiscal Quarter in any Fiscal
        Year), 45 days or, in the case of the last Fiscal Period in any Fiscal Year, 90 days) after the end of each Fiscal Period ending after the Closing Date, (a) the balance sheets of each Reporting Division as at the end of such Fiscal Period, (b) the related statements of operations and cash flows of such Reporting Division and (c) a schedule containing a summary of comparable store sales growth for such Reporting Division and for the conventional store businesses of Company and the Subsidiaries included in clause (d) of the definition of "Reporting Division" on a consolidated basis and for the warehouse store businesses of Company and the Subsidiaries included in clause (d) of the definition of "Reporting Division" on a consolidated basis, in each case for such Fiscal Period and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Period, setting forth in each case in comparative form the corresponding figures for
        (1) the corresponding periods of the previous Fiscal Year (other than, during the first year following the Closing Date, the entities identified in clauses (a) and (d) of the definition of "Reporting Division") and (2) the corresponding figures from the plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of such Reporting Division as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

                (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days after the end of the fourth Fiscal Quarter of each Fiscal Year, the consolidated balance sheets of each of Holdings and its Subsidiaries and Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations, stockholders' equity and cash flows of each of Holdings and its Subsidiaries and Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (other than, during the first year following the Closing Date, the entities identified in clauses (a) and (d) of the definition of "Reporting Division"), all as set forth in





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        Holdings' or Company's report on Form 10-Q, as the case may be, and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Holdings and its Subsidiaries and Company and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

                (iii) Year-End Financials: as soon as available and in any event (a) within 90 days after the end of each Fiscal Year, the consolidated balance sheets of each of Holdings and its Subsidiaries and Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, stockholders' equity and cash flows of each of Holdings and its Subsidiaries and Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (other than, during the first year following the Closing Date, the entities identified in clauses (a) and (d) of the definition of "Reporting Division"), all as set forth in Holdings' or Company's report on Form 10-K, as the case may be, and the corresponding figures from the consolidated plan and financial forecast delivered pursuant to subsection 6.1(xiii) for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of each of Holdings and its Subsidiaries and Company and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (b) within 90 days after the end of each Fiscal Year (or, if an extension has been obtained from the Securities and Exchange Commission for filing such report after such 90th day, then on the date of delivery of such report to the Securities and Exchange Commission and in any event within 105 days after the end of such Fiscal Year) in the case of such consolidated financial statements, (1) a report thereon of Arthur Andersen LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of each of Holdings and its Subsidiaries and Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of each of Holdings and its Subsidiaries and Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (2) a letter from Arthur Anderson LLP or other independent certified public accountants,





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        substantially in the form of Exhibit XXIII-A annexed hereto with such changes as are approved by Agent, acknowledging that Lenders will receive such consolidated financial statements and such report and will use such financial statements and report in their credit analyses of Holdings and its Subsidiaries and Company and its Subsidiaries;

                (iv) Officers' and Compliance Certificates: (a) together with each delivery of financial statements of Holdings and its Subsidiaries and Company and its Subsidiaries pursuant to subdivisions
        (ii) and (iii) above, (1) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of each of Holdings and its Subsidiaries and Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (2) a Compliance Certificate duly executed and duly completed in all respects; and (b) within 100 days after the beginning of each Fiscal Year and in any event on or prior to the date of any mandatory prepayments made pursuant to subsection 2.4B(iii)(e) during such Fiscal Year, an Officers' Certificate of Company setting forth the Consolidated Excess Cash Flow for the Fiscal Year covered by such financial statements and demonstrating in reasonable detail the derivation of such Consolidated Excess Cash Flow;

                (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the financial statements of Holdings and its Subsidiaries or any Reporting Division delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, subject to subsection 1.2, (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or
        (xiii) of this subsection 6.1 following such change, financial statements of Holdings and its Subsidiaries or any Reporting Division for the current Fiscal Year to the effective date of such change, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, such financial statements prepared on a basis consistent with the accounting principles and policies used in the





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        preparation of the financial statements delivered immediately prior to such change;

                (vi) Accountants' Certification: together with each delivery of consolidated financial statements of each of Holdings and its Subsidiaries and Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default that relates to accounting matters has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (b) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct;

                (vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of any comment letter submitted to the management of Holdings or Company by independent certified public accountants in connection with each annual audit of the financial statements of Holdings and its Subsidiaries or Company and its Subsidiaries, as the case may be, made by such accountants;

                (viii) SEC Filings and Press Releases: promptly upon the sending or filing thereof, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by any Loan Party to its public security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority (other than reports of a routine or ministerial nature which are not material), and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

                (ix) Events of Default, etc.: promptly upon any Specified Officer of any Loan Party obtaining knowledge (a) that a condition or event that constitutes an Event of Default or Potential Event of Default has occurred and is continuing, or becoming aware that any Lender or Agent has given any notice (other than to Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed





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        default or event or condition of the type referred to in subsection
        8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Holdings or Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof), or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the relevant Loan Party has taken, is taking and proposes to take with respect thereto;

                (x) Litigation or Other Proceedings: promptly upon any Specified Officer of any Loan Party obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

                         (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                         (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions to occur or which have occurred pursuant to the Transaction Documents;

        written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

                (xi) ERISA Events: promptly upon any Specified Officer of any Loan Party becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                (xii)    ERISA Notices:  with reasonable promptness, copies of
        (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all





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        notices received by Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

                (xiii) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year as customarily prepared by Holdings and Company, including without limitation (a) forecasted balance sheets and forecasted statements of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis and each Reporting Division for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (b) forecasted statements of operations and cash flows of each Reporting Division for each Fiscal Period of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as any Lender may reasonably request;

                (xiv) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, an Officers' Certificate or other report, in each case in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such Officers' Certificate or report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

                (xv) Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits and reports (other than routine follow-up reports to matters previously disclosed to Lenders), whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could reasonably be expected to result in a Material Adverse Effect;

                (xvi) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of Holdings or Company;

                (xvii) Changes Regarding Subsidiaries: (a) promptly upon any Person becoming a Subsidiary of Holdings, a written notice setting forth with respect to such Person (1) the date on which such Person became a Subsidiary of Holdings and (2) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Holdings (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement) and (b) together with each delivery of financial statements of Holdings and its Subsidiaries and Company and its Subsidiaries pursuant to subdivision (ii) above, a written notice setting forth with respect to





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        each Subsidiary of Holdings which was sold, merged, dissolved, transferred or otherwise disposed of during the Fiscal Quarter covered by such financial statements the circumstances of such transaction in reasonable detail;

                (xviii) Margin Determination Certificate: concurrently with the delivery of the financial statements required under subsections 6.1(ii) and 6.1(iii), Company shall deliver a Margin Determination Certificate;

                (xix) Amendments to Certain Documents: within five Business Days of entering into any amendment to or modification of any of the tax sharing agreements referred to in subsection 7.12(viii) or the warrant referred to in subsection 7.12(ix), a copy of such amendment or modification; and

                (xx) Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2     CORPORATE EXISTENCE, ETC.

                Except as permitted under subsection 7.7, each of Holdings and Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided that the corporate existence and rights and franchises of those Subsidiaries of Holdings identified on Schedule
5.1 annexed hereto as inactive (so long as such Subsidiary owns assets in an aggregate fair market value (without netting any such fair market value against any liabilities of such Subsidiary) not exceeding $1,000,000) may be terminated.

6.3     PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

                A. Each of Holdings and Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its material properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.





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                B.       Each of Holdings and Company will not, nor will it
permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

6.4     MAINTENANCE OF PROPERTIES; INSURANCE.

                A. Each of Holdings and Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all of the Collateral (without limiting any obligations under the Collateral Documents) and all other material properties used or useful in the business of Holdings and its Subsidiaries (including, without limitation, Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each of Holdings and Company will maintain or cause to be maintained, with financially sound and reputable insurance companies or associations or with self-insurance programs, in each case to the extent consistent with prudent business practices and customary in their respective industries, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds (including, in any event, business interruption insurance and, to the extent commercially reasonable, earthquake insurance) and in the amounts customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses and owning similar properties in the same general geographic areas in which Holdings, Company or any of their respective Subsidiaries, as the case may be, operates. In addition, each of Holdings and Company will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property (as defined in subsection 4.1N) included in the Collateral and located in a community that participates in the National Flood Insurance Program. All insurance relating to the Collateral shall comply with the insurance provisions of the Collateral Documents.

                B. In the event that Company or any of its Subsidiaries, in connection with any casualty or casualties involving assets of Company or any of its Subsidiaries, receives (a) proceeds of insurance in excess of $5,000,000 in connection with any one casualty, or (b) aggregate proceeds of insurance in excess of $15,000,000 from all such casualties (on a cumulative basis, net of any proceeds already used to restore the assets affected by such casualty or casualties or to make prepayments in accordance with subsection 2.4B(iii)(a)), Company shall immediately pay all such insurance proceeds (and not just such excess) over to Agent, and Agent shall hold such proceeds in an interest bearing account. Agent shall (i) so long as no Event of Default has occurred and is continuing, disburse all such insurance proceeds (and any earnings on amounts held in such interest bearing account) held by it to Company, in accordance with and subject to such customary terms, conditions and procedures as Agent shall require, for the sole purpose of restoring (or reimbursing Company or any of its Subsidiaries for restoration costs previously expended and for costs expended in obtaining such proceeds with respect to) the affected assets, or, (ii) at Company's option (or if otherwise required





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by subsection 2.4B(iii)(a)), apply such proceeds and such earnings for the purpose of making a prepayment in accordance with subsection 2.4. Company hereby authorizes Agent to make such prepayments with such proceeds and such earnings. If an Event of Default has occurred and is continuing, Agent may elect, in its sole and absolute discretion, (i) to apply all or any portion of such insurance proceeds and such earnings to the restoration of any of the Collateral, subject to conditions determined by Agent, (ii) to disburse any such insurance proceeds and such earnings to Company for the purposes set forth in the immediately preceding sentence, (iii) to hold such insurance proceeds and such earnings as additional Collateral under the Collateral Documents or
(iv) to apply such insurance proceeds and such earnings as provided for in the Loan Documents.

6.5     INSPECTION; LENDER MEETING.

                Each of Holdings and Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that representatives of Holdings or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, each of Holdings and Company will, upon the request of Agent or Requisite Lenders, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or such other location as may be agreed to by Company and Agent) at such time as may be agreed to by Company and Agent.

6.6     COMPLIANCE WITH LAWS, ETC.

                Each of Holdings and Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

6.7     ENVIRONMENTAL DISCLOSURE AND INSPECTION.

                A. Each of Holdings and Company shall, and shall cause each of its Subsidiaries to, exercise all due diligence in order to comply and cause (i) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and (ii) all other Persons on or occupying such property, to comply with all Environmental Laws.





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                B.       Each of Holdings and Company agrees that Agent may,
from time to time and in its sole and absolute discretion, retain, at Company's expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Holdings or any of its Subsidiaries and to conduct its own investigation of any Facility currently owned, leased, operated or used by Holdings or any of its Subsidiaries, and each of Holdings and Company agrees to use its best efforts to obtain permission for Agent's professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by Holdings or any of its Subsidiaries. Each of Holdings and Company hereby grants (to the extent it is authorized to do so) to Agent and its agents, employees, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Holdings or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by such Person and Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. Each of Holdings and Company and Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Agent pursuant to this subsection 6.7B will be obtained and shall only be used by Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Agent agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (i) it will indemnify and hold harmless Agent and each Lender from any costs, losses or liabilities relating to Holdings' or any of its Subsidiaries' use of or reliance on such report, (ii) neither Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to Company, neither Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

                C. Company shall promptly advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Materials at any Facility required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with any governmental authority or any adverse party with respect to any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any Release of Hazardous Materials at any Facility required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Holdings or any of its Subsidiaries or any other Person in response to
(x) any Hazardous Materials on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim that could reasonably be expected to result in a Material Adverse Effect, (iv) Holdings' or any of its Subsidiaries' discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility





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that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials.

                D. Company shall promptly notify Lenders of (i) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by Holdings or any of its Subsidiaries and (ii) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing, industrial or other operations that could reasonably be expected to subject Holdings or any of its Subsidiaries to additional laws, rules or regulations which could reasonably be expected to have a Material Adverse Effect, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

                E. Each of Holdings and Company shall, at its own expense, provide copies of such documents or information as Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 6.7.

6.8     LOAN PARTIES' REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

                Each of Holdings and Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations. In the event Holdings or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Holdings or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Holdings' or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Holdings or such Subsidiary.

6.9     INTEREST RATE PROTECTION.

                Within 120 days of the Closing Date, Company shall obtain, and shall thereafter cause to be maintained for a period of not less than two years, one or more Interest Rate Agreements with respect to the Loans, in an aggregate notional principal





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amount of not less than $300,000,000, each such Interest Rate Agreement to be in form and substance satisfactory to Agent.

6.10    EXECUTION OF GUARANTY AND COLLATERAL DOCUMENTS BY FUTURE SUBSIDIARIES.

                In the event that any Person becomes a Subsidiary of Company after the date hereof, including, without limitation, Ralphs Supermarkets or Ralphs Grocery as a result of the non-consummation of the RSI Merger or the RGC Merger, as the case may be, and Crawford Stores, Inc., a California corporation, Company will promptly notify Agent of that fact and cause (i) such Subsidiary to execute and deliver to Agent a counterpart of the Guaranty, the Security Agreement, the Trademark Security Agreement, Deeds of Trust, the Deposit Accounts Security Agreement and the Pledge Agreement and to take all such further action and execute all such further documents and instruments as may be required to grant and perfect in favor of Agent, for the benefit of Lenders, a first-priority security interest (subject only to Liens permitted under this Agreement) in all of the real, personal and mixed property assets of such Subsidiary (other than with respect to Excluded Sites and other than any such assets which are subject to Liens permitted under subsection 7.2A(v) and other Real Property Assets that such Subsidiary would not be obligated to pledge to Agent pursuant to subsection 6.11 (it being understood and agreed that all of the requirements of subsection 6.11 are applicable to the Real Property Assets of such Subsidiary, with the date such Subsidiary became a Subsidiary of the Company being treated for purposes of subsection 6.11 as the date on which such Subsidiary acquired all of its Real Property Assets)) and
(ii) the parent of such Subsidiary to execute and deliver to Agent a counterpart of the Pledge Agreement or a Pledge Amendment to the Pledge Agreement previously executed by such parent effecting the pledge by such parent to Agent of all of the capital stock of, or any other equity interest in, such Subsidiary. Company shall deliver to Agent, together with such Guaranty and such Collateral Documents, (i) certified copies of such Subsidiary's Articles or Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to their delivery to Agent,
(ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant corporate secretary as of a recent date prior to their delivery to Agent, (iii) a certificate executed by the Secretary or an assistant secretary of such Subsidiary as to (a) the incumbency and signatures of the officers of such Subsidiary executing the Guaranty and the Collateral Documents to which such Subsidiary is a party and (b) the fact that the attached resolutions of the Board of Directors of such Subsidiary authorizing the execution, delivery and performance of the Guaranty and such Collateral Documents are in full force and effect and have not been modified or rescinded,
(iv) the certificate or certificates evidencing all of the capital stock of (or, if certificated, any other equity interest in) such Subsidiary, and (v) if requested by Agent, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of the Guaranty and such Collateral Documents, (c) the





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enforceability of the Guaranty, and such Collateral Documents against such
Subsidiary, and (d) such other matters as Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Agent and its counsel. Upon the repayment of the indebtedness which is secured by the capital stock of Bell Markets, Inc. as described in Schedule 7.2 annexed hereto, Company shall cause Cala to pledge all of the capital stock of Bell Markets, Inc. to Secured Party (as defined in the Pledge Agreement) pursuant to the Pledge Agreement.

6.11    ADDITIONAL REAL PROPERTY.

                After the Closing Date, each of Holdings and Company shall, and shall cause its Subsidiaries to,

                (I) with respect to each leasehold interest in Real Property Assets listed in Schedule 4.1N annexed hereto (to the extent the items listed below in this subsection 6.11 have not already been obtained) or hereafter acquired by Company or any of its Subsidiaries (in either case, the "LESSEE"), use its best efforts (which shall not be deemed to include the payment of monetary consideration other than nominal monetary consideration and out-of-pocket expenses incurred by any lessor in connection with obtaining the items listed below, but shall include, with respect to any leasehold interest acquired after the Closing Date, efforts to include each of the items listed below in the terms of the lease itself) to obtain and deliver to Agent as soon as practicable, and if possible within three months after such acquisition (or within six months after the Closing Date, with respect to the leasehold interests listed in Schedule 4.1N annexed hereto):

                         (A) the agreement of the lessor (if required under the
                lease) to the encumbrancing of such Lessee's leasehold interest under the lease pursuant to a Deed of Trust and to the assignment of such leasehold interest to Agent or its Affiliate following a default hereunder, and if the lease allows the lessor to unreasonably withhold consent to an assignment of the leasehold interest by Agent or its Affiliate to a subsequent third party assignee, the agreement of the lessor not to unreasonably withhold such consent,

                         (B) with respect to Real Property Assets located
                outside of California, the lessor's waiver of all right, title and interest in the Lessee's personal property and fixtures located on the leased premises,

                         (C) a license from the lessor for Agent to enter upon
                the leased premises to take possession of or sell such personal property and fixtures or to exercise other remedies, whether or not the lease has been terminated,





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                         (D) the lessor's agreement to give Agent written
                notice of any default by the Lessee under the lease, and not to terminate the lease unless Agent fails to cure the default within 30 days after receiving written notice from such lessor, or within any longer cure period set forth in the lease, and

                         (E) excluding those leasehold interests in Kansas and
                Missouri real property listed in Schedule 4.1N annexed hereto, an original memorandum of the lease executed and acknowledged by the lessor thereunder (or, in the case of an existing leasehold interest which is of record and which is acquired by the Lessee by assignment, a memorandum of or a recordable duplicate original of such assignment, executed and acknowledged by the assigning Lessee), in form sufficient to give constructive notice (when recorded) of the Lessee's leasehold interest under the lease to third-party purchasers and encumbrancers of the affected real property and otherwise in form reasonably satisfactory to Agent, together with evidence of its recordation in all places necessary or desirable, in the reasonable judgment of Agent, to give constructive notice of the Lessee's leasehold interest to third parties, and

                (II) with respect to each Real Property Asset listed in
        Schedule 4.1N annexed hereto (to the extent the items listed below in this clause (ii) of this subsection 6.11 have not been obtained or delivered to Agent on the Closing Date) and each Real Property Asset in which Company or such Subsidiary acquires fee title or a leasehold interest after the Closing Date (in each case excluding any Real Property Asset which is and so long as it remains (A) an Excluded Site, or (B) a leasehold interest as to which encumbrancing requires the consent of the lessor, where Company and its Subsidiaries have been unable to obtain the applicable lessor's consent thereto, or (C) an asset subject to a Lien permitted under subsection 7.2A(iv) or (v)) (such non-excluded Real Property Assets collectively, "COVERED REAL PROPERTY"), as soon as practicable and in any event within one month after the applicable Real Property Asset becomes Covered Real Property, deliver:

                         (A) fully executed counterparts of a Deed of Trust, or
                an amendment to a Deed of Trust, in form satisfactory to Agent, which Deed of Trust or amendment shall encumber such Covered Real Property, together with evidence that counterparts of such Deed of Trust or amendment have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of Agent, so as to effectively create a valid and enforceable first priority lien (subject only to Permitted Encumbrances) on such Covered Real Property in favor of Agent (or such other trustee as may be required or desired under local law) for the benefit of Lenders,





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                         (B) if requested by Agent, a title report, title
                commitment or other title search satisfactory to Agent obtained by such Person in respect of such Covered Real Property,

                         (C) if requested by Agent, an opinion of counsel
                (which counsel shall be reasonably satisfactory to Agent) in the state in which such Covered Real Property is located with respect to the enforceability of the Deeds of Trust recorded in such state and such other matters as Agent may request, in form and substance satisfactory to Agent,

                         (D) in the case of each such Covered Real Property
                consisting of a leasehold interest, a copy of the lease (including all amendments thereto), together with such estoppel letters, consents, waivers and agreements from the lessor on such real property as were obtained pursuant to clause (i) above,

                         (E) environmental audits prepared by professional
                consultants mutually acceptable to Company and Agent, in form, scope and substance satisfactory to Agent in its reasonable discretion,

                         (F) if Company or any of its Subsidiaries obtains an
                owner's or lessee's policy of title insurance with respect to such Covered Real Property, or if requested by Agent with respect to any other Covered Real Property having an acquisition cost or value (as estimated by Agent) in excess of $2,000,000, a Title Insurance Policy, in an amount reasonably satisfactory to Agent, with respect to Agent's lien thereon,

                         (G) information sufficient for Agent to determine
                whether (1) any such Real Property Asset is Flood Hazard Property and (2) the community in which each Flood Hazard Property is located is participating in the National Flood Insurance Program,

                         (H) upon Company's or such Subsidiary's receipt of
                written notification from Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, written acknowledgment of the receipt of such notification; and

                         (I) the evidence of insurance with respect to such
                Real Property Asset required to be provided to Agent pursuant to the terms of the Deeds of Trust, including flood insurance with respect to each Flood Hazard Property located in a community that is participating in the National Flood Insurance Program.





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                Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Agent to visit and inspect any Real Property Asset for the purpose of obtaining an appraisal of value, conducted by consultants retained by Agent in compliance with all applicable banking regulations.

6.12    NOTICE REGARDING CHANGE OF CONTROL OFFER.

                Within 30 days after the Closing Date, Company shall deliver to the trustees under the Old RGC 9% Subordinated Note Indenture and the Old RGC 10-1/4% Subordinated Note Indenture written notice that Company will offer to purchase all remaining Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes pursuant to the Change of Control Offer and as provided in the applicable indenture, and Company shall at such time deliver to Agent a copy of such notices.


SECTION 7.      NEGATIVE COVENANTS

                Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1     INDEBTEDNESS.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                (i) the Loan Parties may become and remain liable with respect to Indebtedness which is included among the Obligations;

                (ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection
        7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

                (iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that such Capital Leases are permitted under the terms of subsection 7.9;

                (iv) Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned





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        Subsidiary of Company may become and remain liable with respect to
        Indebtedness to Company or any other wholly-owned Subsidiary of Company; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes that are pledged to Agent pursuant to the terms of the applicable Collateral Document, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, in each case approved by Agent, and (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

                (v) Holdings may become and remain liable with respect to Indebtedness evidenced by the Seller Debentures and the Holdings Discount Debentures and may remain liable with respect to Indebtedness evidenced by the Holdings Discount Notes; provided that the aggregate face amount of outstanding Holdings Discount Notes shall not exceed the lesser of the aggregate face amount of such debt Securities outstanding as of the Closing Date and $8,500,000 at any time;

                (vi) Company may become and remain liable with respect to Indebtedness evidenced by the Old F4L Senior Notes, the Old F4L Senior Subordinated Notes, the New F4L Senior Notes, the New F4L Senior Subordinated Notes, the New RGC Senior Subordinated Notes, the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes; provided that (a) the aggregate principal amount of outstanding Old F4L Senior Notes and Old F4L Senior Subordinated Notes shall not exceed the lesser of the aggregate principal amount of such debt Securities outstanding as of the Closing Date and $36,800,000 at any time, (b) the aggregate principal amount of outstanding Old F4L Senior Notes, Old F4L Senior Subordinated Notes, New F4L Senior Notes and New F4L Senior Subordinated Notes shall not exceed the lesser of the aggregate principal amount of such debt Securities outstanding as of the Closing Date and $670,000,000 at any time, (c) the aggregate principal amount of outstanding Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes shall not exceed the lesser of the aggregate principal amount of such debt Securities outstanding as of the Closing Date and $10,000,000 at any time and (d) the outstanding aggregate principal amount of the New RGC Senior Subordinated Notes, the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes shall not exceed the lesser of the aggregate principal amount of such debt Securities outstanding as of the Closing Date and $530,000,000 at any time;





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                (vii)    Company and its Subsidiaries, as applicable, may
        remain liable with respect to each of the items of existing Indebtedness described in Schedule 7.1 annexed hereto and any Indebtedness incurred to refinance such existing Indebtedness; provided that after giving effect to such refinancing Indebtedness and the repayment of the corresponding existing Indebtedness with the proceeds thereof, (a) the aggregate principal amount of the refinancing Indebtedness and the corresponding existing Indebtedness so refinanced shall not be greater than the outstanding principal amount of such existing Indebtedness immediately prior to such refinancing, (b) the weighted average life to maturity of such refinancing Indebtedness shall be no shorter than the existing Indebtedness being refinanced and
        (c) such refinancing Indebtedness shall not be secured by any additional property than that which secures the existing Indebtedness being refinanced;

                (viii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred to finance (or may assume Indebtedness originally incurred to finance) (a) the purchase price of equipment, fixtures and any other similar property or the remodeling or other improvement costs of any facility of Company or any of its Subsidiaries or (b) the purchase price of any Real Property Assets consisting of fee interests in stores; provided that the aggregate principal amount of such Indebtedness when incurred (and, in the case of assumed Indebtedness, when originally incurred) shall not be less than 80% or more than 100% of the fair market value of (a) the equipment, fixtures and any other similar property acquired plus the reasonable installation and delivery charges associated therewith or the remodeling or other improvement costs relating to such facility or
        (b) such Real Property Assets, as applicable; provided further that (1) the aggregate principal amount of all such Indebtedness incurred or assumed during any Fiscal Year for purposes described in the first clause (a) of this subsection 7.1(viii) shall not exceed $20,000,000 and (2) the aggregate principal amount of all Indebtedness incurred to finance the purchase price of any such Real Property Assets (together with assumed Indebtedness originally incurred to finance the purchase price of any such Real Property Assets) shall not exceed $10,000,000 at any time;

                (ix) Subsidiaries of Company acquired after the Closing Date, the acquisition of which is permitted under subsection 7.3(v) and subsection 7.7(ii), may remain liable with respect to Indebtedness existing immediately prior to the time any such entity became a Subsidiary of Company in an aggregate amount for all such Subsidiaries not to exceed $4,000,000 at any time outstanding; provided that such Indebtedness is not incurred in contemplation of such acquisition;

                (x) Company and its Subsidiaries may become and remain liable with respect to Indebtedness represented by Deferred Trade Payables in an aggregate





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        amount for all such Indebtedness not to exceed $5,000,000 at any time outstanding;

                (xi) Food 4 Less GM, Inc. may become and remain liable with respect to Indebtedness incurred by Golden Alliance in an aggregate amount not to exceed $2,000,000 at any time outstanding; provided that such Indebtedness of Food 4 Less GM, Inc. arises solely as a result of its status as a general partner of Golden Alliance;

                (xii) Company may become and remain liable with respect to Indebtedness evidenced by promissory notes and issued to employees or former employees of Company and its Subsidiaries in lieu of cash payments for stock of Holdings required to be repurchased pursuant to Company's employee stock ownership plan; provided that the aggregate amount of such Indebtedness does not exceed $4,000,000 at any time outstanding; and

                (xiii) Company and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

7.2     LIENS AND RELATED MATTERS.

                A. PROHIBITION ON LIENS. Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

                (i)      Permitted Encumbrances;

                (ii) Liens granted pursuant to the Collateral Documents, including Liens securing its obligations to a Lender or an Affiliate of such Lender which is a counterparty to an Interest Rate Agreement permitted under subsection 7.4(ii);

                (iii) existing Liens described in Schedule 7.2 annexed hereto;

                (iv) Liens on (a) Real Property Assets consisting of fee interests in stores or (b) equipment, fixtures and other similar property of Company or any of its Subsidiaries, in each case securing Indebtedness described in subsections 7.1(iii) and 7.1(viii) and Liens on inventory of Company and its Subsidiaries, securing Indebtedness described in subsection 7.1(x); provided that such Liens shall extend only to the equipment, fixtures and other similar property and inventory so financed and the proceeds thereof; provided, further, that with respect to any such Lien described in clause (a) above, (1) no Event of Default or Potential Event of Default shall have occurred and be continuing at the time of incurrence or assumption of such Lien, (2) such Lien is limited to such Real Property Assets (and equipment located in or on such Real Property Assets), (3) the Indebtedness secured by such Lien is Non-Recourse Indebtedness, and
        (4) the aggregate principal amount of all Indebtedness secured by all such Liens shall not at any time exceed $10,000,000;

                (v) Liens securing Indebtedness permitted under subsection 7.1(ix), which Liens are existing prior to the time the entity which incurred such Indebtedness became a Subsidiary of Company; provided that such Liens were not incurred in connection with, or in contemplation of, the acquisition of such Subsidiary and such Liens extend to or cover only the property and assets of such entity which were covered by such Liens and which were owned by such entity, in each case at the time such entity became a Subsidiary of Company;

                (vi) Liens in favor of third parties as consignors (or as creditors of such consignors) in goods which are delivered to Company or any of its Subsidiaries by such third parties on consignment in the ordinary course of business, the value of which goods so held on consignment shall at no time exceed $10,000,000 in the aggregate for Company and its Subsidiaries;

                (vii)    Liens not otherwise permitted by clauses (i) through
        (vi) above securing Indebtedness of Company or any of its Subsidiaries; provided that (a) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (vii) shall not exceed $6,000,000 at any time outstanding, (b) any such Indebtedness shall be permitted under subsection 7.1 and (c) such Liens shall not attach to any Collateral; and

                (viii) the replacement, extension or renewal of any Lien permitted by this subsection 7.2A upon or in the same property subject to such Lien and as security for the same obligations or any refinancings thereof; provided that such Lien does not extend to or cover any property other than the property covered by such Lien immediately prior to such replacement, extension or renewal of such Lien and the principal of the obligations secured thereby is not increased.

        B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any of Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other

Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

        C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale and except as provided in the Senior Debt Indentures and the Subordinated Debt Indentures, neither Holdings nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired. The foregoing shall not prohibit the execution or renewal of a store lease which by its term prohibits the hypothecation of the leasehold interest thereunder (but does not prohibit the incurrence of liens on any property of Holdings and its Subsidiaries other than such leasehold interest and equipment related thereto) if, despite the best efforts of Holdings and its Subsidiaries in accordance with subsection 6.11, the lessor will not agree to permit such hypothecation.

7.3     INVESTMENTS; JOINT VENTURES.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

                (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

                (ii) Holdings and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date (after giving effect to the Mergers) in any Subsidiaries of Holdings and described on
        Schedule 5.1 annexed hereto as in effect on the Closing Date and Holdings may make additional capital contributions to Company;

                (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

                (iv) Company and its Subsidiaries may continue to own the existing Investments owned by them and described in Schedule 7.3 annexed hereto;

                (v) Company and its Subsidiaries may create or acquire new Subsidiaries to the extent otherwise permitted under this Agreement; provided that (a) any such new Subsidiary is wholly-owned by Company or one of its wholly-owned Subsidiaries and the provisions of subsections
        6.10 and 6.11 have been complied with and (b) to the extent such creation or acquisition constitutes a

        Consolidated Capital Expenditure, such Consolidated Capital Expenditure is permitted under subsection 7.8;

                (vi) Food 4 Less GM, Inc. may continue to own the Investments owned by it as of the Closing Date in Golden Alliance and may make and own additional Investments in Golden Alliance in an aggregate amount not to exceed $4,000,000 at any time; provided that all such Investments are made pursuant to the provisions of the Golden Alliance Agreement;

                (vii) Company or any of its Subsidiaries may, so long as no Potential Event of Default or Event of Default has occurred and is continuing or occurs as a result thereof, make Development Investments in or to any Developer; provided that (a) no such Development Investment shall be permitted unless, at the time of the making of such Development Investment, the Development Site and the store located or to be located at the Development Site have been leased or irrevocably committed by the Developer to be leased to Company or one of its Subsidiaries, (b) neither Company nor any of its Subsidiaries may be or become a general partner of any Developer or otherwise be liable in any manner for any Indebtedness or any other obligations of any Developer (other than pursuant to customary provisions contained in any lease pertaining to a Development Site or a store leased to Company or one of its Subsidiaries) and (c) the aggregate Development Investments, together with the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all Contingent Obligations under subsection 7.4(ix), shall not exceed $35,000,000 at any time outstanding;

                (viii) Company and its Subsidiaries may accept promissory notes received in consideration of, or the deferral of a portion of the sales price accepted with respect to, any Asset Sale; provided that (a) not more than 25% of the aggregate sales price for all Required Dispositions (all of which must be made on or prior to the first anniversary of the Closing Date) may be in the form of such promissory notes or a deferred portion of such sales price, (b) not more than 25% of the aggregate sales price for all Planned Dispositions in any Fiscal Year (other than the Fiscal Year in which the aggregate cash proceeds from all Planned Dispositions and Required Dispositions on a cumulative basis from the Closing Date first exceeds $20,000,000 (the "SPECIFIED FISCAL YEAR") and each Fiscal Year thereafter), and not more than 50% of the aggregate sales price for all Planned Dispositions in the Specified Fiscal Year or any Fiscal Year thereafter, may be in the form of such promissory notes or a deferred portion of such sales price, (c) the aggregate principal amount of such promissory notes and the deferred portion of such sales prices related to all Asset Sales (other than Required Dispositions and Planned Dispositions) shall not at any time exceed $10,000,000 and (d) any such promissory notes so accepted shall be pledged as security for the Obligations pursuant to the applicable Collateral Document;

                (ix) Company and its Subsidiaries may make and own Investments received in connection with the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization of any supplier or customer, in each case in settlement of delinquent obligations or disputes with such suppliers or customers;

                (x) So long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or any of its Subsidiaries may make loans to its employees for the purpose of purchasing common stock of Holdings; provided that the aggregate amount of such loans shall not exceed $4,000,000 at any time outstanding;

                (xi) Company and its Subsidiaries may make loans to redevelopment agencies for business purposes consistent with past practices in an aggregate amount not to exceed $10,000,000 at any time outstanding;

                (xii) Company and its Subsidiaries may make and own Investments (a) in suppliers in anticipation of becoming a customer of such suppliers and in lieu of deposits, cash discounts or concessions and (b) in connection with joint ventures with suppliers entered into in the ordinary course of business; provided that the aggregate amount of all such Investments under clauses (a) and (b), together with the amount of guarantees permitted under subsection 7.4(v), shall not exceed $5,000,000 at any time outstanding;

                (xiii) Company may make and maintain loans to Holdings for the purposes described in subsection 7.5A(viii) in an aggregate amount at any time outstanding which, together with the amount of Restricted Junior Payments made for such purposes, shall not exceed the amount of Restricted Junior Payments Company may make to Holdings under subsection 7.5A(viii) at the time any such loan is made;

                (xiv) Company and its Subsidiaries may purchase common stock of Holdings from an employee stock ownership plan of any Loan Party or from participants or former participants in any such plan or from any employee or former employee of any Loan Party as required pursuant to the applicable plan or agreement; provided that the cash portion of such purchases and the cash payments with respect to promissory notes issued to such participants or holders shall not exceed the sum of (a) $5,000,000 in any Fiscal Year plus (b) the aggregate amount of cash proceeds received by Holdings in such Fiscal Year from its sale of shares of its common stock to an employee stock ownership plan of any Loan Party or to participants in any such plan or to any employee of any Loan Party during such Fiscal Year; provided, further, that no such purchase or cash payment will be permitted if it is prohibited under any Senior Debt Indenture or any Subordinated Debt Indenture; and

                (xv) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $5,000,000.

7.4     CONTINGENT OBLIGATIONS.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                (i) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit; provided that no Loan Party shall have granted any Lien securing any obligations (including any reimbursement obligations) relating to any Existing Letters of Credit (other than pursuant to the Loan Documents);

                (ii) Company may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements required under subsection 6.9 and under other Interest Rate Agreements with respect to Indebtedness, which Interest Rate Agreements are in form and substance satisfactory to Agent;

                (iii) Holdings may become and remain liable with respect to Contingent Obligations in respect of the Holdings Guaranty and Company's Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of the Guaranty, including Contingent Obligations thereunder for the benefit of a Lender or an Affiliate of such Lender which is a counterparty to an Interest Rate Agreement permitted under subsection 7.4(ii);

                (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets other than guaranties of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by Company and its Subsidiaries in connection with such Asset Sales and other sales;

                (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries in an aggregate amount which, together with the amount of Investments permitted under subsection 7.3(xii), shall not exceed at any time $5,000,000;

                (vi) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company permitted by subsection 7.1(vi) pursuant to guarantees entered into by any Subsidiary of Company; provided that any such guarantee entered into by any Subsidiary of Company after the Closing Date shall be in the form of such guarantee as in effect on the Closing Date and delivered to Agent pursuant to subsection 4.1L, as such form may be amended from time to time to the extent permitted under subsection 7.15B;

                (vii) Company and its Subsidiaries, as applicable, may remain liable with respect to existing Contingent Obligations described in Schedule 7.4 annexed hereto;

                (viii) Holding and Company may become and remain liable with respect to Contingent Obligations under guarantees in respect of Capital Leases and Operating Leases entered into by Company or any of Company's Subsidiaries which are permitted under subsection 7.9;

                (ix) Company and its Subsidiaries may, so long as no Potential Event of Default or Event of Default has occurred and is continuing at the time of becoming liable therefor or occurs as a result thereof, become and remain liable with respect to Contingent Obligations that are (x) guaranties of Development Investments described in clause (a) of the term "Development Investments" or (y) commitments by Company or any of its Subsidiaries to make a Development Investment; provided that, with respect to both clause (x) and clause
        (y) above, (1) no such Contingent Obligations shall be permitted unless, at the time of becoming liable with respect to such Contingent Obligations, the Development Site and the store located or to be located at the Development Site have been leased or irrevocably committed by the Developer to be leased to Company or one of its Subsidiaries, (2) neither Company nor any of its Subsidiaries may be or become a general partner of any Developer or otherwise be liable in any manner for any Indebtedness or any other obligations of any Developer (other than pursuant to customary provisions contained in any lease pertaining to a Development Site or a store leased to Company or one of its Subsidiaries) and (3) the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all Contingent Obligations under this subsection 7.4(ix), together with the aggregate Development Investments under subsection 7.3(vii), shall not exceed $35,000,000 at any time outstanding; and

                (x) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $8,000,000.

7.5     RESTRICTED JUNIOR PAYMENTS; OTHER RESTRICTED PAYMENTS.

                A. Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or occurs as a result thereof, (i) Company may make cash dividends to Holdings to enable Holdings to pay (a) up to $100,000,000 in cash consideration, which, together with the issuance of Seller Debentures and the Holdings Discount Debentures, will enable Holdings to acquire 48% of the capital stock of Ralphs Supermarkets, (b) premium, fees and expenses related to the Acquisition and all other transactions related thereto and all interest accrued on or prior to the Closing Date with respect to any Indebtedness of any Loan Party in an aggregate amount of not more than $173,000,000 minus the amount of premium, fees and expenses related to the Acquisition and all other transactions related thereto and all interest accrued on or prior to the Closing Date with respect to any Indebtedness of any Loan Party, in each case paid or payable, without duplication, by the other Loan Parties, and (c) to RGC Partners, L.P. costs, expenses and indemnity payments, in each case to the extent required under the Subscription Agreement, (ii) on the Closing Date, Company may exchange the New RGC Senior Subordinated Notes for the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes and make cash payments to the holders thereof, and purchase for cash the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes, and may pay accrued interest on the Old RGC 9% Subordinated Notes and the Old RGC 10-1/4% Subordinated Notes, in each case pursuant to the Ralphs Grocery Offers, (iii) on the Closing Date, Company may exchange the New F4L Senior Subordinated Notes for the Old F4L Senior Subordinated Notes and pay accrued interest thereon and make cash payments to the holders thereof, in each case pursuant to the Food 4 Less Offers, (iv) Company may purchase, on the Change of Control Purchase Date using the proceeds of the Revolving Loans, all Old RGC 9% Subordinated Notes and Old RGC 10-1/4% Subordinated Notes outstanding after the Closing Date pursuant to the Change of Control Offer, (v) Holdings may make cash interest payments to the holders of the Seller Debentures to the extent required by the terms of the Seller Debenture Indenture and to the holders of the Holdings Discount Debentures to the extent required by the terms of the Holdings Discount Debenture Indenture, (vi) Company may make cash dividends on the capital stock of Company to the extent necessary to provide Holdings with funds to make required cash interest payments with respect to the Holdings Discount Debentures, the Holdings Discount Notes and the Seller Debentures, (vii) Company may make payments of regularly scheduled interest and regularly scheduled payments of principal in respect of the Old RGC 9% Subordinated Notes, the Old RGC 10-1/4% Subordinated Notes and the Old F4L Senior Subordinated Notes, and Company may make payments of regularly scheduled interest in respect of the New RGC Senior Subordinated Notes and the New F4L Senior Subordinated Notes, in each case in accordance with the terms of, and to the extent required by, and subject to the subordination provisions contained in the applicable Subordinated Debt Indenture, (viii) Company may make cash dividends to

Holdings for the purpose of paying Holdings' general operating expenses, franchise tax obligations, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of their respective businesses in an amount not to exceed $500,000 in the aggregate in any Fiscal Year, and to pay Holdings' and its Subsidiaries' income taxes and the costs and expenses of registration of securities and securities related filings under applicable laws by Holdings, (ix) Company may redeem, repurchase or retire Subordinated Indebtedness in the amounts and with the proceeds and to the extent permitted by the provisions of subsections 2.4B(iii)(c) and 2.4B(iii)(e), (x) Company and its Subsidiaries may purchase shares of common stock of Holdings from an employee stock ownership plan of any Loan Party or from participants or former participants in such plan and from employees or former employees of any Loan Party as required pursuant to the provisions of agreements and plans permitted under subsection 7.12 in an aggregate amount not to exceed the amount permitted under subsection 7.3(xiv) in any Fiscal Year,
(xi) Company may make cash dividends to Holdings to enable Holdings to make payments permitted pursuant to subsection 7.12(iv), (xii) Company and its Subsidiaries may dividend to Holdings any Holdings Common Stock purchased by Company or any such Subsidiary from any employee stock ownership plan of Company or such Subsidiary or from participants or former participants in such plan or employees or former employees of Company or such Subsidiary as required pursuant to the provisions of agreements and plans permitted under subsection
7.12 in amounts permitted under subsection 7.3(xiv), (xiii) Holdings may purchase on the Closing Date the Holdings Discount Notes in accordance with the terms and provisions of the Holdings Offer and (xiv) on or prior to the 30th day following the Closing Date, Company may make cash dividends to Holdings not exceeding $3,700,000 to enable Holdings to purchase common stock of Old Holdings from holders thereof who have exercised statutory dissenters' rights in connection with the Parent Merger and Holdings may purchase such common stock from such holders. Neither Holdings nor Company nor any of their Subsidiaries will directly or indirectly declare, order, pay or make, or set apart any sum or property for, any Restricted Junior Payment or agree to do so except as permitted by this subsection 7.5.

        B. Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Senior Indebtedness; provided that, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or occurs as a result thereof, (i) on the Closing Date, Company may exchange the New F4L Senior Notes for the Old F4L Senior Notes and make cash payments to the holders thereof, in each case pursuant to the Food 4 Less Offers, (ii) Company may make payments of regularly scheduled interest and regularly scheduled payments of principal in respect of any Senior Indebtedness in accordance with the terms of and to the extent required by the applicable Senior Debt Indenture, (iii) Company may redeem, repurchase or retire Senior Indebtedness (other than the

Loans) in the amounts and with the proceeds and to the extent permitted by the provisions of subsections 2.4B(iii)(c) and 2.4B(iii)(e), (iv) on the Closing Date, Company may purchase the Holdings Discount Notes and may pay accrued interest thereon pursuant to the Holdings Offer, and (v) Holdings may make cash interest payments to the holders of Holdings Discount Notes in accordance with the terms of and to the extent required by the terms of the Holdings Discount
Note Indenture.

7.6     FINANCIAL COVENANTS.

        A. MINIMUM FIXED CHARGE COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA plus Consolidated Rental Payments to (ii) Consolidated Fixed Charges (a) for the Fiscal Quarter ending October 8, 1995, to be less than 1.21:1.00, (b) for the two-Fiscal Quarter period ending January 28, 1996, to be less than 1.24:1.00, (c) for the three-Fiscal Quarter period ending April 21, 1996, to be less than 1.30:1.00, and (d) thereafter, for any consecutive four-Fiscal Quarter period ending as of the last day of any Fiscal Quarter occurring during any of the periods set forth below to be less than the correlative ratio indicated:

                                                              MINIMUM FIXED
                  PERIOD                                  CHARGE COVERAGE RATIO
        ------------------------                          ---------------------
        2nd Fiscal Quarter, 1996                                1.31:1.00
        3rd Fiscal Quarter, 1996                                1.32:1.00
        4th Fiscal Quarter, 1996                                1.37:1.00
        1st Fiscal Quarter, 1997                                1.39:1.00
        2nd Fiscal Quarter, 1997                                1.41:1.00
        3rd Fiscal Quarter, 1997                                1.43:1.00
        4th Fiscal Quarter, 1997                                1.47:1.00
        1st Fiscal Quarter, 1998                                1.49:1.00
        2nd Fiscal Quarter, 1998                                1.51:1.00
        3rd Fiscal Quarter, 1998                                1.53:1.00
        4th Fiscal Quarter, 1998                                1.56:1.00
        1st Fiscal Quarter, 1999                                1.58:1.00
        2nd Fiscal Quarter, 1999                                1.59:1.00
        3rd Fiscal Quarter, 1999                                1.60:1.00
        4th Fiscal Quarter, 1999                                1.60:1.00
        1st Fiscal Quarter, 2000                                1.60:1.00
        2nd Fiscal Quarter, 2000                                1.60:1.00
        3rd Fiscal Quarter, 2000                                1.55:1.00
        4th Fiscal Quarter, 2000
            and each Fiscal Quarter
            thereafter                                          1.50:1.00

        B. MAXIMUM LEVERAGE RATIO. Company shall not at any time permit the ratio of (i) (A) Consolidated Total Debt as of October 8, 1995, January 28, 1996, and April 21, 1996, respectively, to (B) Consolidated Adjusted EBITDA multiplied by (a) for the Fiscal Quarter ending October 8, 1995, 4.33, (b) for the two-Fiscal Quarters ending January 28, 1996, 1.857 and (c) for the three-Fiscal Quarters ending April 21, 1996, 1.30, (x) for the Fiscal Quarter ending October 8, 1995, to exceed 6.60:1.00, (y) for the two-Fiscal Quarter period ending January 28, 1996 to exceed 6.40:1.00, and (z) for the three-Fiscal Quarter period ending April 21, 1996 to exceed 6.00:1.00, and (ii)
(A) Consolidated Total Debt as of the last day of any Fiscal Quarter occurring during any of the periods set forth below to (B) Consolidated Adjusted EBITDA for the consecutive four-Fiscal Quarter period ending on such last day, to exceed the correlative ratio indicated:

                  PERIOD                                  MAXIMUM LEVERAGE RATIO
        ------------------------                          ----------------------
        2nd Fiscal Quarter, 1996                                5.85:1.00
        3rd Fiscal Quarter, 1996                                5.65:1.00
        4th Fiscal Quarter, 1996                                5.40:1.00
        1st Fiscal Quarter, 1997                                5.20:1.00
        2nd Fiscal Quarter, 1997                                5.00:1.00
        3rd Fiscal Quarter, 1997                                4.80:1.00
        4th Fiscal Quarter, 1997                                4.57:1.00
        1st Fiscal Quarter, 1998                                4.40:1.00
        2nd Fiscal Quarter, 1998                                4.23:1.00
        3rd Fiscal Quarter, 1998                                4.06:1.00
        4th Fiscal Quarter, 1998                                3.90:1.00
        1st Fiscal Quarter, 1999                                3.80:1.00
        2nd Fiscal Quarter, 1999                                3.65:1.00
        3rd Fiscal Quarter, 1999                                3.55:1.00
        4th Fiscal Quarter, 1999                                3.45:1.00
        1st Fiscal Quarter, 2000                                3.35:1.00
        2nd Fiscal Quarter, 2000                                3.25:1.00
        3rd Fiscal Quarter, 2000                                3.10:1.00
        4th Fiscal Quarter, 2000
            and each Fiscal
            Quarter thereafter                                  3.00:1.00


        C. MINIMUM CONSOLIDATED ADJUSTED EBITDA. Company shall not permit Consolidated Adjusted EBITDA (a) for the Fiscal Quarter ending October 8, 1995, to be less than $70,000,000, (b) for the two-Fiscal Quarter period ending January 28, 1996, to be less than $168,000,000, (c) for the three-Fiscal Quarter period ending April 21, 1996, to be less than $254,000,000, and (d) thereafter, for any consecutive four-Fiscal Quarter period ending as of the last day of any Fiscal Quarter occurring during any of the periods set forth below to be less than the correlative amount indicated:


                                                           MINIMUM CONSOLIDATED
                  PERIOD                                     ADJUSTED EBITDA
        ------------------------                           --------------------
        2nd Fiscal Quarter, 1996                               $338,000,000
        3rd Fiscal Quarter, 1996                               $349,000,000
        4th Fiscal Quarter, 1996                               $370,000,000
        1st Fiscal Quarter, 1997                               $380,000,000
        2nd Fiscal Quarter, 1997                               $390,000,000
        3rd Fiscal Quarter, 1997                               $400,000,000
        4th Fiscal Quarter, 1997                               $414,000,000
        1st Fiscal Quarter, 1998                               $423,000,000
        2nd Fiscal Quarter, 1998                               $431,000,000
        3rd Fiscal Quarter, 1998                               $440,000,000
        4th Fiscal Quarter, 1998                               $452,000,000
        1st Fiscal Quarter, 1999                               $459,000,000
        2nd Fiscal Quarter, 1999                               $465,000,000
        3rd Fiscal Quarter, 1999                               $472,000,000
        4th Fiscal Quarter, 1999                               $481,000,000
        1st Fiscal Quarter, 2000                               $486,000,000
        2nd Fiscal Quarter, 2000                               $490,000,000
        3rd Fiscal Quarter, 2000                               $495,000,000
        4th Fiscal Quarter, 2000                               $500,000,000
        1st Fiscal Quarter, 2001                               $505,000,000
        2nd Fiscal Quarter, 2001                               $510,000,000
        3rd Fiscal Quarter, 2001                               $515,000,000
        4th Fiscal Quarter, 2001                               $520,000,000
        1st Fiscal Quarter, 2002                               $525,000,000
        2nd Fiscal Quarter, 2002                               $530,000,000
        3rd Fiscal Quarter, 2002                               $535,000,000
        4th Fiscal Quarter, 2002                               $540,000,000
        1st Fiscal Quarter, 2003                               $545,000,000
        2nd Fiscal Quarter, 2003                               $550,000,000
        3rd Fiscal Quarter, 2003                               $555,000,000
        4th Fiscal Quarter, 2003
          and each Fiscal Quarter
          thereafter                                           $560,000,000


        D. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit Consolidated Net Worth at any time during the period commencing on the day immediately preceding the first day of any of the periods set forth below and ending on the day immediately preceding the last day of such period set forth below to be less than the correlative amount indicated below for such period set forth below:

                                                          MINIMUM
                                                       CONSOLIDATED
                 PERIOD                                  NET WORTH
----------------------------------------               ------------
 One day after the Closing Date through
    the end of 4th Fiscal Quarter, 1995                $220,000,000
 1st Fiscal Quarter, 1996                              $200,000,000
 2nd Fiscal Quarter, 1996                              $194,000,000
 3rd Fiscal Quarter, 1996                              $189,000,000
 4th Fiscal Quarter, 1996                              $188,000,000
 1st Fiscal Quarter, 1997                              $188,000,000
 2nd Fiscal Quarter, 1997                              $188,000,000
 3rd Fiscal Quarter, 1997                              $188,000,000
 4th Fiscal Quarter, 1997                              $192,000,000
 1st Fiscal Quarter, 1998                              $200,000,000
 2nd Fiscal Quarter, 1998                              $212,000,000
 3rd Fiscal Quarter, 1998                              $224,000,000
 4th Fiscal Quarter, 1998                              $236,000,000
 1st Fiscal Quarter, 1999                              $254,000,000
 2nd Fiscal Quarter, 1999                              $272,000,000
 3rd Fiscal Quarter, 1999                              $289,000,000
 4th Fiscal Quarter, 1999                              $307,000,000
 1st Fiscal Quarter, 2000                              $333,000,000
 2nd Fiscal Quarter, 2000                              $350,000,000
 3rd Fiscal Quarter, 2000                              $366,000,000
 4th Fiscal Quarter, 2000                              $383,000,000
 1st Fiscal Quarter, 2001                              $408,000,000
 2nd Fiscal Quarter, 2001                              $413,000,000
 3rd Fiscal Quarter, 2001                              $418,000,000
 4th Fiscal Quarter, 2001                              $423,000,000
 1st Fiscal Quarter, 2002                              $428,000,000
 2nd Fiscal Quarter, 2002                              $433,000,000
 3rd Fiscal Quarter, 2002                              $438,000,000
 4th Fiscal Quarter, 2002                              $443,000,000
 1st Fiscal Quarter, 2003                              $448,000,000
 2nd Fiscal Quarter, 2003                              $453,000,000
 3rd Fiscal Quarter, 2003                              $458,000,000
 4th Fiscal Quarter, 2003                              $463,000,000
 First day of 1st Fiscal Quarter, 2004
    and thereafter                                     $468,000,000

7.7     RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

                Holdings shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Holdings or any of its Subsidiaries, including the creation or acquisition of any Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or a substantial portion of the business, property or assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

                (i) Food 4 Less and Ralphs Supermarkets may consummate the Acquisition and the RSI Merger, Ralphs Supermarkets and Ralphs Grocery may consummate the RGC Merger, Food 4 Less of Southern California, Inc. may merge into Company with Company being the surviving corporation and Alpha Beta may merge into Company with Company being the surviving corporation;

                (ii) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8 and Development Investments (to the extent such Development Investments do not constitute Consolidated Capital Expenditures) permitted under subsection 7.3(vii);

                (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

                (iv) Company and its Subsidiaries may sell or otherwise dispose of damaged, worn-out or obsolete assets that are no longer necessary for the proper conduct of their respective business for fair market value in the ordinary course of business;

                (v) Company and its Subsidiaries may sell grocery stores (including equipment therein acquired after the date which precedes the Closing Date by six months) opened or acquired after the date which precedes the Closing Date by six months in connection with a concurrent lease-back of such grocery stores (including such equipment) to the extent such transactions are permitted under subsection 7.10;

                (vi) Company and its Subsidiaries may sell up to eight grocery stores in any Fiscal Year, plus, in any Fiscal Year after Fiscal Year 1995, a number of stores equal to the difference between eight and the number of stores sold under this clause (vi) in the immediately preceding Fiscal Year, which stores are no longer useful to the businesses of Company and its Subsidiaries;

                (vii) Company and its Subsidiaries may make any of the Planned Dispositions and any of the Required Dispositions; provided that, in each case, the consideration received for each of such stores is in an amount at least equal to the fair market value thereof; provided, further, that all of the Required Dispositions shall be made on or prior to the first anniversary of the Closing Date;

                (viii) Company or any of its Subsidiaries may sell any class of stock of Certified Grocers of California, Ltd., a California corporation ("Certified") owned by it pursuant to a redemption of such stock by Certified;

                (ix) Company and its Subsidiaries may lease or sublease any of their respective real or personal property in the ordinary course of business;

                (x) (A) any wholly-owned Subsidiary of Company (other than Cala and its Subsidiaries, and Falley's) may be merged or consolidated with or into Company or any wholly-owned Subsidiary of Company (other than Bell Markets, Inc.), or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary of Company (other than Bell Markets, Inc.); provided that, in the case of such a merger or consolidation involving Company, Company shall be the continuing or surviving corporation and in the case of such a merger or consolidation involving two wholly-owned Subsidiaries of Company, the surviving corporation shall be a party to the Guaranty and its capital stock shall be pledged to Secured Party (as defined in the Pledge Agreement) pursuant to the Pledge Agreement; and (B) the corporate existence of those Subsidiaries of Holdings identified as inactive on Schedule 5.1 annexed hereto may be terminated to the extent permitted under subsection 6.2; and

                (xi) subject to subsection 7.13, Company and its Subsidiaries may make Asset Sales of assets having an aggregate fair market value not in excess of $5,000,000 in the aggregate for all such Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof.

7.8     CONSOLIDATED CAPITAL EXPENDITURES.

                Holdings shall not make or incur any Consolidated Capital Expenditures and Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT") set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased (i) for any Fiscal Year other than Fiscal Year 1995, by an amount equal to the excess, if any, (but in no event, for Fiscal Year 1996, more than $28,000,000 and for each Fiscal Year following Fiscal Year 1996, more than 15% of the Maximum Consolidated Capital Expenditures Amount for the immediately preceding Fiscal Year, as set forth in the table below) of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year, (ii) by an amount up to, but in no event greater than, 5% of the Maximum Consolidated Capital Expenditures Amount for the immediately following Fiscal Year, as set forth in the table below, which amount described in this clause (ii) shall reduce the Maximum Consolidated Capital Expenditures Amount for the immediately following Fiscal Year, and (iii) by an amount equal to (but in no event greater than $15,000,000 for any Fiscal Year) the aggregate amount of proceeds (other than insurance proceeds, condemnation awards and indemnity payments) received by Company and its Subsidiaries from Asset Sales during such Fiscal Year to the extent such proceeds have been reinvested in new stores or the construction or remodeling of stores of Company and its Subsidiaries within 270 days of receipt; provided, however, that the amount which may be added to the Maximum Consolidated Capital Expenditures Amount pursuant to clauses (i) and (ii) of the immediately preceding proviso shall not exceed, (a) for Fiscal Year 1995, 5% of the Maximum Consolidated Capital Expenditures Amount for such Fiscal Year as set forth in the table below, (b) for Fiscal Year 1996, $28,000,000, and (c) for any Fiscal Year thereafter, 15% of the Maximum Consolidated Capital Expenditures Amount for such Fiscal Year as set forth in the table below:


                                                          MAXIMUM CONSOLIDATED
            FISCAL YEAR                                    EXPENDITURE AMOUNT
            -----------                                   --------------------
       Closing Date through
         and including January 28, 1996                       $116,000,000
       Fiscal Year 1996                                       $105,000,000
       Fiscal Year 1997                                       $100,000,000
       Fiscal Year 1998                                       $100,000,000
       Fiscal Year 1999                                       $110,000,000
       Fiscal Year 2000                                       $120,000,000
       Fiscal Year 2001                                       $125,000,000
       Fiscal Year 2002                                       $130,000,000
       Fiscal Year 2003
         and each Fiscal Year thereafter                      $135,000,000

7.9     RESTRICTION ON LEASES.

                Holdings shall not become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease, and Company shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease (other than intercompany leases between Company and its wholly-owned Subsidiaries), unless, immediately after giving effect to the incurrence of liability with respect to such lease, all amounts paid or payable under all Capital Leases and Operating Leases (net of sublease income) at the time in effect during the then current Fiscal Year (or in the case of Fiscal Year 1995, during the period commencing on the Closing Date and ending on (and including) January 28, 1996) shall not exceed the corresponding amount set forth below opposite such Fiscal Year (or in the case of Fiscal Year 1995, during such period):

                                                         MAXIMUM LEASE
               PERIOD                                      PAYMENTS
               ------                                    -------------
       Closing Date through
         and including January 28, 1996                   $ 90,000,000
       Fiscal Year 1996                                   $195,000,000
       Fiscal Year 1997                                   $215,000,000
       Fiscal Year 1998                                   $240,000,000
       Fiscal Year 1999                                   $265,000,000
       Fiscal Year 2000                                   $285,000,000
       Fiscal Year 2001                                   $300,000,000
       Fiscal Year 2002                                   $320,000,000
       Fiscal Year 2003
         and each Fiscal Year thereafter                  $340,000,000


7.10    SALES AND LEASE-BACKS.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) or (ii) which Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that each of Holdings and Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Holdings, Company or any of their Subsidiaries would be permitted to enter into, and remain liable under, such lease under subsection 7.9.

7.11    SALE OR DISCOUNT OF RECEIVABLES.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes receivable or accounts receivable.

7.12    TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Person, on terms that are less favorable to such Person or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries;
(ii) reasonable and customary fees paid to members of the Boards of Directors of Holdings and its Subsidiaries; (iii) issuances of stock, payments of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements, in each case satisfactory in form and substance to Agent and as in effect as of the Closing Date and unamended, and substantially similar agreements as may hereafter become effective, in each case with officers or directors who are Affiliates of Holdings or any of its Subsidiaries; (iv) payment of consulting and other fees and expenses and the reimbursement of losses, costs and expenses under the Consulting Agreement, as amended in accordance with subsection 7.15A, and in form and substance satisfactory to Agent; (v) the payment of fees and expenses to Yucaipa and Apollo Advisors, L.P. or its affiliates and designees and other holders of capital stock of Holdings in connection with the Acquisition, in each case in amounts that are satisfactory to Agent; (vi) transactions between Company and/or any of its Subsidiaries and Golden Alliance that are otherwise permitted under this Agreement; (vii) to the extent permitted under subsection 7.3(xiv), any repurchase of stock of Holdings from Company's employee stock ownership plan or participants or former participants in such plan, in each case to the extent such repurchases are required by the terms of such plan; (viii) payments by Holdings and its Subsidiaries pursuant to tax sharing agreements in effect from time to time among Holdings and its Subsidiaries; (ix) the issuance by Holdings of common stock to Yucaipa pursuant to Yucaipa's exercise of the warrant issued to it on the Closing Date by Holdings in connection with the Acquisition; (x) transactions between Company and

Holdings entered into pursuant to and in accordance with the Transfer and Assumption Agreement, (xi) a loan made by Company to RGC Investment Co., on the Closing Date in the original principal amount of $5,000,000, all of the proceeds of which loan will immediately be invested by RGC Investment Co. in RGC Partners, L.P. and (xii) payment of costs, expenses and indemnity payments by Holdings and Company to RGC Partners, L.P. in accordance with the Subscription Agreement.

7.13    DISPOSAL ON SUBSIDIARY STOCK; RESTRICTIONS ON SUBSIDIARIES.

        A. Except for any sale of 100% of the capital stock or other equity Securities of any of Company's Subsidiaries in compliance with the provisions of subsection 7.7(x) and except pursuant to the Collateral Documents, Holdings shall not and shall not permit any of its Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law, or in the case of Company's Subsidiaries, to Company or to a wholly-owned Subsidiary of Company (other than Bell Markets, Inc.).

        B. Except as otherwise provided herein or in any other Loan Document, Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company,
(ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

7.14    CONDUCT OF BUSINESS.

                From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders. From and after the Closing Date, Holdings shall not engage in any business other than owning the capital stock of Company and entering into and performing its obligations under and in accordance with the Loan Documents, the Related Financing Documents to which it is a party and such other documents entered into by Holdings on or prior to the Closing Date and made available to Agent and shall not own any assets other than (a) the capital stock of Company and (b) Cash which has been paid to Holdings for the purpose of allowing Holdings to make the payments described in clauses (i), (v), (viii) and (xi) of subsection 7.5A; provided that Holdings shall make such payments immediately upon (and in any event on the date of) receipt of such Cash.

7.15    AMENDMENTS OF CERTAIN DOCUMENTS; NO PREPAYMENTS OF CERTAIN
        INDEBTEDNESS.

        A. Holdings shall not, and shall not permit any of its Subsidiaries to, amend, waive any of its rights under, or otherwise change the terms of any of the Shareholders Agreement, the Indemnification Agreement, the Reimbursement Agreement, the Merger Agreement, the RGC Merger Certificate, the Consulting Agreement, the Tax Election Agreement, the Transfer and Assumption Agreement, the Subscription Agreement or the certificate of designations with respect to the Holdings Preferred Stock, in each case as in effect on the Closing Date, without the prior written consent of the Requisite Lenders, if such amendment, waiver or change would increase materially the obligations of Holdings or any of its Subsidiaries or confer additional rights on any other party to any such agreement which would be adverse to Holdings or any of its Subsidiaries.

        B. Holdings shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any of the Senior Indebtedness, the Subordinated Indebtedness, the Senior Debt Indentures, the Subordinated Debt Indentures, the Golden Alliance Agreement or any of the guarantees entered into by any Subsidiary of Company permitted under subsection 7.4(vi) (collectively, "RESTRICTED AGREEMENTS"), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on any such Restricted Agreements, change any dates upon which payments of principal or interest are due thereon, change any of the covenants with respect thereto in a manner which is more restrictive to Holdings or any of its Subsidiaries, change any event of default or condition to an event of default with respect thereto, change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions (if any) thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase the obligations of the obligor thereunder or to confer any additional rights on the holders of any such Restricted Agreements (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or Lenders.

7.16    FISCAL YEAR

                Company shall not change its Fiscal Year-end from the Sunday closest to January 31 of the following calendar year.

SECTION 8.      EVENTS OF DEFAULT

                IF any of the following conditions or events ("Events of Default") shall occur:

8.1     FAILURE TO MAKE PAYMENTS WHEN DUE.

                Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2     DEFAULT IN OTHER AGREEMENTS.

                (i) Failure of Holdings or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 8.1) in an individual principal amount of $5,000,000 or more or any items of Indebtedness with an aggregate principal amount of $10,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $5,000,000 or more or any Contingent Obligations with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $5,000,000 or more or any items of Indebtedness with an aggregate principal amount of $10,000,000 or more or any Contingent Obligation in an individual principal amount of $5,000,000 or more or any Contingent Obligations with an aggregate principal amount of $10,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3     BREACH OF CERTAIN COVENANTS.

                Failure of Holdings or Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

8.4     BREACH OF WARRANTY.

                Any representation, warranty, certification or other statement made by the Loan Parties in any Loan Document or in any statement or certificate at any time given by any of the Loan Parties in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5     OTHER DEFAULTS UNDER LOAN DOCUMENTS.

                Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this
Section 8, and such default shall not have been remedied or waived within 30 days after the receipt by Company of notice from Agent or any Lender of such default; or

8.6     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than an inactive Subsidiary identified as such in Schedule
5.1 annexed hereto whose aggregate assets and annual revenues do not exceed $1,000,000 and $1,000,000, respectively, and whose financial condition does not adversely affect any other Loan Party ("INSIGNIFICANT SUBSIDIARY")) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than an Insignificant Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than an Insignificant Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries (other than an Insignificant Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than an Insignificant Subsidiary), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or





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8.7     VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause
(ii); or

8.8     JUDGMENTS AND ATTACHMENTS.

                Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9     DISSOLUTION.

                Any order, judgment or decree shall be entered against Holdings or any of its Subsidiaries decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10    EMPLOYEE BENEFIT PLANS.

                There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any of the Loan Parties or any of their respective ERISA Affiliates (unless no Loan Party shall be jointly and severally liable therefor) in excess of $5,000,000 during the term of this Agreement; or there shall exist an Amount of Unfunded Benefit Liabilities, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation (1) any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities and (2) any Pension Plan for which neither Company nor any other Loan Party would have liability if the Pension Plan then terminated), which exceeds $10,000,000; or





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8.11    CHANGE IN CONTROL.

                A Change of Control shall have occurred; or

8.12    INVALIDITY OF GUARANTIES.

                Either of the Holdings Guaranty or, upon execution and delivery thereof, the Guaranty for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void, or any Loan Party denies that it has any further liability, including without limitation with respect to future advances by Lenders, under any Loan Document to which it is a party, or gives notice to such effect; or

8.13    FAILURE OF SECURITY.

                Any Collateral Document shall, at any time, cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or Agent shall not have or cease to have a valid and perfected first priority security interest in any significant part of the Collateral (other than as a direct result of a breach by Agent of any obligation imposed on Agent under the Collateral Documents); or

8.14    FAILURE TO CONSUMMATE TRANSACTIONS.

                Any of the Mergers, the Acquisition and related transactions contemplated hereby (including without limitation each of the conditions described in the last paragraph of subsection 4.1 as being required to be satisfied immediately after the Acquisition) (i) shall not be consummated in accordance with the Loan Documents and the other Transaction Documents prior to or concurrently with or immediately after the making of the initial Loans (and in any event on the Closing Date) or (ii) shall be unwound, reversed or otherwise rescinded or modified in whole or in part for any reason; or

8.15    ACTION UNDER RELATED FINANCING DOCUMENTS.

                Any holder of any Indebtedness evidenced by the Related Financing Documents shall file an action seeking the rescission thereof or damages or injunctive relief relating thereto; or any event shall occur which, under the terms of any Related Financing Documents, shall require Holdings or any of its Subsidiaries to purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire all or any portion of any Indebtedness evidenced by the Related Financing Documents; or Holdings or any of its Subsidiaries shall for any other reason purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire, or make any other





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payments in respect of, all or any portion of any Indebtedness evidenced by the
Related Financing Documents, except to the extent expressly permitted by subsection 7.5:

THEN (i) upon the occurrence of any Event of Default described in subsection
8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Holdings and Company, and the obligation of each Lender to make any Loan (including the obligation of Swing Line Lender to make any Swing Line Loan), the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan (including the obligation of Swing Line Lender to make any Swing Line Loan), the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders to purchase participations in Letters of Credit as provided in subsection 3.3C or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(vi).

                Any amounts described in clause (b) above, when received by Agent, shall be held by Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

                Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 11.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are





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not intended to benefit Company and do not grant Company the right to require
Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


SECTION 9.      HOLDINGS GUARANTY

                Holdings hereby consents to and confirms its guaranty of all Obligations of Company and all obligations of Company under Interest Rate Agreements permitted under subsection 7.4(ii) to which a Lender or an Affiliate of such Lender is a counterparty. In furtherance of the foregoing, Holdings hereby agrees as follows:

9.1     GUARANTIED OBLIGATIONS.

                As consideration for Lenders agreeing to enter into this Agreement and extend the Commitments, make the Loans hereunder and issue the Letters of Credit, Holdings hereby unconditionally and irrevocably guaranties, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at stated maturity, by required prepayment, declaration, demand or otherwise) (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) of all Obligations of Company (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to Company would accrue on such Obligations, whether or not allowable as a claim) and all obligations of Company under Interest Rate Agreements (collectively, the "LENDER INTEREST RATE AGREEMENTS") permitted under subsection 7.4(ii) to which a Lender or an Affiliate of such Lender (in such capacity, collectively, "INTEREST RATE EXCHANGERS") is a counterparty (the "GUARANTIED OBLIGATIONS"). For purposes of this Section 9, Holdings is referred to as a "GUARANTOR". Lenders and Interest Rate Exchangers are each referred to herein as a "GUARANTIED PARTY" and collectively as the "GUARANTIED PARTIES".

9.2     TERMS OF HOLDINGS GUARANTY.

                Guarantor agrees that the Guarantied Obligations may be extended or renewed, and the Loans repaid and reborrowed in whole or in part, without notice or further assent from it, and that it will remain bound upon this Holdings Guaranty notwithstanding any extension, renewal or other alteration of any such Guarantied Obligation or repayment and reborrowing of the Loans.

                Guarantor waives presentation of, demand of, payment from and protest of any Guarantied Obligation and also waives notice of protest for nonpayment. The obligations of Guarantor under this Holdings Guaranty shall not be affected by, and Guarantor hereby waives its rights (to the extent permitted by law) in connection with:





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                (a)      the failure of Agent or any Guarantied Party to assert
        any claim or demand or to enforce any right or remedy against Company under the provisions of this Agreement, any Loan Documents or the Lender Interest Rate Agreements or any other agreement or otherwise,

                (b)      any extension or renewal of any provision thereof,

                (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any instrument executed pursuant hereto or the Lender Interest Rate Agreements,

                (d) the release of any of the security held by Agent for any of the Guarantied Obligations,

                (e) the failure of Agent or any Guarantied Party to exercise any right or remedy against any other guarantor of any of the Guarantied Obligations,

                (f) Agent or any Guarantied Party taking and holding security or collateral for the payment of this Holdings Guaranty, any other guaranties of the Guarantied Obligations or other liabilities of Company, and exchanging, enforcing, waiving and releasing any such security or collateral,

                (g) Agent or any Guarantied Party applying any such security or collateral and directing the order or manner of sale thereof as Agent in its discretion may determine, or

                (h) Agent or any Guarantied Party settling, releasing, compromising, collecting or otherwise liquidating the Guarantied Obligations and any security or collateral therefor in any manner determined by Agent or such Guarantied Party.

                Guarantor further agrees that this Holdings Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by Agent or any other Person to any security held for payment of the Guarantied Obligations or to any balance of any deposit account or credit on the books of Agent or any other Person in favor of Company or any other Person.

                The obligations of Guarantor under this Holdings Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guarantied Obligations, discharge of Company from such Guarantied Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantor under this Holdings Guaranty shall not be discharged or





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impaired or otherwise affected by the failure of Agent or any Guarantied Party to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of Guarantor or would otherwise operate as a discharge of Guarantor as a matter of law or equity.

                Agent may, at its election, foreclose on any security held by Agent by one or more judicial or nonjudicial sales, or exercise any other right or remedy Agent may have against Company or any security without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Guarantied Obligations have been paid. Guarantor waives any defense arising out of such election by Agent, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Company or any security, so long as Agent has acted in a commercially reasonable manner.

                Guarantor further agrees that this Holdings Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guarantied Obligation is rescinded or must otherwise be restored by Agent upon the bankruptcy or reorganization of Company or otherwise.

                Guarantor further agrees, in furtherance of the foregoing and not in limitation of any other right that Agent may have at law or in equity against Guarantor by virtue hereof, upon the failure of Company to pay any of its Guarantied Obligations when and as the same shall become due (whether by required prepayment, declaration, demand or otherwise), Guarantor will forthwith pay, or cause to be paid, in cash, to Agent an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations, accrued and unpaid interest on such Guarantied Obligations and all other Obligations of Company to Agent.

                Guarantor further agrees as follows:

                (i) Guarantor hereby waives (i) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against Company or any of its assets in connection with this Holdings Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Company, (b) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Guarantied Party now has or may hereafter have





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        against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Guarantied Party, and (ii) any right of contribution Guarantor may have against any other guarantor of any of the Guarantied Obligations (including without limitation any such right of contribution under California Civil Code Section 2848);

                (ii) In accordance with Section 2856 of the California Civil Code, Guarantor waives any and all other rights and defenses available to Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Guarantied Obligations, or to any other guarantor (including any other guarantor under the Guaranty) of any of the Guarantied Obligations with respect to any of such guarantor's obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal's indebtedness or such guarantor's obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and

                (iii) In accordance with Section 2856 of the California Civil Code, Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guarantied Obligation, has destroyed Guarantor's rights of subrogation and reimbursement against the principal by the operation of
        Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor (including any other guarantor under the Guaranty) of any of the Guarantied Obligations, has destroyed Guarantor's rights of contribution against such other guarantor.

                The foregoing California waivers are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guarantied Obligations. As used in the foregoing paragraph, any reference to "the principal" includes Company, and any reference to "the creditor" includes Agent, each Lender and each Interest Rate Exchanger.

                Guarantor hereby waives and relinquishes any duty on the part of Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Company or any of its Subsidiaries now known or hereafter known by Agent or any Lender.

                Guarantor further agrees that, to the extent the agreement to waive its rights of subrogation, reimbursement, indemnification and contribution as set forth





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herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights or subrogation, reimbursement or indemnification Guarantor may have against Company or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent or Guarantied Parties may have against Company, to all rights, title and interest Agent or Guarantied Parties may have in any such collateral or security, and to any right Agent or Guarantied Parties may have against such other guarantor. Agent, on behalf of Guarantied Parties, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights Guarantor may have, and upon any such disposition or sale any rights of subrogation Guarantor may have shall terminate. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Guarantied Obligations (other than Guarantied Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement survive the termination of the Credit Agreement, the repayment of the Guarantied Obligations, the termination of the Commitments and the expiration or cancellation of all Letters of Credit) shall not have been paid in full, such amount shall be held in trust for Agent on behalf of Guarantied Parties and shall forthwith be paid over to Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

                In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon failure of Company to pay its Guarantied Obligations when due (whether by required prepayment, declaration, demand or otherwise) and consequent acceleration of the Obligations pursuant to Section 8, Agent is hereby authorized by Guarantor at any time or from time to time, without notice to Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time owing by Agent to or for the credit or the account of Guarantor against and on account of the obligations and liabilities of Guarantor to Agent under this Holdings Guaranty, including, but not limited to, all such obligations and liabilities with respect to all claims of any nature or description arising out of or connected with this Agreement, this Holdings Guaranty or the Letters of Credit or any of the other Loan Documents, irrespective of whether or not Agent, with respect to any Obligation owed under the Letters of Credit or this Agreement, shall have made any demand hereunder. Agent agrees promptly to notify Guarantor after any such set-off and application is made by Agent.

                Notwithstanding anything contained in this Section 9 to the contrary, this Holdings Guaranty shall not be effective or in full force and effect until the Closing Date.





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SECTION 10.     AGENT

10.1    APPOINTMENT.

                Each Lender hereby appoints, and each Interest Rate Exchanger, by its acceptance of the benefits of this Agreement and the other Loan Documents, shall be deemed to have appointed, Bankers as Agent hereunder and under the other Loan Documents and each Lender hereby authorizes, and each Interest Rate Exchanger, by its acceptance of the benefits of this Agreement and the other Loan Documents, shall be deemed to have authorized, Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents, and each Interest Rate Exchanger is considered to be a "Lender" for purposes of this Section 10. Each Lender hereby appoints Banque Indosuez, Banque Paribas, Barclays Bank PLC and Credit Lyonnais Cayman Island Branch, as Co-Agents and Bank of America National Trust & Savings Association, The Chase Manhattan Bank, N.A., Compagnie Financiere de CIC et de L'Union Europeenne, Credit Suisse, The Mitsubishi Trust and Banking Corporation, NatWest Bank N.A., Union Bank, United States National Bank of Oregon and Wells Fargo Bank, N.A., as Co-Arrangers hereunder. Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 10 are solely for the benefit of Agent, Co-Agents, Co-Arrangers and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement and other than as expressly provided for in subsection 2.1D(v), Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party. Each Lender named as a Co-Agent or as a Co-Arranger hereunder shall have no duties or responsibilities under this Agreement or any other Loan Document to any Person, other than as a Lender hereunder and thereunder.

10.2    POWERS; GENERAL IMMUNITY.

        A. DUTIES SPECIFIED. Each Lender irrevocably authorizes Agent to take such action on such Lender's behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees. Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.





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        B.      NO RESPONSIBILITY FOR CERTAIN MATTERS.  Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent to Lenders or by or on behalf of any Loan Party to Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

        C. EXCULPATORY PROVISIONS. Neither Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Agent under or in connection with any of the Loan Documents except to the extent caused by Agent's gross negligence or willful misconduct. If Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

        D. AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term





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"Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

10.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

10.4    RIGHT TO INDEMNITY.

                Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agent, to the extent that Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

10.5    SUCCESSOR AGENT AND SWING LINE LENDER.

                A. SUCCESSOR AGENT. Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing





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

delivered to Company and Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this
Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                B. SUCCESSOR SWING LINE LENDER. Any resignation or removal of Agent pursuant to subsection 10.5A shall also constitute the resignation or removal of Bankers or its successor as Swing Line Lender, and any successor Agent appointed pursuant to subsection 10.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Agent and Swing Line Lender shall surrender the Swing Line Note held by it to Company for cancellation, and (iii) Company shall issue a new Swing Line Note to the successor Agent and Swing Line Lender substantially in the form of Exhibit IX annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

10.6    GUARANTIES AND COLLATERAL DOCUMENTS.

                Each Lender hereby further authorizes Agent to enter into the Collateral Documents as secured party on behalf of and for the benefit of Lenders and agrees to be bound by the terms of the Collateral Documents; provided that, except as otherwise provided in subsection 11.6, Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Collateral Documents without the prior consent of Requisite Lenders. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the Holdings Guaranty, the Guaranty or any of the Collateral under the Collateral Documents, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by Agent for the benefit of Lenders and the other beneficially interested parties under the Collateral Documents and the other Loan Documents in accordance with the terms thereof.





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SECTION 11.     MISCELLANEOUS

11.1    ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

        A. GENERAL. Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Agent and recorded in the Register as provided in subsection 11.1B(ii); provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation; and provided, further that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Agent and Swing Line Lender to the extent contemplated by subsection 10.5. Except as otherwise provided in this subsection 11.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

        B.      ASSIGNMENTS.

                (i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation in any Letter of Credit or in any Swing Line Loan, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations in any Letter of Credit or in any Swing Line Loan, and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Company and with the consent of Company and Agent (which consent of Company and Agent shall not be unreasonably withheld or delayed). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its





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

        Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of, in the case of assignments to a Lender or an Affiliate of a Lender, $1,500 and, in the case of assignments to any other Eligible Assignee, $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided that the assigning Lender shall retain its rights (concurrently with assignee) under subsections 2.6D, 2.7, 3.5A, 3.6, 11.2, 11.3 and 11.4. The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit IV, Exhibit V,
        Exhibit VI, Exhibit VII or Exhibit VIII annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender.

                (ii) Acceptance by Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 11.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a), Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit XXII hereto and if Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 11.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided





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

        therein (which acceptance shall evidence any required consent of Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 11.1B(ii).

        C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, (iii) the release of the Liens held by Agent on behalf of Lenders with respect to all or substantially all of the Collateral or (iv) a reduction of the amount of any fees payable hereunder to the extent subject to such participation, and all amounts payable by Company hereunder (including without limitation amounts payable to such Lender pursuant to subsections 2.6D,
2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Holdings, Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 11.4 and 11.5, (a) any participation will give rise to a direct obligation of Holdings or Company, as applicable, to the participant and (b) the participant shall be considered to be a "Lender".

        D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 11.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

        E. INFORMATION. Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 11.19.

11.2    EXPENSES.

                Whether or not the transactions contemplated hereby shall be consummated, each of Holdings and Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents;
(ii) all the costs of furnishing all opinions by counsel for Holdings and its Subsidiaries (including





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without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of each Loan Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Agent (including internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by any Loan Party; (iv) all the reasonable costs and expenses of creating and perfecting Liens in favor of Agent on behalf of Lenders pursuant to any Loan Document, including filing and recording fees and expenses, title insurance, and reasonable fees and expenses of counsel for providing such opinions as Agent or Requisite Lenders may reasonably request and reasonable fees and expenses of legal counsel to Agent; (v) all the reasonable costs and expenses of obtaining and reviewing any appraisals provided for under subsection 4.1N or 6.11 and any environmental audits or reports provided for under subsection 4.1R or 6.11;
(vi) all other actual and reasonable costs and expenses incurred by Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (vii) after the occurrence of an Event of Default, all reasonable costs and expenses, including reasonable attorneys' fees (including internal counsel) and costs of settlement, incurred by Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

11.3    INDEMNITY.

                In addition to the payment of expenses pursuant to subsection 11.2, whether or not the transactions contemplated hereby shall be consummated, each of Holdings and Company agrees to defend, indemnify, pay and hold harmless Agent and Lenders, and the officers, directors, trustees, employees, agents and affiliates of Agent and Lenders (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise,





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that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or any other Transaction Documents or the transactions contemplated hereby or thereby (including without limitation Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder or the use or intended use of any of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to any Loan Party with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); provided that each of Holdings and Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities are directly attributable to the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each of Holdings and Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

11.4    SET-OFF.

                In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default and consultation with Agent each Lender is hereby authorized by each of Holdings and Company at any time or from time to time, without notice to Holdings or Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Holdings or Company against and on account of the obligations and liabilities of Holdings or Company to that Lender under this Agreement, the Notes, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Agent and each Lender a security interest in all deposits and accounts maintained with Agent or such Lender as security for the Obligations.





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11.5    RATABLE SHARING.

                Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts (excluding amounts due and owing pursuant to subsections 2.6D, 2.7, 3.2(i)(a) and 3.2(ii)(a)) then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Holdings or any of its Subsidiaries or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each of Holdings and Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Holdings or any of its Subsidiaries to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

11.6    AMENDMENTS AND WAIVERS.

                No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Holdings or Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; changes any Lender's Pro Rata Share; changes in any manner the definitions of "Requisite Lenders" or "Requisite Class Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the date of final maturity of any of the Loans or reduces the amount of principal owing in respect of any of the Loans; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate





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applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; provides for the release of the Liens held by Agent on behalf of Lenders with respect to all or substantially all of the Collateral; provides for the release or termination of the Guaranty or the Holdings Guaranty other than pursuant to the terms thereof; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount payable in respect of any Letter of Credit or postpones the due date of any amount payable in respect of, or extends the date described in subsection 3.1A(iii)(a) which prescribes the required expiration date of, any Letter of Credit; or changes in any manner the provisions contained in subsection 8.1 or this subsection 11.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders affected thereby. In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(vi) or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) no amendment, modification, termination or waiver of any provision of subsection
2.4 which has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments or Commitment reductions applicable to any Class (an "AFFECTED CLASS") in a manner that disproportionately disadvantages such Class relative to the other Class shall be effective without the written concurrence of the Requisite Class Lenders of the Affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment or Commitment reduction from those set forth in subsection
2.4 with respect to only one Class shall be deemed to not disproportionately disadvantage the other Class and, therefore, shall not require the consent of Requisite Class Lenders of such other Class), (iv) no amendment, modification, termination or waiver relating to the obligations of Lenders relating to the purchase of participation in Letters of Credit shall be effective without the written concurrence of each Issuing Lender having a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued by it and of Agent, and (v) no amendment, modification, termination or waiver of any provision of Section 10 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Agent shall be effective without the written concurrence of Agent. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Holdings or Company in any case shall entitle Holdings or Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 11.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Holdings and Company, on Holdings and Company.





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11.7    INDEPENDENCE OF COVENANTS.

                All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

11.8    NOTICES.

                Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Holdings, Company and Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

11.9    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

                B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings and Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 11.2, 11.3 and 11.4 and the agreements of Lenders set forth in subsections 10.2C, 10.4 and 11.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

11.10   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan





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Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.11   MARSHALLING; PAYMENTS SET ASIDE.

                Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Holdings, Company or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Agent or Lenders (or to Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12   SEVERABILITY.

                In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.13   OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

                The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.14   HEADINGS.

                Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.





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11.15   APPLICABLE LAW.

                THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.16   SUCCESSORS AND ASSIGNS.

                This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 11.1). The terms and provisions of this Agreement shall enure to the benefit of any assignee or transferee of any of the Loans, and in the event of any such transfer or assignment the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Neither Holdings' or Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Holdings or Company without the prior written consent of all Lenders.

11.17   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST HOLDINGS OR COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH OF HOLDINGS AND COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Each of Holdings and Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Holdings or Company, as the case may be, at its address provided in subsection 11.8, such service being hereby acknowledged by Holdings or Company, as the case may be, to be sufficient for personal jurisdiction in any action against Holdings or Company, as the case may be, in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Holdings or Company in the courts of any other jurisdiction.

11.18   WAIVER OF JURY TRIAL.

                EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all- encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.19   CONFIDENTIALITY.

                Each Lender shall hold all non-public information obtained pursuant to the requirements of or in connection with this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Holdings and Company that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or the NAIC or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries.

11.20   COUNTERPARTS; EFFECTIVENESS.

                This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Agent of written or telephonic notification of such execution and authorization of delivery thereof.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                LOAN PARTIES:


                             FOOD 4 LESS HOLDINGS, INC.



                             By:     /s/ George G. Golleher
                                     -------------------------------------------
                                     George G. Golleher
                             Title:  Vice Chairman of the Board

                             Notice Address:  Food 4 Less Holdings, Inc.
                                              777 South Harbor Boulevard
                                              La Habra, CA 90631

                             FOOD 4 LESS SUPERMARKETS, INC.



                             By:     /s/ Mark A. Resnik
                                     -------------------------------------------
                                     Mark A. Resnik
                             Title:  Vice President/Secretary

                             Notice Address:  Food 4 Less Supermarkets, Inc.
                                              777 South Harbor Boulevard
                                              La Habra, CA  90631

                 The undersigned, Ralphs Grocery Company, hereby acknowledges and confirms that, as a result of the consummation of the RSI Merger and the RGC Merger (and its subsequent name change from Ralphs Supermarkets, Inc.), it is the legal successor to Food 4 Less and it has assumed all of the obligations of Food 4 Less set forth herein, and it is "Company" for all purposes hereunder and under each of the other Loan Documents.



                             RALPHS GROCERY COMPANY



                             By:     /s/ Jan Charles Gray
                                     -------------------------------------------
                                     Jan Charles Gray
                             Title:  Senior Vice President, General Counsel
                                     and Secretary



                             By:     /s/ George G. Golleher
                                     -------------------------------------------
                                     George G. Golleher
                             Title:  Vice Chairman of the Board

                             Notice Address:  Ralphs Grocery Company
                                              777 South Harbor Boulevard
                                              La Habra, CA  90631

                 LENDERS:


                             BANKERS TRUST COMPANY,
                             individually and as Agent



                             By:     /s/ Mary Jo Jolly
                                     -------------------------------------------
                                     Mary Jo Jolly
                             Title:  Assistant Vice President

                             Notice Address:  Bankers Trust Company
                                              130 Liberty Street
                                              14th Floor
                                              New York, NY  10006
                                  Attention:  Mary Jo Jolly

                             With a copy to:  Bankers Trust Company
                                              300 South Grand Avenue
                                              41st Floor
                                              Los Angeles, CA  90071
                                  Attention:  Eric S. Swanson

                             THE CHASE MANHATTAN BANK, N.S.,
                             individually and as Co-Arranger



                             By:     /s/ Michael T. McLaughlin
                                     -------------------------------------------
                                     Michael T. McLaughlin
                             Title:  Vice President

                             Notice Address:  The Chase Manhattan Bank, N.A.
                                              One Chase Plaza
                                              8th Floor
                                              New York, NY  10081
                                  Attention:  Michael McLaughlin

                             With a copy to:  The Chase Manhattan Bank, N.A.
                                              One Chase Plaza
                                              5th Floor
                                              New York, NY  10081
                                  Attention:  Ellen Gertzog

                             BANK OF AMERICA, NT&SA,



                             By:     /s/ Linda A. Carper
                                     -------------------------------------------
                                     Linda A. Carper
                             Title:  Managing Director

                             Notice Address:  Bank of America NT&SA
                                              231 South La Salle Street
                                              8th Floor
                                              Chicago, IL  60697
                                  Attention:  Linda Carper

                             THE MITSUBISHI TRUST AND BANKING CORPORATION, individually and as Co-Arranger



                             By:     /s/ Patricia Loret De Mola
                                     -------------------------------------------
                                     Patricia Loret De Mola
                             Title:  Senior Vice President

                             Notice Address:  The Mitsubishi Trust and Banking
                                              Corporation
                                              520 Madison Avenue
                                              25th Floor
                                              New York, NY  10022
                                  Attention:  Anthony Rock

                             NATWEST BANK N.A.,
                             Individually and as Co-Arranger



                             By:     /s/ George Triebenbacher
                                     -------------------------------------------
                                     George Triebenbacher
                             Title:  Vice President

                             Notice Address:  Natwest Bank N.A.
                                              175 Water Street, 27th Floor
                                              New York, NY  10038
                                  Attention:  George Triebenbacher

                             UNION BANK,
                             individually and as Co-Arranger



                             By:     /s/ Cecilia M. Valente
                                     -------------------------------------------
                                     Cecilia M. Valente
                             Title:  Vice President

                             Notice Address:  Union Bank
                                              Retailing Industries Department
                                              350 California Street
                                              11th Floor
                                              San Francisco, CA  94104-1408
                                  Attention:  Cecilia Valente

                             COMPAGNIE FINANCIERE DE CIC ET DE
                             L'UNION EUROPEENNE,
                             individually and as Co-Arranger



                             By:     /s/ Brian O'Leary
                                     -------------------------------------------
                                     Brian O'Leary
                             Title:  Vice President


                             By:     /s/ Marcus Edward
                                     -------------------------------------------
                                     Marcus Edward
                             Title:  Vice President

                             Notice Address:  Compagnie Financiere de Cic
                                              et de L'Union Europeenne
                                              520 Madison Avenue
                                              37th Floor
                                              New York, NY  10022
                                  Attention:  Brian O'Leary

                             CREDIT SUISSE,
                             individually and as Co-Arranger



                             By:     /s/ Marilou Palenzuela
                                     -------------------------------------------
                                     Marilou Palenzuela
                             Title:  Member of Senior Management


                             By:     /s/ Maria N. Gaspara
                                     -------------------------------------------
                                     Maria N. Gaspara
                             Title:  Associate

                             Notice Address:  Credit Suisse
                                              633 West 5th Street
                                              64th Floor
                                              Los Angeles, CA  90017
                                  Attention:  Rita Asa

                             WELLS FARGO BANK, N.A.,
                             individually and as Co-Arranger



                             By:     /s/ Craig T. Ingram
                                     -------------------------------------------
                                     Craig T. Ingram
                             Title:  Vice President

                             Notice Address:

                             Fundings:
                             Attention:  Ms. Gail Landers
                             Vice President _ Wells Fargo Bank
                             420 Montgomery Street
                             San Francisco, CA  94163
                             Corporate Banking Group
                             MAC # 0101-091
                             Phone 415-396-4915
                             Fax 415-989-4319

                             Relationship Management
                             Craig T. Ingram
                             333 South Grand Avenue
                             Suite 800
                             MAC #2064-080
                             Los Angeles, CA  90071
                             Phone 213-253-6156
                             Fax   213-617-7620

                             UNITED STATES NATIONAL BANK OF OREGON
                             individually and as Co-Arranger



                             By:     /s/ Janet E. Jordan
                                     -----------------------------------------
                                     Janet E. Jordan
                             Title:  Vice President

                             Notice Address:  U.S. National Bank of Oregon
                                              555 S.W. Oak Street
                                              Portland, OR 97204
                                  Attention:  Janet Jordan

                             CREDIT LYONNAIS CAYMAN ISLAND BRANCH,
                             individually and as Co-Arranger



                             By:     /s/ Raymond Whiteman
                                     -----------------------------------------
                                     Raymond Whiteman
                             Title:  Authorized Signature

                             Notice Address:  Credit Lyonnais
                                              Credit Lyonnais Building
                                              18th Floor
                                              Leverage Financial Department
                                              1301 Avenue of the Americas
                                              New York, NY 10019
                                  Attention:  Raymond Whiteman

                             With a copy to:  Credit Lyonnais Los Angeles
                                              515 South Flower Street
                                              Suite 2200
                                              Los Angeles, CA  90071
                                  Attention:  Francois Coussot

                           BARCLAYS BANK PLC,
                           individually and as Co-Arranger



                           By:     /s/ Philip S.A. Capparis
                                   -------------------------------------------
                                   Philip S.A. Capparis

                           Title:  Associate Director

                           Notice Address:  Barclays Bank PLC
                                            222 Broadway, 11th Floor
                                            New York, NY 10038
                                Attention:  Philip Capparis

                             BANQUE INDOSUEZ
                             individually and as Co-Arranger



                             By:     /s/ Jim Gryp
                                     -------------------------------------------
                             Title:  First Vice President


                             By:     /s/ J. F. Satre
                                     -------------------------------------------
                                     First Vice President
                             Title:  Vice President

                             Notice Address:  Banque Indosuez
                                              1211 Avenue of the Americas
                                              7th Floor
                                              New York, NY 10036-8701
                                  Attention:  Andrew Marshall

                             BANQUE PARIBAS,
                             individually and as Co-Arranger



                             By:     /s/ Linda Aleshire
                                     -------------------------------------------
                                     Linda Aleshire
                             Title:  Vice President


                             By:     /s/ John Cate
                                     -------------------------------------------
                                     John Cate
                             Title:  Group Vice President

                             Notice Address:  Banque Paribas
                                              2029 Century Park East
                                              Suite 3900
                                              Los Angeles, CA  90067
                                  Attention:  Linda Aleshire

                             CIBC INC.



                             By:     /s/ Brian E. O'Callahan
                                     -------------------------------------------
                                     Brian E. O'Callahan
                             Title:  Authorized Signature

                             Notice Address:  Canadian Imperial Bank
                                              of Commerce
                                              425 Lexington Avenue
                                              New York, NY 10017
                                  Attention:  Brian E. O'Callahan

                             THE BANK OF NOVA SCOTIA



                             By:     /s/ John A. Quick
                                     -------------------------------------------
                                     John A. Quick
                             Title:  Senior Relationship Officer

                             Notice Address:  The Bank of Nova Scotia
                                              101 California Street
                                              48th Floor
                                              San Francisco, CA  94111
                                  Attention:  John Quick

                             THE INDUSTRIAL BANK OF JAPAN, LIMITED,
                             LOS ANGELES AGENCY



                             By:     /s/ General Manager
                                     -------------------------------------------
                             Title:  General Manager

                             Notice Address:  The Industrial Bank of Japan, Ltd.
                                              350 South Grand Avenue
                                              Suite 1500
                                              Los Angeles, CA  90071
                                  Attention:  Vince Timiraos
                                              Senior Vice President and
                                              Senior Manager

                             NIPPON CREDIT BANK, LTD.
                             Los Angeles Agency



                             By:     /s/ Bernardo E. Correa-Hensonke
                                     -------------------------------------------
                                     Bernardo E. Correa-Hensonke
                             Title:  Vice President & Manager

                             Notice Address:  The Nippon Credit Bank
                                              550 South Hope Street, Suite 2500
                                              Los Angeles, CA  90071
                                  Attention:  Philip Capparis

                             THE SUMITOMO TRUST & BANKING CO., LTD.
                             LOS ANGELES AGENCY



                             By:     /s/ Masayuki Imanaka
                                     -------------------------------------------
                                     Masayuki Imanaka
                             Title:  Senior Manager

                             Notice Address:  The Sumitomo Trust &
                                              Banking Co., Ltd.
                                              Los Angeles Agency
                                              333 South Grand Avenue
                                              Suite 5300
                                              Los Angeles, CA  90071
                                  Attention:  Loan Administration Department

                             With a Copy To:  The Sumitomo Trust &
                                              Banking Co., Ltd.
                                              Los Angeles Agency
                                              333 South Grand Avenue
                                              Suite 5300
                                              Los Angeles, CA  90071
                                  Attention:  Karen Ryan

                             DAI-ICHI KANGYO BANK, LIMITED,
                             Los Angeles Agency



                             By:     /s/ Tomohiro Nozaki
                                     -------------------------------------------
                                     Tomohiro Nozaki
                             Title:  Senior Vice President & Joint General
                                     Manager

                             Notice Address:  Dai-Ichi Kangyo Bank, Limited,
                                              Los Angeles Agency
                                              555 W. Fifth Street
                                              5th Floor
                                              Los Angeles, CA  90013
                                  Attention:  David Henry

                             THE BANK OF CALIFORNIA, N.A.



                             By:     /s/ Vice President
                                     -------------------------------------------
                             Title:  Vice President

                             Notice Address:  The Bank of California, N.A.
                                              550 South Hope Street
                                              3rd Floor
                                              Los Angeles, CA  90071

                             THE FIRST NATIONAL BANK OF BOSTON



                             By:     /s/ Peter K. Merrill
                                     -------------------------------------------
                                     Peter K. Merrill
                             Title:  Director

                             Notice Address:

                             FIRSTRUST BANK



                             By:     /s/ Edward A. D'Ancona
                                     -------------------------------------------
                                     Edward A. D'Ancona
                             Title:  Vice President

                             Notice Address:  Firstrust Bank
                                              1931 Cottman Avenue
                                              Philadelphia, PA  19111-3897
                                  Attention:  Robert Michaud

                             INTERNATIONALE NEDERLANDEN (U.S.)
                             CAPITAL CORPORATION
                             individually and as Co-Arranger



                             By:     /s/ Joan M. Chiappe
                                     -------------------------------------------
                                     Joan M. Chiappe
                             Title:  Vice President

                             Notice Address:  Internationale Nederlanden (U.S.)
                                              Capital Corporation
                                              135 East 57th Street
                                              New York, NY 10022-2101
                                  Attention:  Joan M. Chiappe

                             VAN KAMPEN MERRITT PRIME RATE INCOME TRUST



                             By:     /s/ Jeffrey W. Maillet
                                     -------------------------------------------
                                     Jeffrey W. Maillet
                             Title:  Sr. Vice President - Portfolio Manager

                            [Intentionally Omitted]

                            [Intentionally Omitted]

                             ACADIA PARTNERS, L.P.



                             By:     Acadia FW Partners, L.P. as General;
                                     Partner of Acadia Partners, L.P.


                             By: Acadia MGP, Inc., as Managing General Partner of the General Partner



                             By:     /s/ Glenn R. August
                                     -------------------------------------------
                                     Glenn R. August
                             Title:  Vice President

                             Notice Address:  Acadia Partners, L.P.
                                              c/o Jay M. Goffman, Esq.
                                              O'Sullivan, Graev &
                                              Karabell, LLD
                                              30 Rockefeller Plaza
                                              New York, NY  10112

                             PILGRIM PRIME RATE TRUST



                             By:     /s/ Michael D. Hatley
                                     -------------------------------------------
                                     Michael D. Hatley
                             Title:  Assistant Portfolio Manager

                             Notice Address:

                            [Intentionally Omitted]

                             CONTINENTAL CASUALTY COMPANY



                             By:     /s/ Vice President
                                     -------------------------------------------
                             Title:  Vice President

                             Notice Address:  Continental Casualty Company
                                              c/o Loews Corporation
                                              667 Madison Avenue
                                              New York, NY 10021-8087
                                  Attention:  High Yield
                                              7th Floor

                             POLAR & CO.



                             By:     /s/ Polar & Company
                                     -------------------------------------------
                             Title:

                             Notice Address:  Kemper Financial Services
                                              Legal Dept., 22nd Floor
                                              120 South LaSalle
                                              Chicago, IL  60603
                                  Attention:  William P. Kovacs, Esq.

                             THE EQUITABLE LIFE ASSURANCE SOCIETY
                             OF THE UNITED STATES, FOR THE
                             ANNUITY HIGH INCOME ACCOUNT



                             By:     /s/ Sheryl Rothman
                                     -------------------------------------------
                                     Sheryl Rothman
                             Title:  Investment Officer

                             Notice Address:  Alliance Capital Management L.P.
                                              1345 Avenue of the Americas
                                              38th Floor
                                              New York, NY  10105
                                  Attention:  High Yield Group

                             PRIME INCOME TRUST



                             By:     /s/ Rafael Scolari
                                     -------------------------------------------
                                     Rafael Scolari
                             Title:  Vice President Portfolio Manager

                             Notice Address:  Prime Income Trust
                                              Two World Trade Center
                                              72nd Floor
                                              New York, NY  10048
                                  Attention:  Rafael Scolari

                             USL CAPITAL CORPORATION



                             By:     /s/ Craig F. Bruzzone
                                     -------------------------------------------
                                     Craig F. Bruzzone
                             Title:  Vice President,
                                     Municipal and Corporate Financing

                             Notice Address:  USL Capital Corporation
                                              733 Front Street, MS 520
                                              San Francisco, CA 94111
                                  Attention:  V.P. Capital Markets

                             MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY



                             By:     /s/ Bruce E. Gaudette
                                     -------------------------------------------
                                     Bruce E. Gaudette
                             Title:


                             MASSACHUSETTS MUTUAL CORPORATE VALUE PARTNERS
                             LIMITED



                             By:     /s/ Bruce E. Gaudette
                                     -------------------------------------------
                                     Bruce E. Gaudette
                             Title:  Vice President
                                     Massachusetts Mutual Life
                                     Insurance Company
                                     Its Investment Manager

                             Notice Address:  Massachusetts Mutual Life
                                              Insurance Company
                                              1295 State Street
                                              Springfield, MA 01111
                                  Attention:  John Wheeler, Securities
                                              Investment Division

                             THE EQUITABLE LIFE ASSURANCE SOCIETY
                             OF THE UNITED STATES, FOR THE
                             NUTMEG ACCOUNT



                             By:     /s/ Sheryl Rothman
                                     -------------------------------------------
                                     Sheryl Rothman
                             Title:  Investment Officer

                             Notice Address:  Alliance Capital Management L.P.
                                              1345 Avenue of the Americas
                                              38th Floor
                                              New York, NY  10105
                                  Attention:  High Yield Group

                            [Intentionally Omitted]

                             CRESCENT CAPITAL CORPORATION



                             By:     /s/ Justin L. Driscoll
                                     -------------------------------------------
                                     Justin L. Driscoll
                             Title:  Vice President



                             Notice Address:  Crescent Capital Corporation
                                              1325 Avenue of the Americas,
                                              25th Floor
                                              New York, NY 10019



                             PENNSYLVANIA LIFE INSURANCE COMPANY
                             By:     Crescent Capital Corporation
                                     its attorney-in-fact



                             By:     /s/ Justin L. Driscoll
                                     -------------------------------------------
                                     Justin L. Driscoll
                             Title:  Vice President


                             Notice Address:  Crescent Capital Corporation
                                              1325 Avenue of the Americas,
                                              25 Floor
                                              New York, NY  10019

                             THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY



                             By:     /s/ A. Kipp Koester
                                     -------------------------------------------
                                     A. Kipp Koester
                             Title:  Vice President - Securities

                             Notice Address:  The Northwestern Mutual Life
                                              Insurance Company
                                              720 East Wisconsin Avenue
                                              Milwaukee, WI 53202
                                  Attention:  Jeff Lueken

                             JACKSON NATIONAL LIFE INSURANCE COMPANY



                             By:     /s/ Brion Johnson
                                     -------------------------------------------
                                     Brion Johnson
                             Title:  Vice President,

                             Notice Address:  PPM America, Inc.
                                              225 West Wacker, Suite 1200
                                              Chicago, IL 60606-1228
                                  Attention:  Michael DiRe
                                              Private Placement

                             With a Copy To:  Jackson National Life Insurance
                                              Company
                                              5901 Executive Drive
                                              Lansing, MI  48909
                                  Attention:  Brion Johnson

                             JACKSON NATIONAL LIFE INSURANCE COMPANY
                             OF MICHIGAN



                             By:     /s/ Brion Johnson
                                     -------------------------------------------
                                     Brion Johnson
                             Title:  Vice President,


                             Notice Address:  PPM America, Inc.
                                              225 West Wacker, Suite 1200
                                              Chicago, IL 60606-1228
                                  Attention:  Michael DiRe
                                              Private Placement

                             With a Copy To:  Jackson National Life Insurance
                                              Company
                                              5901 Executive Drive
                                              Lansing, MI  48909
                                  Attention:  Brion Johnson

                             THE TRAVELERS INSURANCE COMPANY



                             By:     /s/ Robert M. Mills
                                     -------------------------------------------
                                     Robert M. Mills
                             Title:  Assistant Investment Officer

                             Notice Address:  Investment Group - Securities
                                              Travelers Insurance
                                              One Tower Square 9 PB
                                              Hartford, CT 06183
                                  Attention:  Robert Mills

================================================================================



                                  $925,000,000
                                CREDIT AGREEMENT

                           DATED AS OF JUNE 14, 1995


                                     AMONG


                          FOOD 4 LESS HOLDINGS, INC.,
                                 AS GUARANTOR,

                        FOOD 4 LESS SUPERMARKETS, INC.,
                                  AS BORROWER,

             THE LENDERS, CO-AGENTS AND CO-ARRANGERS LISTED HEREIN,
                    AS LENDERS, CO-AGENTS AND CO-ARRANGERS,

                                      AND

                             BANKERS TRUST COMPANY,
                            AS ADMINISTRATIVE AGENT



================================================================================

                           FOOD 4 LESS HOLDINGS, INC.
                                      AND
                         FOOD 4 LESS SUPERMARKETS, INC.

                                CREDIT AGREEMENT


                               TABLE OF CONTENTS

                                                                                                                PAGE
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
SECTION  1.      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.1     Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.2     Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement . . . . . .   46
         1.3     Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

SECTION  2.      AMOUNTS AND TERMS OF COMMITMENTS AND LOANS . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         2.1     Commitments; Making of Loans; the Register; Notes  . . . . . . . . . . . . . . . . . . . . . .   47
         2.2     Interest on the Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         2.3     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         2.4     Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions
                 Regarding Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         2.5     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
         2.6     Special Provisions Governing Eurodollar Rate Loans . . . . . . . . . . . . . . . . . . . . . .   76
         2.7     Increased Costs; Taxes; Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
         2.8     Obligation of Lenders and Issuing Lenders to Mitigate; Replacement of Lender . . . . . . . . .   84

SECTION  3.      LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
         3.1     Issuance of Letters of Credit and Lenders' Purchase of Participations Therein  . . . . . . . .   85
         3.2     Letter of Credit Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
         3.3     Drawings and Reimbursement of Amounts Drawn Under Letters of Credit. . . . . . . . . . . . . .   90
         3.4     Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         3.5     Indemnification; Nature of Issuing Lenders' Duties . . . . . . . . . . . . . . . . . . . . . .   94
         3.6     Increased Costs and Taxes Relating to Letters of Credit  . . . . . . . . . . . . . . . . . . .   95

SECTION  4.      CONDITIONS TO LOANS AND LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . .   97
         4.1     Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans  . . . . . . . . . .   97
         4.2     Conditions to All Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  109
         4.3     Conditions to Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110

SECTION  5.      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111





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
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
         5.1     Organization, Powers, Qualification, Good Standing, Business and Subsidiaries  . . . . . . . .  111
         5.2     Authorization of Borrowing, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  112
         5.3     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  114
         5.4     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  115
         5.5     Title to Properties; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  115
         5.6     Litigation; Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  116
         5.7     Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  116
         5.8     Performance of Agreements; Materially Adverse Agreements . . . . . . . . . . . . . . . . . . .  116
         5.9     Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
         5.10    Securities Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
         5.11    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
         5.12    Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  118
         5.13    Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  118
         5.14    Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  120
         5.15    Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  120
         5.16    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  120
         5.17    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  121
         5.18    Representations and Warranties Incorporated From Merger Agreement  . . . . . . . . . . . . . .  121
         5.19    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  122
         5.20    Transaction Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  122
         5.21    Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  123

SECTION  6.      AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  123
         6.1     Financial Statements and Other Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . .  123
         6.2     Corporate Existence, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  130
         6.3     Payment of Taxes and Claims; Tax Consolidation . . . . . . . . . . . . . . . . . . . . . . . .  130
         6.4     Maintenance of Properties; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  131
         6.5     Inspection; Lender Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  132
         6.6     Compliance with Laws, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  132
         6.7     Environmental Disclosure and Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . .  132
         6.8     Loan Parties' Remedial Action Regarding Hazardous Materials  . . . . . . . . . . . . . . . . .  134
         6.9     Interest Rate Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  134
         6.10    Execution of Guaranty and Collateral Documents by Future Subsidiaries  . . . . . . . . . . . .  135
         6.11    Additional Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  136
         6.12    Notice Regarding Change of Control Offer . . . . . . . . . . . . . . . . . . . . . . . . . . .  139

SECTION  7.      NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  139
         7.1     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  139
         7.2     Liens and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  142
         7.3     Investments; Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  144
         7.4     Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  147





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
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
         7.5     Restricted Junior Payments; Other Restricted Payments  . . . . . . . . . . . . . . . . . . . .  149
         7.6     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  151
         7.7     Restriction on Fundamental Changes; Asset Sales and Acquisitions . . . . . . . . . . . . . . .  156
         7.8     Consolidated Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  157
         7.9     Restriction on Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  159
         7.10    Sales and Lease-Backs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  159
         7.11    Sale or Discount of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  160
         7.12    Transactions with Shareholders and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . .  160
         7.13    Disposal on Subsidiary Stock; Restrictions on Subsidiaries . . . . . . . . . . . . . . . . . .  161
         7.14    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  161
         7.15    Amendments of Certain Documents; No Prepayments of Certain Indebtedness  . . . . . . . . . . .  162
         7.16    Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  162

SECTION  8.      EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  163
         8.1     Failure to Make Payments When Due  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  163
         8.2     Default in Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  163
         8.3     Breach of Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  163
         8.4     Breach of Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  164
         8.5     Other Defaults Under Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  164
         8.6     Involuntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . . . . . . . . . . . . .  164
         8.7     Voluntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . . . . . . . . . . . . . .  165
         8.8     Judgments and Attachments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  165
         8.9     Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  165
         8.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  165
         8.11    Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  166
         8.12    Invalidity of Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  166
         8.13    Failure of Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  166
         8.14    Failure to Consummate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  166
         8.15    Action Under Related Financing Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . .  166

SECTION  9.      HOLDINGS GUARANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  168
         9.1     Guarantied Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  168
         9.2     Terms of Holdings Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  168

SECTION  10.     AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  173
         10.1    Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  173
         10.2    Powers; General Immunity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  174
         10.3    Representations and Warranties; No Responsibility For Appraisal of Creditworthiness  . . . . .  175
         10.4    Right to Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  176
         10.5    Successor Agent and Swing Line Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  176
         10.6    Guaranties and Collateral Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  177
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
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
SECTION  11.     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  177
         11.1    Assignments and Participations in Loans and Letters of Credit  . . . . . . . . . . . . . . . .  177
         11.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  180
         11.3    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  181
         11.4    Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  182
         11.5    Ratable Sharing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  182
         11.6    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  183
         11.7    Independence of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  184
         11.8    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  184
         11.9    Survival of Representations, Warranties and Agreements . . . . . . . . . . . . . . . . . . . .  185
         11.10   Failure or Indulgence Not Waiver; Remedies Cumulative  . . . . . . . . . . . . . . . . . . . .  185
         11.11   Marshalling; Payments Set Aside  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  185
         11.12   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  186
         11.13   Obligations Several; Independent Nature of Lenders' Rights . . . . . . . . . . . . . . . . . .  186
         11.14   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  186
         11.15   Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  186
         11.16   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  186
         11.17   Consent to Jurisdiction and Service of Process . . . . . . . . . . . . . . . . . . . . . . . .  187
         11.18   Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  187
         11.19   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  188
         11.20   Counterparts; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  188
         Signature pages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-1
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                                    EXHIBITS


I               FORM OF NOTICE OF BORROWING
II              FORM OF NOTICE OF CONVERSION/CONTINUATION
III             FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV              FORM OF TRANCHE A TERM NOTE
V               FORM OF TRANCHE B TERM NOTE
VI              FORM OF TRANCHE C TERM NOTE
VII             FORM OF TRANCHE D TERM NOTE
VIII            FORM OF REVOLVING NOTE
IX              FORM OF SWING LINE NOTE
X               FORM OF COMPLIANCE CERTIFICATE
XI              FORM OF GUARANTY
XII             FORM OF PLEDGE AGREEMENT
XIII            FORM OF SECURITY AGREEMENT
XIV             FORM OF TRADEMARK SECURITY AGREEMENT
XV              FORM OF HOLDINGS PLEDGE AGREEMENT
XVI             FORM OF DEED OF TRUST
XVII            FORM OF ENVIRONMENTAL INDEMNITY
XVIII           FORM OF DEPOSIT ACCOUNTS SECURITY AGREEMENT
XIX             FORM OF F4L GM SECURITY AGREEMENT
XX-A            FORM OF OPINION OF LATHAM & WATKINS
XX-B            FORM OF OPINION OF JAN CHARLES GRAY, ESQ.
XX-C            FORM OF OPINION OF KANSAS COUNSEL
XXI             FORM OF OPINION OF O'MELVENY & MYERS
XXII            FORM OF ASSIGNMENT AGREEMENT
XXIII-A         FORM OF AUDITOR'S LETTER (ARTHUR ANDERSEN LLP)
XXIII-B         FORM OF AUDITOR'S LETTER (KPMG PEAT MARWICK)
XXIV            FORM OF FINANCIAL CONDITION CERTIFICATE
XXV             FORM OF COLLATERAL ACCOUNT AGREEMENT





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                                   SCHEDULES


1.1A            EXISTING LETTERS OF CREDIT
1.1B            PLANNED DISPOSITIONS
1.1C            REQUIRED DISPOSITIONS
2.1             LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1N            REAL PROPERTY ASSETS
5.1             HOLDINGS AND SUBSIDIARIES OF HOLDINGS
5.2C            GOVERNMENTAL CONSENTS
5.2E            HOLDINGS CAPITAL STOCK
5.3             CERTAIN ACCOUNTING MATTERS
5.11            ERISA MATTERS
5.12            BROKER'S OR FINDER'S FEES
5.13            ENVIRONMENTAL MATTERS
5.17            INTELLECTUAL PROPERTY
5.19            CERTAIN MATTERS RELATING TO PERMITS
7.1             EXISTING INDEBTEDNESS
7.2             EXISTING LIENS
7.3             EXISTING INVESTMENTS
7.4             EXISTING CONTINGENT OBLIGATIONS
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